Exhibit 10.3

FIRST LIEN CREDIT AGREEMENT

Dated as of January 28, 2015,

among

AF GUARANTOR LLC,

as Holdings,

AF BORROWER LLC,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

GOLDMAN SACHS BANK USA

and

SG AMERICAS SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners,

-i-

-ii-

-iii-

SCHEDULES

1.01A	Commitments
1.01B	Collateral Documents
1.01C	Unrestricted Subsidiaries
5.05	Certain Liabilities
5.06	Litigation
5.08	Ownership of Property
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Covenants
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(f)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office
10.02(a)	Notice Information

EXHIBITS

Form of
A	Committed Loan Notice
B	[Reserved]
C	[Reserved]
D	Term Note
E-1	Compliance Certificate
E-2	Solvency Certificate
F	Assignment and Assumption
G	Security Agreement

-iv-

H	Perfection Certificate
I	Intercompany Note
J-1	ABL Intercreditor Agreement
J-2	Junior Lien Intercreditor Agreement
K	Administrative Questionnaire
L-1	Affiliated Lender Assignment and Assumption
L-2	Affiliated Lender Notice
L-3	Acceptance and Prepayment Notice
L-4	Discount Range Prepayment Notice
L-5	Discount Range Prepayment Offer
L-6	Solicited Discounted Prepayment Notice
L-7	Solicited Discounted Prepayment Offer
L-8	Specified Discount Prepayment Notice
L-9	Specified Discount Prepayment Response
M	United States Tax Compliance Certificate

-v-

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of January 28, 2015, among AF GUARANTOR LLC, a Delaware limited liability company, AF BORROWER LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party hereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to that certain Agreement and Plan of Merger, dated as of November 4, 2014 (as amended, supplemented or modified and in effect from time to time, and including all schedules and exhibits thereto, the “Merger Agreement”), by and among Accuvant Holdings Corporation, a Delaware corporation (“Accuvant”), Firewall Acquisition Holdings, Inc., a Delaware corporation (the “Company”), AF Security Holdings Corp., a Delaware corporation, AHC Merger Sub Inc., FN Merger Sub Inc. and Investcorp International, Inc. (as the stockholders’ representative), AF Security Holdings Corp. will acquire, directly or indirectly (the “Acquisition”) Accuvant and the Company on the terms and subject to the conditions set forth in the Merger Agreement.

The Borrower has requested that the applicable Lenders extend credit to the Borrower in the form of Initial Term Loans on the Closing Date in an initial aggregate principal amount of $300,000,000.

The proceeds of the Initial Term Loans, together with (i) the proceeds of the loans under the ABL Facility drawn on the Closing Date, if any, and (ii) the proceeds of the Second Lien Term Loans on the Closing Date, will be used by the Borrower to directly or indirectly consummate the Acquisition, effect the Refinancing and pay a portion of the Transaction Expenses.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Borrowing Intercompany Note” means the promissory note dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time) by and among each Loan Party and their respective Subsidiaries party thereto, representing the proceeds of loans under the ABL Facility.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor, as agent under the ABL Credit Agreement, or if there is no ABL Credit Agreement, the “ABL Collateral Agent” designated pursuant to the terms of the ABL Debt.

“ABL Credit Agreement” means the credit agreement, to be dated as of the Closing Date among the Borrower, Holdings, certain other Subsidiaries of the Borrower, the ABL Collateral Agent and the other financial institutions party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Debt” means (1) any Indebtedness outstanding from time to time under the ABL Credit Agreement, (2) all obligations with respect to such Indebtedness and any Swap Contract incurred with any ABL Lender (or its Affiliates) and secured by the ABL Facility Collateral and (3) all ABL Treasury Services Agreements incurred with any ABL Lender (or its Affiliates) and secured by the ABL Facility Collateral.

“ABL Facility” means the senior secured first lien asset-based revolving credit facility under the ABL Credit Agreement.

“ABL Facility Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.“ABL Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-1 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among Holdings, the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, the ABL Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations.

“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Credit Agreement.

“ABL Treasury Services Agreement” means any agreement between the Borrower or any Subsidiary and any Cash Management Bank (as defined in the ABL Credit Agreement) relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services; provided that such agreement is not secured pursuant to this Agreement or the Second Lien Credit Agreement.

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit L-3.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Accuvant” has the meaning set forth in the preliminary statements hereto.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition” has the meaning set forth in the preliminary statements hereto.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).

“Administrative Agent” means Goldman Sachs, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit K or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than Holdings, the Borrower or any of its Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(l)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(iii).

“Affiliated Lender Notice” means a notice of the Borrower’s assignment to an Affiliated Lender of all or a portion of its rights and obligations with respect to Term Loans in substantially the form of Exhibit L-2.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees or Eurocurrency Rate or Base Rate floor, in each case, incurred or payable by the Borrower generally to all Lenders of such Indebtedness; provided that (a) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and (b) “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees payable to any lead arranger (or its affiliate) in connection with the commitment or syndication of such Indebtedness, consent fees paid to consenting Lenders and any other fees not paid or payable generally to all Lenders in the primary syndication of such Indebtedness.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50.0% if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is greater than 2.75 to 1.00, (b) 25.0% if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.75 to 1.00 and greater than 2.25 to 1.00 and (c) 0.0% if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.25 to 1.00.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Rate” means with respect to Initial Term Loans, a percentage per annum equal to: (A) for Eurocurrency Rate Loans, 5.25% and (B) for Base Rate Loans, 4.25%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Counterparty” means any Agent, Lender, Lead Arranger or any Affiliate of an Agent, Lead Arranger or Lender at the time it entered into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, in each case notwithstanding whether such Approved Counterparty may cease to be an Agent, Lender, Lead Arranger or an Affiliate of an Agent, Lead Arranger or Lender after entering into such Secured Hedge Agreement or Treasury Services Agreement, as applicable.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries as of each of December 31, 2013 and 2012 and the audited consolidated statements of income, member’s equity and cash flows of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries for the fiscal years ended December 31, 2013 and 2012.

“Base Rate “ means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus  1⁄2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for deposits in Dollars for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to such day for deposits in Dollars with a term of one month commencing on such day; it being understood that, for the avoidance of doubt, solely with respect to the Initial Term Loans, the Base Rate shall be deemed to be not less than 2.00% per annum. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Blackstone Funds” means, individually or collectively, any investment fund, coinvestment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York where the Administrative Agent’s Office is located or Irvine, California and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Borrower or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) in such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Investors and the Permitted Holders or (ii) any “group” including any Permitted Holders (provided that Permitted Holders beneficially own more than 50% of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests;

(c) a “change of control” (or similar event) shall occur under the Second Lien Credit Agreement, the ABL Credit Agreement or any other Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(d) Holdings shall cease to own directly 100% of the Equity Interests of the Borrower.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Term Loan Extension Series. Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of five Classes of term loan facilities under this Agreement.

“Closing Date” means January 28, 2015, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Fees” means those fees required to be paid on the Closing Date pursuant to the Fee Letter.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” (or similar term) as defined in any other Collateral Document, (iii) Mortgaged Property and (iv) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Goldman Sachs, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11, Section 6.13 or Section 6.16, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) the Obligations shall have been guaranteed by Holdings and each Subsidiary of the Borrower (other than Excluded Subsidiaries) pursuant to the Guaranty;

(c) the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement by a first-priority perfected security interest in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clauses (f) or (j)(y) of the definition thereof or that constitutes Excluded Assets) directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d) all Pledged Debt owing to any Loan Party that is evidenced by a promissory note shall have been delivered to the Collateral Agent pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Collateral Documents;

(f) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (e) above or under Sections 6.11 or 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 or Liens otherwise consented to by the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates, (iii) opinions from local counsel in each jurisdiction (A) where a Mortgaged Property is located regarding the enforceability and perfection of the Mortgage and any related fixture filings and (B) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance, to the extent required under Section 6.07(c) hereof and (v) a new ALTA or such existing surveys together with no-change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above;

(g) except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable Law or reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(h) after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) the Second Lien Term Loan Facility, the ABL Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following (collectively, the “Excluded Assets”): (i) any interest in fee-owned real property (other than Material Real Properties), (ii) any interest in leased real property (including any requirement to deliver landlord waivers, estoppels and collateral access letters, except to the extent such landlord waivers, estoppels and collateral access letters are delivered or required to be delivered under the ABL Credit Agreement), (iii) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code (it being understood that all such assets described in this clause (iii) are still intended to constitute Collateral even though perfection beyond a Uniform Commercial Code filing is not required to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a collateral document or without the taking of any action or obtaining the consent of any person, including any Governmental Authority, (iv) Margin Stock and Equity Interests of any Person other than a wholly-owned Subsidiary that is a Restricted Subsidiary (that is also not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clauses (f) or (j)(y) of the definition thereof)), (v) any trademark application filed in the United States Patent and Trademark Office on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (vi) any property or assets that would result in material adverse tax consequences to Holdings, the Borrower, or any of its Subsidiaries, as reasonably determined by the Borrower in consultation with the Collateral Agent, (vii) any agreements or other property rights arising under or evidenced by any contract, lease, instrument, license, state or local franchises, charters and authorizations, purchase money security interest, Capitalized Lease Obligation or similar arrangement or document, in each case permitted under this Agreement, to the extent the pledges thereof and security interests therein would violate or are prohibited by such agreements or create a right of termination in favor of any other party thereto (other than a Loan Party), in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition (viii) pledges and security interests prohibited or restricted by applicable Law (including any requirement to obtain the consent of any governmental authority), in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial

Code or other applicable Law notwithstanding such prohibition, (ix) all commercial tort claims in an amount less than $10.0 million except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdictions under the Uniform Commercial Code (it being understood that all such assets described in this clause (ix) are still intended to constitute Collateral even though perfection beyond a Uniform Commercial Code filing is not required to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a collateral document or without the taking of any action or obtaining the consent of any person, including any Governmental Authority), (x) [reserved], (xi) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xii) cash and Cash Equivalents (other than cash and Cash Equivalents representing proceeds of Collateral, it being understood that all proceeds of Collateral shall be Collateral, and other than cash and Cash Equivalents in a deposit account, securities account or commodity account subject to or required to be subject to the “control” (as defined in the UCC) of the Collateral Agent pursuant to this Agreement, the Security Agreement or the ABL Collateral Agent pursuant to the terms of the ABL Credit Agreement), (xiii) any particular assets if the burden, cost or consequence of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents as mutually agreed by the Borrower and the Collateral Agent, (xiv) voting Equity Interests in any CFC or FSHCO representing more than 65% of the outstanding voting Equity Interests of such CFC or FSHCO and (xv) proceeds from any and all of the foregoing assets described in clauses (i) through (xiv) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xiv) above (it being understood for the avoidance of doubt that proceeds from any and all of the foregoing assets described in clauses (i) through (xiv) above shall not be Excluded Assets unless such proceeds would otherwise be excluded pursuant to clauses (i) through (xiv) above); provided that notwithstanding the foregoing provisions, Excluded Assets shall not include any assets of any Loan Party that secures obligations under the Second Lien Term Loan Facility, the ABL Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount or any Permitted Refinancings of any of the foregoing so long as such assets secure such Indebtedness;

(B) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party, (ii) filings with the United States Copyright Office and the United States Patent and Trademark Office and (iii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Domestic Subsidiaries (other than any Excluded Subsidiary) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Collateral Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); provided further that the Collateral Agent shall have received the items set forth on Schedule 6.16 on or prior to the date(s) set forth therein; and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11, Section 6.13 or Section 6.16 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment of a given Refinancing Series as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning given to such term in the preliminary statements hereto.

“Company Parties” means the collective reference to Holdings and its Restricted Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E-1.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) (x) provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) if the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of the Borrower in respect of such period in accordance with Section 7.06(i) and (z) the net tax expense associated with any adjustments made pursuant to clauses (1) through (16) of the definition of “Consolidated Net Income”; plus

(b) Consolidated Interest Expense for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(r) through (z) in the definition thereof); plus

(c) with respect to the Borrower for such period, the total amount of depreciation and amortization expenses and capitalized fees related to any Capitalized Software Expenditures of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any restructuring charges or reserves, equity-based or noncash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), restructuring costs (including recruiting costs and employee severance), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of (x) management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Investor Management Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under Section 7.08 and (y) the amount of any fees and other compensation paid to the members of the board of directors (or the equivalent thereof) of the Borrower or any of its parent entities; plus

(h) the amount of (x) “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after the Closing Date, net the amount of actual benefits realized during such period from such actions and (y) “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;

provided, further, that the aggregate amount of cost savings, operating expense reductions and synergies added back pursuant to this clause (h) shall not exceed 25% of Consolidated EBITDA in any Test Period (calculated after giving effect to the addbacks permitted under this clause (h)); plus

(i) add-backs and deductions in an amount not to exceed $6,500,000 in any four-quarter period for 100% of the net change in deferred short or long term revenues; plus

(j) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interest) solely to the extent that such cash proceeds or net cash proceeds are excluded from the calculation of Cumulative Credit; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net loss from disposed, abandoned or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) any net income from disposed, abandoned or discontinued operations.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition” and the calculation of the Consolidated First Lien Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014 Consolidated EBITDA for such fiscal quarters shall be $32,096,681, $10,220,045, $19,419,342 and $18,034,561, respectively, in each case, as may be subject to any adjustment set forth in the immediately preceding paragraph for the applicable Test Period with respect to any acquisitions, dispositions or conversions occurring after the Closing Date.

“Consolidated First Lien Debt” means Consolidated Total Debt minus the sum of (i) the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Debt that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary and (ii) the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Debt (including, for the avoidance of doubt, Indebtedness under the Second Lien Term Loan Facility) that is secured by Liens on property or assets of the Borrower or any Restricted Subsidiary, which Liens are expressly subordinated or junior to the Liens securing the Obligations. For the avoidance of doubt, ABL Debt will be deemed to be Consolidated First Lien Debt.

“Consolidated First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated First Lien Net Debt” means Consolidated Total Net Debt minus the sum of (i) the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary and (ii) the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Net Debt (including, for the avoidance of doubt, Indebtedness under the Second Lien Term Loan Facility) that is secured by Liens on property or assets of the Borrower or any Restricted Subsidiary, which Liens are expressly subordinated or junior to the Liens securing the Obligations. For the avoidance of doubt, ABL Debt will be deemed to be Consolidated First Lien Net Debt.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (r) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to securities, (s) costs associated with obtaining Swap Obligations, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date and (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty; plus

(2) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of the Borrower and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative after-tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(5) the net income for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount of the Cumulative Credit and Excess Cash Flow, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under the Borrower’s deferred compensation arrangements), roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of the Borrower or any of its direct or indirect parent companies, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of securities, the syndication and incurrence of the ABL Credit Agreement, the Second Lien Term Loan Facility and any Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of securities, the ABL Credit Agreement, the Second Lien Credit Agreement and any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(16) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, purchase money indebtedness, Attributable Indebtedness, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Debt.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, purchase money indebtedness, Attributable Indebtedness, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness and it being understood that to the extent any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or refinancing notes or other debt securities, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Credit Agreement Refinancing Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) [reserved]; plus

(b) the Cumulative Retained Excess Cash Flow Amount at such time; provided that no Default or Event of Default has occurred and is continuing or would result from any action taken pursuant to this clause (b); plus

(c) the cumulative amount of the cash and Cash Equivalent proceeds (other than Excluded Contributions) from (i) the sale of Equity Interests (other than any Disqualified Equity Interests) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower or (ii) the common Equity Interests of the Borrower (or Holdings or any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of the Borrower (or any direct or indirect parent of the Borrower)) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(y)); plus

(d) 100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary) of the Borrower received in cash and Cash Equivalents after the Closing Date (other than Excluded Contributions), excluding any such amount that has been applied in accordance with Section 7.03(m)(y); plus

(e) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary of the Borrower in cash and Cash Equivalents from:

(A) the sale (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority investments, or

(B) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority investment (except to the extent increasing Consolidated Net Income and excluding Excluded Contributions), or

(C) any interest, returns of principal payments and similar payments by an Unrestricted Subsidiary or received in respect of any minority investments (except to the extent increasing Consolidated Net Income); plus

(f) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(y); plus

(g) to the extent not already included in Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n)(y); plus

(h) 100% of the aggregate amount of any Declined Proceeds; minus

(i) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) after the Closing Date and prior to such time; minus

(j) any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(y) after the Closing Date and prior to such time; minus

(k) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(v)(y) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow, less the amount of Excess Cash Flow of Foreign Subsidiaries to the extent and for so long as such Excess Cash Flow is excluded from Excess Cash Flow prepayments pursuant to Section 2.05(b)(xi), for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Current Assets” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) of the Borrower and the Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities of the Borrower and the Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits and (d) accruals of any costs or expenses related to restructuring reserves.

“Debt Fund Affiliate” means (i) any fund managed by, or under common management with GSO Capital Partners LP and Blackstone Tactical Opportunities Fund L.P., (ii) any fund managed by GSO Debt Funds Management LLC, Blackstone Debt Advisors L.P., Blackstone Distressed Securities Advisors L.P., Blackstone Mezzanine Advisors L.P. or Blackstone Mezzanine Advisors II L.P., and (iii) any other Affiliate of the Investors or Holdings (including Investcorp S.A. and/or its controlled investment affiliates) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(ix).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate for Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit L-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit L-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests;

provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is in reorganization; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (g) any Foreign Benefit Event; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Eurocurrency Rate” means for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration London Interbank Offered Rate for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period; provided that solely with respect to the Initial Term Loans, the Eurocurrency Rate shall be deemed to not be less than 1.00% per annum in all cases.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) or any cash gain, in each case to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (16) of the definition of “Consolidated Net Income,” (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount (iii) the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii), in each case to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and (Y) all prepayments in respect of any revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash, (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period or the application of purchase accounting), (vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent financed with internally generated cash, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and its Restricted Subsidiaries during such period and paid in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) or (x)) to the extent that such Investments and acquisitions were financed with internally generated cash and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount, (viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) (clauses (i), (ii) or (iii) only) or Section 7.06(g) to the extent such Restricted Payments were financed with internally generated cash Loans, (ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were financed using internally generated cash, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with internally generated cash, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent not expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash not utilizing the Cumulative Retained Excess Cash Flow Amount actually utilized to finance such Investment, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and (xiv) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2016, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interest (other than Disqualified Equity Interests and preferred stock) of the Borrower (or any direct or indirect parent of the Borrower to the extent contributed as common Equity Interests by the Borrower);

in each case to the extent designated as Excluded Contributions by the Borrower within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 1.00% of Total Assets, individually or in the aggregate with all other Subsidiaries excluded via this clause (b), (c) [reserved], (d) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any direct or indirect Foreign Subsidiary of the Borrower, (g) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to Holdings, the Borrower, or any of its Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent, (h) any not-for-profit Subsidiaries, (i) any Unrestricted Subsidiaries, (j) any direct or indirect Domestic Subsidiary (x) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (y) substantially all of whose assets consist of capital stock and/or indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this clause (y), and any other assets incidental thereto (any Subsidiary described in this clause (y), a “FSHCO”), and (k) any captive insurance subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of a Term Loan Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans or a given Term Loan Extension Series of Extended Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder and any intergovernmental agreements entered into in connection with the implementation thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated November 4, 2014, among AF Security Holdings Corp., Goldman Sachs, JPMorgan Chase Bank, N.A., SG Americas Securities, LLC and Société Générale, as may be amended, supplemented or otherwise, modified from time to time.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means a customary intercreditor agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, among Holdings, the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Disposition” has the meaning set forth in Section 2.05(b)(xi).

“Foreign Pension Plan” means any benefit plan that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined on a consolidated basis in accordance with GAAP in good faith by a Responsible Officer.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” has the meaning set forth in the definition of “Excluded Subsidiary.”

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of “Capitalized Leases” and obligations in respect thereof.

“Goldman Sachs” means Goldman Sachs Bank USA in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) the wholly owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary), (iii) those wholly owned Domestic Subsidiaries that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date and (iv) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Holdings” means AF Guarantor LLC, a Delaware limited liability company, if it is the direct parent of the Borrower, or, if not, any Domestic Subsidiary of AF Guarantor LLC that directly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guarantee of the Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Incremental ABL Commitments” means, up to $30,000,000 in additional commitments under the ABL Credit Agreement in excess of the $85,000,000 in initial commitments under the ABL Credit Agreement as in effect on the Closing Date, established in accordance with Section 7.03(a)(ii).

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Cap Amount” has the meaning set forth in Section 2.14(d)(v).

“Incremental Equivalent Debt” means, collectively, Incremental Equivalent First Lien Debt and Incremental Equivalent Junior Debt.

“Incremental Equivalent First Lien Debt” has the meaning set forth in Section 7.03(q).

“Incremental Equivalent Junior Debt” has the meaning set forth in Section 7.03(q).

“Incremental Facility” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (C) exclude obligations under or in respect of operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes by a jurisdiction (A) as a result of such Agent’s or Lender’s being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is imposed pursuant to a law in effect on the date such Lender acquires an interest in a Loan or Commitment, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01 and (v) any withholding Taxes imposed under FATCA.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Initial Term Commitments is $300,000,000.

“Initial Term Loans” means the Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or, to the extent agreed by the Administrative Agent, less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Management Agreement” means an agreement among the Borrower and/or Holdings (or any direct or indirect parent entity of Holdings) and Affiliates of (or management entities associated with) one or more of the Investors, as in effect on the Closing Date and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders; provided that any management, monitoring, consulting and advisory fees payable by the Borrower and/or Holdings and its Subsidiaries for any fiscal year shall not exceed an amount equal to 2.00% of Consolidated EBITDA for such fiscal year.

“Investors” means (x) each of the Blackstone Funds and any of their Affiliates (other than any portfolio operating companies), (y) Investcorp S.A. and any of its Affiliates (other than any portfolio operating companies) and (z) Sverica International Capital LLC and any of its Affiliates (other than any portfolio operating companies).

“IP Rights” has the meaning set forth in Section 5.17.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, substantially in the form of Exhibit J-2 hereto, dated as of the Closing Date, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, Goldman Sachs, as collateral agent under the Second Lien Credit Agreement and any Other Debt Representative for Indebtedness issued or incurred pursuant to Section 7.03(g)(y)(ii), (q)(y) or (s) that are intended to be secured on a basis junior to the Liens securing the Obligations that may become a party thereto.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning set forth in Section 1.02(h).

“LCA Test Date” has the meaning set forth in Section 1.02(h).

“Lead Arrangers” means Goldman Sachs and SG Americas Securities, LLC, in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning set forth in the definition of “Eurocurrency Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent on or prior to the date the definitive agreements for such acquisition are entered into.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan (including any Incremental Term Loan).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Intercreditor Agreement to the extent then in effect and (v) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Stockholders” means the members of management of Holdings, the Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Holdings on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is seven years after the Closing Date, (ii) with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders, (iii) with respect to any Refinancing Term Loans, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Merger Agreement” has the meaning set forth in the preliminary statements hereto.

“Merger Agreement Representations” means the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or Holdings’ applicable Affiliates) have the right (taking into account any applicable cure provisions) to terminate Holdings’ (or such Affiliates’) obligations under the Merger Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Section 6.11 or 6.13, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) or 4001(a)(3) of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), including, for the avoidance of doubt, ABL Debt in respect of any ABL Facility Collateral, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that if no Default exists, the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $7,500,000 and (y) the aggregate net proceeds excluded under clause (x) exceeds $15,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means any Affiliate of the Investors other than (a) Holdings or any Subsidiary of Holdings, (b) any Debt Fund Affiliates and (c) any natural person.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) [reserved], (d) was not applied to incur Indebtedness pursuant to Section 7.03(m)(y), (e) was not utilized to make Restricted Payments pursuant to Section 7.06 (other than pursuant to Section 7.06(h)(y)), (f) was not utilized to make Investments pursuant to Sections 7.02(n), (p), (v), (w) or (z), (g) was not utilized to make prepayments of any Junior Financing pursuant to Section 7.13 (other than Section 7.13(a)(v)(y)) or (h) was not utilized to increase availability under clause (c) of the definition of Cumulative Credit. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Note” means a Term Note.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of the Borrower or any Restricted Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Lien Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Perfection Certificate” means a certificate in the form of Exhibit H hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to any Incremental Term Loans, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt and any Indebtedness incurred under Section 7.03(g) or (q) permitted to be incurred hereunder, that up to $65,000,000 aggregate principal amount of such Indebtedness (the “Specified Debt”) may have a maturity date that is earlier than and a Weighted Average Life to Maturity that is shorter than, the Initial Term Loans or the Latest Maturity Date of any Term Loans outstanding at the time such Specified Debt is incurred or issued.

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or (iii) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued or have a shorter Weighted Average Life to Maturity than the Initial Term Loans.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each Intercreditor Agreement. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (a) the Investors and (b) the Management Stockholders (provided that if the Management Stockholders own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of Holdings at such time).

“Permitted Intercompany Activities” means any transactions between or among the Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” and the ABL Intercreditor Agreement, and (iv) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions” means that such applicable Indebtedness (i) subject to the Permitted Earlier Maturity Indebtedness Exception, does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (iii) to the extent secured, (x) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (y) such Indebtedness shall be incurred under the Second Lien Credit Agreement or other agreement outside this Agreement.

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof) (i) no Event of Default shall be continuing or result therefrom and (ii) (x) if such Indebtedness is secured on a pari passu basis with the Liens securing the Obligations, the Consolidated First Lien Leverage Ratio is no greater than 3.00 to 1.00, in each case determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available (“Permitted First Lien Ratio Debt”) and (y) if such Indebtedness is secured on a junior basis to the Liens securing the Obligations or is unsecured, the Consolidated Total Net Leverage Ratio is no greater than 5.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available (“Permitted Junior Ratio Debt”); provided that such Indebtedness shall (A) in the case of clause (x) above, have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of clause (y) above, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred (in each case, subject to the Permitted Earlier Maturity Indebtedness Exception), (B) in the case of clause (x) above, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and, in the case of clause (y) above, shall not be subject to scheduled amortization prior to maturity (in each case, subject to the Permitted Earlier Maturity Indebtedness Exception), (C) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party on a junior basis to the Liens securing the Obligations, be subject to the Junior Lien Intercreditor Agreement and, if the Indebtedness is secured on a pari passu basis with the Liens securing the Obligations, be (x) in the form of debt securities and (y) subject to the First Lien Intercreditor Agreement and ABL Intercreditor Agreement and (D) have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (D) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness incurred pursuant to clauses (x) or (y) above by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(q), does not exceed in the aggregate at any time outstanding the greater of (i) $20,000,000 and (ii) 2.25% of Total Assets, in each case determined at the time of incurrence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and subject to the Permitted Earlier Maturity Indebtedness Exception, such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent, as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Principal Amount” means the stated or principal amount of each Loan with respect thereto.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $7,500,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; and (II) that when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) the Applicable ECF Percentage, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Restricted Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period covered by the Audited Financial Statements and the Unaudited Financial Statements, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time.

“Projections” has the meaning set forth in Section 6.01(d).

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Rating Agencies” means Moody’s and S&P.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment in full of all third party Indebtedness of Holdings and its Subsidiaries existing prior to the consummation of the Transactions (other than existing ordinary course working capital facilities and ordinary course capital leases, purchase money debt and equipment financings and any Indebtedness of the Company and its Subsidiaries set forth on Schedule 7.03(b)) with the proceeds of the Initial Term Loans, a portion of the loans available under the ABL Credit Agreement, the Second Lien Term Loans, and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by the Borrower or any Restricted Subsidiary of any syndicated term loan financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such syndicated term loan financing, and without taking into account any fluctuations in the Eurocurrency Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Initial Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment, amendment or restatement or other modifications to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans or the incurrence of any Refinancing Term Loans, in each case the result of which was to reduce such effective interest cost or weighted average yield and other than in connection with a Change of Control or Qualified IPO.

“Request for Borrowing” means with respect to a Borrowing, continuation or conversion of Term Loans, a Committed Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Outstandings; provided that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Ratings Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of the Closing Date, as the same may be amended, modified, refinanced and/or restated from time to time in accordance with Section 7.13(b), among Holdings, the Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Goldman Sachs, as administrative agent and collateral agent.

“Second Lien Documentation” means the “Loan Documents,” as such term is defined in the Second Lien Credit Agreement.

“Second Lien Incremental Term Loans” means the “Incremental Term Loans” borrowed by the Borrower under, and as such term is defined in, the Second Lien Credit Agreement.

“Second Lien Term Loan Facility” means the senior secured second lien term loan facility under the Second Lien Credit Agreement.

“Second Lien Term Loans” means the term loans borrowed by the Borrower under the Second Lien Term Loan Facility.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between the Borrower or any Restricted Subsidiary and any Approved Counterparty and designated as a “Secured Hedge Agreement” under this Agreement; provided that such Swap Contract is not secured pursuant to the ABL Credit Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit L-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit L-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit L-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit L-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

“Specified Representations” means those representations and warranties made by the Borrower and the Guarantors (after giving effect to the Acquisition) in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04, 5.13, 5.18, 5.20(a), 5.20(c) and 5.21.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Incremental Term Loan in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means Blackstone Capital Partners VI L.P. and its Affiliates.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means any Guarantor other than the Borrower or Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Group” has the meaning set forth in Section 7.06(i).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Loans” means any Initial Term Loan, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan,” as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of each Class made by such Term Lender.

“Term Priority Collateral” has the meaning provided for in the ABL Intercreditor Agreement.

“Term Priority Collateral Account” means a deposit account or securities account under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Collateral Agent, which deposit account or securities account holds exclusively identifiable proceeds of Term Priority Collateral.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Threshold Amount” means $35,000,000.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Sections 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities, the Second Lien Credit Agreement or the ABL Credit Agreement and any original issue discount or upfront fees), the Investor Management Agreement (to the extent accrued on or prior to the Closing Date), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition (b) the funding of the Initial Term Loans on the Closing Date and the execution and delivery of the Loan Documents entered into on the Closing Date, (c) the Refinancing, (d) the entrance into the ABL Credit Agreement and the initial funding of the loans thereunder, if any, (e) the entrance into the Second Lien Credit Agreement and the initial funding of the loans thereunder and (f) the payment of Transaction Expenses.

“Transferred Guarantor” has the meaning set forth in Section 11.10.

“Treasury Services Agreement” means any agreement between the Borrower or any Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services; provided that such agreement is not secured pursuant to the ABL Credit Agreement.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries as of September 30, 2014 and related consolidated statements of income, member’s equity and cash flows of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries for the year-to-date period ended September 30, 2014.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01C, (ii) any Subsidiary of the Borrower designated by the board of managers of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Yield Differential” has the meaning set forth in Section 2.14(e)(ii).

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(x) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Net Leverage Ratio or the Consolidated Total Net Leverage Ratio; or

(y) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets, if any);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien) and the use of proceeds thereof and, in the case of any calculation in connection with the making of Restricted Payments or Investments, also without giving Pro Forma Effect to such Limited Condition Acquisition and other transactions in connection therewith.

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower has exercised its option under this clause (h), and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated First Lien Net Leverage Ratio and the Consolidated Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Cumulative Credit Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

ARTICLE 2

THE COMMITMENTS AND BORROWINGS

Section 2.01. The Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. New York City time three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of initial Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the borrower. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $750,000, or a whole multiple of $250,000 in excess thereof. Except as provided in Section 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of a particular Class, a conversion of Term Loans of any Class from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class are to be converted, (v) [reserved] and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as or converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. [Reserved].

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrower may, upon, subject to clause (iii) below, written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay Term Loans of any Class in whole or in part without premium or penalty (subject to Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the proposed date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum Principal Amount of $750,000, or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed; provided that the applicable notice of prepayment stated that such notice is conditioned upon the effectiveness of the applicable refinancing. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07 as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07.

(iv) In the event that, on or prior to the twelve-month anniversary of the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iv) that constitutes a Repricing Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (1) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (2) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans amended or otherwise modified pursuant to such amendment. If, on or prior to the twelve-month anniversary of the Closing Date, any Term Lender that is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Term Lender (and not any Person who replaces such Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default has occurred and is continuing and no proceeds of any borrowing under the ABL Facility or any other borrowing under any revolving credit facility are applied to fund any such repayment, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v); provided that no Company Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (I) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (II) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (III) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (IV) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (V) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(1) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(2) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (1) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment

Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2016) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(vi) and (ix) below, an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) all voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (including, in the case of Term Loans prepaid pursuant to Section 2.05(a)(v), the actual purchase price paid in cash pursuant to a Dutch Auction) to the extent such prepayments are funded with the internally generated cash and, without duplication of any deduction from Excess Cash Flow in any prior period.

(ii) If (x) the Borrower or any Restricted Subsidiary of the Borrower Disposes of any property or assets (other than any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d), (e), (g), (h), (i), (l), (m) (except to the extent such property is subject to a Mortgage), (o), (p), (q) or (s)), or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(vi) and (ix) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, subject to clause (b)(xi) below, an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided that if at the time that any such prepayment would be required, (I) to the extent such Net Proceeds are from the Disposition of ABL Facility Collateral or Casualty Event with respect to ABL Facility Collateral, the Borrower elects to offer to permanently reduce ABL Debt, pursuant to the terms of the documentation governing such ABL Debt, or any other Indebtedness of the Borrower or a Guarantor that is secured by a Lien on such ABL Facility Collateral that is prior to the Lien on the ABL Facility Collateral securing the Obligations (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto), then the Borrower may apply such Net Proceeds to such ABL Debt and (II) the Borrower is required to offer to repurchase any Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. If any such Disposition provided for in the preceding sentence involves any Term Priority Collateral, then, prior to the Discharge of Senior Secured Debt Obligations of the ABL Secured Parties (each such term as defined in the ABL Intercreditor Agreement), the Net Proceeds therefrom shall be deposited by the applicable Loan Party into the Term Priority Collateral Account pending application thereof as provided in this clause (ii).

(iii) [Reserved].

(iv) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 (excluding Section 7.03(t)), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(vi) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(v) [Reserved].

(vi) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iv) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07(a) as directed by the Borrower; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b)(i) or (ii), (A) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (in which case the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (B) below), (B) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vii) and (C) any prepayment refused by Lenders of Term Loans (such refused amounts, the “Declined Proceeds”) shall be applied in accordance with the mandatory prepayment provisions under the Second Lien Credit Agreement (and any such amounts refused by the lenders under the Second Lien Term Loan Facility may be retained by the Borrower) (or, if the Second Lien Term Loan Facility is no longer outstanding, such Declined Proceeds may be retained by the Borrower).

(x) In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(ix), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(xi) Foreign Dispositions and Excess Cash Flow. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Sections 2.05(b)(i) or 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary’s Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.05(b), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

Section 2.06. Termination or Reduction of Commitments. The Initial Term Commitment of each Term Lender of each Class shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans of such Class to be made by it on the Closing Date.

Section 2.07. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate principal amount of Initial Term Loans equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date. In the event that any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

(a) Closing Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender on the Closing Date in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, an upfront fee (which may take the form of original issue discount) in an amount equal to 2.00% of the stated principal amount of such Term Lender’s Initial Term Loans, payable to such Term Lender from the proceeds of its Initial Term Loans as and when funded on the Closing Date. Such fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b) Ticking Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender on the Closing Date in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a ticking fee (the “Ticking Fee”), computed on the basis of the actual number of days elapsed over a 360-day year, for each day in the period from and including January 15, 2015 to but not including the Closing Date, in an amount equal to 100% of the per annum Applicable Rate for Eurocurrency Rate Loans then in effect with respect to the Initial Term Loans. Such fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(c) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including, but not limited to, as set forth in the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each

Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent in Dollars, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in Same Day Funds not later than 1:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article 4 or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time.

Section 2.13. Sharing of Payments. (a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (b) notify the Administrative Agent of such fact, and (c) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Credit Extensions.

(a) Incremental Term Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments which may be in the same Facility (each, an “Incremental Facility”) as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Term Loans. Any Incremental Term Commitments effected through the establishment of new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Commitments for all purposes of this Agreement, except in the case of a Term Loan Increase. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Term Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Term Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Term Lender”); provided that any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) (x) if the proceeds of such Incremental Term Commitments are being used to finance a Permitted Acquisition, no Event of Default under Sections 8.01(a) or (f) shall have occurred and be continuing or would exist after giving effect to such Incremental Term Commitments, or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Term Commitments;

(ii) after giving effect to such Incremental Term Commitments, the conditions of Sections 4.02(i) and (ii) shall be satisfied (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that if the proceeds of such Incremental Term Commitments are being used to finance a Permitted Acquisition, (x) the reference in Section 4.02(i) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and (y) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Permitted Acquisition;

(iii) [reserved];

(iv) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v));

(v) the aggregate amount of the Incremental Term Loans shall not exceed the sum of (A) $30,000,000 less (x) the aggregate principal amount of Incremental Equivalent Debt incurred at or prior to such time less (y) the aggregate amount of Second Lien Incremental Term Loans incurred under Section 2.14(d)(v)(A) of the Second Lien Credit Agreement less (z) the aggregate principal amount of Incremental ABL Commitments established at or prior to such time (assuming the full amount thereof is drawn) plus (B) all voluntary prepayments of Term Loans prior to or simultaneous with the Incremental Facility Closing Date (excluding voluntary prepayments of Incremental Term Loans, to the extent such Incremental Term Loans were obtained pursuant to clause (C) below or to the extent funded with a contemporaneous incurrence of Indebtedness), plus (C) additional amounts (including at any time prior to the utilization of amounts under clauses (A) and (B) above) so long as the Consolidated First Lien Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, as if any Incremental Term Loans, available under such Incremental Term Commitments had been outstanding on the last day of such period, and, in each case without netting the cash proceeds of any such Incremental Term Loans, does not exceed 3.00 to 1.00 (the amount under clauses (A), (B) and (C), the “Incremental Cap Amount”); provided that any Incremental Term Commitments incurred in reliance on this clause (C) that are unsecured or secured on a junior basis to the Liens securing the Obligations and any Permitted Refinancing thereof shall be deemed at all times to constitute Consolidated First Lien Net Debt for the purpose of determining the Consolidated First Lien Net Leverage Ratio for all purposes (including for the purpose of determining compliance with this clause (C)) until such unsecured or junior secured Indebtedness can be “reclassified” and such Indebtedness could be incurred in reliance on another ratio test under Section 7.03; and

(vi) such other conditions as the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent shall agree.

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Term Lenders providing such Incremental Term Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans, as applicable, each existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent. In any event:

(i) the Incremental Term Loans:

(A) shall rank pari passu in right of payment and of security with the Term Loans,

(B) subject to the Permitted Earlier Maturity Indebtedness Exception, shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans,

(C) subject to the Permitted Earlier Maturity Indebtedness Exception, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,

(D) shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders, and

(E) the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment;

(ii) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that if the All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans of any Class by more than 50 basis points per annum (the amount of such excess, the “Yield Differential”) then the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to each such Class of Term Loans shall be increased by the applicable Yield Differential; provided, further, that, if any Incremental Term Loans include a Eurocurrency Rate or Base Rate floor that is greater than the Eurocurrency Rate or Base Rate floor applicable to any existing Class of Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (ii) but only to the extent an increase in the Eurocurrency Rate or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurocurrency Rate and Base Rate floors (but not the Applicable Rate) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(g) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15. Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans, to such Lender or Additional Refinancing Lender and (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement, in the form of Refinancing Term Loans or Refinancing Term Commitments, pursuant to a Refinancing Amendment.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16. Extension of Term Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such Existing Term Loan Tranche; provided, further, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) subject to the Permitted Earlier Maturity Indebtedness Exception, in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (C) subject to the Permitted Earlier Maturity Indebtedness Exception, the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000.

(b) [Reserved].

(c) Term Loan Extension Request. The Borrower shall provide the applicable Term Loan Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans to be extended pursuant to the Term Loan Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the applicable withholding agent shall make such deductions, (A) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (B) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Each Loan Party agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes imposed with respect to payments hereunder and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d) (i) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(B) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement one of the following:

(I) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(II) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) a United States Tax Compliance Certificate in the form of Exhibit M claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, and two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN-E (or any successor form) or

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable and to the extent required under this Section 3.01(d)(i) as if such beneficial owner were a Lender hereunder (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(C) Without limiting the provisions of clause (d)(A) of this Section 3.01, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(C), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies, or, in the case of Eurocurrency Rate Loans denominated in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If (a) either the Required Lenders determine or the Administrative Agent reasonably determines in good faith that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan or (b) the Required Lenders determine that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirement or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender, as the case may be, and in the case of a Lender, repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

(c) [Reserved].

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO BORROWINGS

Section 4.01. Conditions to Initial Borrowing. The obligation of each Lender to make a Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement;

(iii) each Collateral Document set forth on Schedule 1.01B required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with (subject to the last paragraph of this Section 4.01):

(A) certificates, if any, representing the Pledged Equity in the Borrower, in Accuvant, each wholly owned Domestic Subsidiary of Accuvant, and, to the extent received after Holdings’ use of commercially reasonable efforts to obtain such Pledged Equity, the Pledged Equity in the Company and in each wholly-owned Domestic Subsidiary of the Company (other than those described under clause (b) of the definition of “Excluded Subsidiary”) accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt referred to therein (including the Intercompany Note) indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement on assets of Holdings, the Borrower and each Subsidiary Guarantor that is party to the Security Agreement, covering the Collateral described in the Security Agreement; and

(C) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) subject to the last paragraph of this Section 4.01 and Section 6.16, all actions necessary to establish that the Collateral Agent will have (i) a perfected first priority security interest in the Term Priority Collateral and (ii) a perfected second priority security interest in the ABL Facility Collateral (in each case, subject to Liens permitted under Section 7.01 which by operation of law or contract would have priority over the Liens securing the Obligations) shall have been taken;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties;

(vii) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(g), (h) and (i);

(ix) the Perfection Certificate, duly completed and executed by the Loan Parties;

(x) a copy of each of the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement, in each case, duly executed and delivered by each party thereto; and

(xi) copies of recent UCC, tax and judgment Lien searches in each jurisdiction reasonably requested by the Administrative Agent, and searches of the United States Patent and Trademark Office and the United States Copyright Office with respect to the Loan Parties.

(b) The Closing Fees and all fees and expenses due to the Lead Arrangers and their Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.

(c) Prior to or substantially simultaneously with the initial Borrowings,(x) the Borrower and the other parties thereto shall have entered into the ABL Credit Agreement and the ABL Credit Agreement shall be effective and (ii) the Borrower and the other parties thereto shall have entered into the Second Lien Term Loan Facility Agreement and the initial borrowing under the Second Lien Term Loan Facility shall have been consummated;

(d) The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially simultaneously with the initial Borrowings the Refinancing has been consummated.

(e) The Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(f) The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

(g) Since December 31, 2013, there has not occurred any event, change, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate a “Fishnet Material Adverse Effect” (as defined in the Merger Agreement as in effect on November 4, 2014) on the Company.

(h) The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any Facility on the Closing Date, in accordance with the terms of the Merger Agreement. The Merger Agreement shall not have been amended or waived in any material respect by Borrower or any of its Affiliates, nor shall Borrower or any of its Affiliates have given a material consent thereunder, in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change to the definition of “Fishnet Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Lenders).

(i) The Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (or in all respects, if any such Merger Agreement Representation or Specified Representation is already qualified by materiality); provided that any reference to “Fishnet Material Adverse Effect” in such Merger Agreement Representations shall be deemed to refer to “Fishnet Material Adverse Effect” (as defined in the Merger Agreement as in effect on November 4, 2014).

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that other than with respect to the execution and delivery of those certain Collateral Documents required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) and any UCC Filing Collateral (as defined below), to the extent any Lien on any Collateral is not provided and/or perfected on the Closing Date after Holdings’ and the Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions as agreed by the Administrative Agent in its reasonable discretion); provided that Holdings and the Borrower shall have delivered certificates of all Pledged Equity, if any, referred to in Section 4.01(a)(iii)(A). For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

Section 4.02. Conditions to All Borrowings. The obligation of each Lender to honor any Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and other than a Request for Borrowing for an Incremental Facility which shall be governed by Section 2.14(d)), other than on the Closing Date, is subject to the following conditions precedent:

(i) The representations and warranties of each Loan Party set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii) No Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(iii) The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

Each Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) (or, in the case of a Request for Borrowing for an Incremental Facility, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower, Holdings (solely to the extent applicable to it) and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each Borrowing that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the

Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents, the ABL Credit Agreement or the Second Lien Credit Agreement and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. [Reserved].

Section 5.08. Ownership of Property; Liens; Real Property.

(a) The Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedule 8 to the Perfection Certificate dated as of the Closing Date contains a true and complete list of each Material Real Property owned by the Borrower and the Subsidiaries.

Section 5.09. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and its Restricted Subsidiaries and their respective properties and operations are and, other than any matters which have been finally resolved without further liability or obligation, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and their respective Restricted Subsidiaries;

(b) none of the Loan Parties or their respective Restricted Subsidiaries have received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties or their respective Restricted Subsidiaries nor any of the Real Property owned, leased or operated, or licensed to a franchisee (subject to, in the case of such franchised Real Property not managed by the Loan Parties or their respective Subsidiaries or their Affiliates, the knowledge of the Borrower) by any Loan Party or its Restricted Subsidiaries is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated, or licensed to a franchisee (subject to, in the case of such franchised Real Property not operated by the Loan Parties or their respective Subsidiaries or their Affiliates, the knowledge of the Borrower) by any Loan Party or its Restricted Subsidiaries, or arising out of the conduct of the Loan Parties or their respective Restricted Subsidiaries that could reasonably be expected to require investigation, remedial activity, corrective action or cleanup by, or on behalf of, any Loan Party or its Restricted Subsidiaries or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or their respective Restricted Subsidiaries or any of their respective operations or any facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated, or licensed to a franchisee (subject to, in the case of such franchised Real Property not operated by the Loan Parties or their respective Subsidiaries or their Affiliates, the knowledge of the Borrower) by any of the Loan Parties or their respective Restricted Subsidiaries, that could reasonably be expected to require investigation, remedial activity, corrective action or cleanup by, or on behalf of, any Loan Party or its Restricted Subsidiaries or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of any Loan Party or its Subsidiary.

Section 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any of the Loan Parties against any of the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11. ERISA Compliance.

(a) Except as set forth on Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (“AFTAP”), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.” Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof) other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 10(a) to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrower and any other Guarantor in each wholly owned Subsidiary (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof), including the percentage of such ownership.

Section 5.13. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect as of the Closing Date (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor Laws including work authorization and immigration and (d) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee wages and health and welfare and other benefits insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16. [Reserved].

Section 5.17. Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule 9 to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18. Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19. Subordination of Junior Financing; First Lien Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.20. OFAC; USA PATRIOT Act; FCPA.

(a) Each of Holdings, the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any of its Subsidiaries is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the subject of any Sanctions.

Section 5.21. Security Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11, 6.13 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 7.01.

(b) PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the Collateral Agent’s Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted by Section 7.01 and when the Mortgages are filed in the offices specified on Schedule 5 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11, 6.13 and 6.16, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11, 6.13 and 6.16), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01.

Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, (x) within one hundred fifty (150) days after the end of the fiscal year ending December 31, 2014, the audited financial statements of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries each in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP (or any other independent registered public accounting firm of nationally recognized standing) with respect to Accuvant Finance LLC and any independent registered public accounting firm of nationally recognized standing, with respect to FishNet Holdings, Inc., which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely with respect to the ABL Facility, a prospective default under the financial covenant set forth therein and (y) within ninety (90) days after the end of each subsequent fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case (other than with respect to the financial statements delivered for the fiscal year ending December 31, 2015) in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely from an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered or, solely with respect to the ABL Facility, a prospective default under the financial covenant set forth therein;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days (or ninety (90) days in the case of the fiscal quarters ending March 31, 2015, June 30, 2015 and September 30, 2015) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, within thirty (30) days (or sixty (60) days in the case of the months ending January, 2015 and February, 2015) after the end of each of the first two calendar months of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current month and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(d) Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than one hundred fifty (150) days after the end of the fiscal year ending December 31, 2014 and within ninety (90) days after the end of each subsequent fiscal year, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(e) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c) above, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, any financial statements delivered hereunder pursuant to paragraphs (b) and (c) of this Section 6.01 within ninety (90) days after the Closing Date will be the unaudited financial statements of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on Debtdomain, Roadshow Access (if applicable) or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:

(i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and

(ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the actual delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied if the Borrower notifies the Administrative Agent in writing that such information is publicly available on the SEC’s EDGAR website;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the ABL Credit Agreement, any Second Lien Documentation or any Junior Financing Documentation with a principal amount in excess of the Threshold Amount and, in each case, any Permitted Refinancing thereof, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, Roadshow Access (if applicable) or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 (excluding, for the avoidance of doubt, 6.01(d)) and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

The Platform is provided “as is” and “as available.” The Agent-Related Persons do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent-Related Person in connection with the Platform.

Section 6.03. Notices. Promptly after a Responsible Officer of the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings, the Borrower or any of its Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Sections 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and

(b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article 7 or clause (a)(y) of this Section 6.05.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrower or one of its Subsidiaries and applied in accordance with this Agreement), as applicable.

(c) Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of such flood insurance. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Loan Parties, and evidence of flood insurance, as applicable.

Section 6.08. Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11. Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with Section 6.14 of an existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i) within sixty (60) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its discretion, notify the Administrative Agent thereof and:

(A) cause each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note, each Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in (f) of the “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the, Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Domestic Subsidiary (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and intellectual property security agreements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) (i) Not later than ninety (90) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and (ii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each such acquired Material Real Property, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

Section 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or their respective Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of FIRREA.

Section 6.14. Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Credit Agreement, the Second Lien Term Loan Facility or any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount and (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15. Maintenance of Ratings. In respect of the Borrower, use commercially reasonable efforts to (i) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

Section 6.16. Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

Section 7.01. Liens. Neither the Borrower nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Property, and any exceptions on the final Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property of any Restricted Subsidiary that is not a Loan Party and that does not constitute Collateral, which Liens secure Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(y) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) Liens securing the Second Lien Term Loan Facility or any Permitted Refinancing thereof; provided that such facility is subject to the Junior Lien Intercreditor Agreement;

(cc) Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (i) $17,000,000 and (ii) 2.00% of Total Assets, in each case determined as of the date of incurrence;

(dd) Liens to secure Indebtedness (other than in the form of loans that are secured by the Collateral on a pari passu basis with the Obligations) permitted under Sections 7.03(q) or 7.03(s); provided that the representative of the holders of each such Indebtedness becomes party to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement (if any) as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” (as defined in the Junior Lien Intercreditor Agreement) and the ABL Intercreditor Agreement;

(ee) Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Junior Lien Refinancing Debt (and any Permitted Refinancing of any of the foregoing); provided that (x) any such Liens securing any Permitted Refinancing in respect of such Permitted First Priority Refinancing Debt are subject to the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of such Permitted Junior Lien Refinancing Debt are subject to the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement;

(ff) (i)Liens on the Collateral securing Indebtedness with respect to the ABL Credit Agreement permitted to be incurred under Section 7.03(a) and (ii) Liens on the Collateral securing any Swap Contract or ABL Treasury Services Agreement incurred with any ABL Lender (or its Affiliates), in each case of Liens incurred pursuant to this clause (ff) subject to the ABL Intercreditor Agreement; and

(gg) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (dd) and (ee) above.

Section 7.02. Investments. Neither the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by the Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $15,000,000;

(c) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries or any Person that will, upon such Investment become a Restricted Subsidiary; provided that (x) any Investment made by any Person that is not a Loan Party in any Loan Party pursuant to this clause (c) shall be subordinated in right of payment to the Loans and (y) any Investment made by any Loan Party in any Person that is not a Loan Party shall either (i) be made in the ordinary course of business or (ii) be evidenced by the ABL Borrowing Intercompany Note or a note pledged as Collateral on a first priority basis for the benefit of the Obligations, which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note shall be satisfactory to the Administrative Agent);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01 (other than 7.01(p)), 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(e), 7.06 (other than 7.06(e) and (i)(iv)) and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and, with respect to such Investments in an amount in excess of $2,500,000, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Event of Default under Sections 8.01(a) or (f) shall have occurred and be continuing, (ii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03 and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11 (any such acquisition, a “Permitted Acquisition”);

(j) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Investments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 4.00 to 1.00;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to the Borrower and any other direct or indirect parent of the Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(g), (h) or (i);

(n) other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time not to exceed (x) the greater of (i) $35,000,000 and (ii) 4.00% of Total Assets (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) plus (y) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Total Net Leverage Ratio is no greater than 5.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (y);

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent of the Borrower);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) [reserved];

(s) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(t) Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) [reserved];

(v) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (i) $17,000,000 and (ii) 2.00% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that any Investment made by any Loan Party pursuant to this clause (v) shall be subordinated in right of payment to the Loans;

(w) any Investment in a Similar Business when taken together with all other Investments made pursuant to this clause (w) that are at that time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 3.50% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (w);

(x) Permitted Intercompany Activities;

(y) any Investment equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (y);

(z) Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding, not to exceed the greater of (i) $17,000,000 and (ii) 2.00% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

Section 7.03. Indebtedness. Neither the Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under (i) the Loan Documents, (ii) the ABL Credit Agreement and any Permitted Refinancing thereof in an aggregate principal amount under this clause (ii) not to exceed $115,000,000 less the aggregate principal amount of the Incremental Term Loans incurred under Section 2.14(d)(v)(A) (plus, in the case of any Permitted Refinancing, any additional amounts thereunder contemplated by the definition thereof) and (iii) (x) Second Lien Term Loans outstanding on the Closing Date, (y) any Second Lien Incremental Term Loans in an aggregate principal amount not to exceed $30,000,000 less the aggregate principal amount of the Incremental Term Loans incurred under Section 2.14(d)(v)(A) and (z) any Permitted Refinancing of any of the foregoing (plus, in the case of any Permitted Refinancing, any additional amounts thereunder contemplated by the definition thereof);

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) Indebtedness owed to the Borrower or any Restricted Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness owed to the Borrower or any Restricted Subsidiary in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced; provided that (x) any Indebtedness advanced by any Person that is not a Loan Party to any Loan Party pursuant to this clause (b) shall be subordinated in right of payment to the Loans and (y) any Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall either (i) be made in the ordinary course of business or (ii) be evidenced by the ABL Borrowing Intercompany Note or a note pledged as Collateral on a first priority basis for the benefit of the Obligations, which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note shall be satisfactory to the Administrative Agent);

(c) Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (A) no Guarantee (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) of the Second Lien Term Loan Facility, the ABL Credit Agreement or any Indebtedness constituting Junior Financing with a principal amount in excess of the Threshold Amount shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall be evidenced by an Intercompany Note or the ABL Borrowing Intercompany Note and any such Indebtedness advanced by any Person that is not a Loan Party to any Loan Party shall be subordinated in right of payment to the Loans (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party shall be deemed to be expressly subordinated in right of payment to the Loans unless the terms of such Indebtedness expressly provide otherwise);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of (i) $30,000,000 and (ii) 3.50% of Total Assets, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition, and any Permitted Refinancing thereof; provided that after giving pro forma effect to such Permitted Acquisition and the incurrence or assumption of such Indebtedness, the aggregate amount of such Indebtedness does not exceed (x) $25,000,000 at any time outstanding plus (y) any additional amount of such Indebtedness so long (i) if such Indebtedness is secured on a pari passu basis with the Facilities, either (X) the Consolidated First Lien Net Leverage Ratio determined on a Pro Forma Basis would not exceed the Consolidated First Lien Net Leverage Ratio immediately prior thereto or (Y) the Borrower could incur $1.00 of Permitted First Lien Ratio Debt and (ii) if such Indebtedness is secured on a junior basis to the Facilities or on an unsecured basis, either (X) the Consolidated Total Net Leverage Ratio determined on a Pro Forma Basis would not exceed the Consolidated Total Net Leverage Ratio immediately prior thereto or (Y) the Borrower could incur $1.00 of Permitted Junior Ratio Debt; provided that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(q) or 7.03(s), does not exceed in the aggregate at any time outstanding the greater of (i) $20,000,000 and (ii) 2.25% of Total Assets, in each case determined at the time of incurrence; provided, further, that any Indebtedness incurred (but not assumed) pursuant to this clause (g) which is secured shall be subject to the requirements included in the first proviso under the definition of “Permitted Ratio Debt”;

(h) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Treasury Services Agreements, ABL Treasury Services Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (x) the greater of (i) $30,000,000 and (ii) 3.50% of Total Assets at any time outstanding plus (y) 100% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests or sales of Equity Interests to the Borrower or any of its Subsidiaries) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower that has been Not Otherwise Applied;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness incurred (x) and secured on a pari passu basis with the Facilities and any Permitted Refinancing thereof (“Incremental Equivalent First Lien Debt”) or (y) secured on a junior Lien basis to the Facilities or on an unsecured basis and any Permitted Refinancing thereof (“Incremental Equivalent Junior Debt”), in an aggregate principal amount under this clause (q), when aggregated with the amount of Incremental Term Loans pursuant to Section 2.14(d)(v)(A), not to exceed the Incremental Cap Amount; provided that such Indebtedness shall (A) in the case of Incremental Equivalent First Lien Debt, have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of Incremental Equivalent Junior Debt, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred (and in each case subject to the Permitted Earlier Maturity Indebtedness Exception), (B) in the case of Incremental Equivalent First Lien Debt, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and, in the case of Incremental Equivalent Junior Debt, shall not be subject to scheduled amortization prior to maturity (and in each case subject to the Permitted Earlier Maturity Indebtedness Exception), (C) if such Indebtedness is secured on a junior Lien basis by a Loan Party with respect to Collateral, (I) be subject to the Junior Lien Intercreditor Agreement and the ABL Intercreditor Agreement and, if the Indebtedness is secured on a pari passu basis with the Facilities, be (x) in the form of debt securities and (y) subject to the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, (II) in the case of Incremental Equivalent First Lien Debt incurred in lieu of Incremental Facilities that would have otherwise been incurred pursuant to Section 2.14(d)(v)(C), the Consolidated First Lien Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, as if such Incremental Equivalent First Lien Debt had been outstanding on the last day of such period, and without netting the cash proceeds of any such Incremental Equivalent First Lien Debt, does not exceed 3.00 to 1.00 and (II) in the case of Incremental Equivalent Junior Debt incurred in lieu of Incremental Facilities that would have otherwise been incurred pursuant to Section 2.14(d)(v)(C), the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, as if such Incremental Equivalent Junior Debt had been outstanding on the last day of such period, and without netting the cash proceeds of any such Incremental Equivalent Junior Debt, does not exceed 5.50 to 1.00 and (D) have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (D) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(s), does not exceed in the aggregate at any time outstanding, the greater of (i) $20,000,000 and (ii) 2.25% of Total Assets, in each case determined at the time of incurrence;

(r) Indebtedness supported by a letter of credit under the ABL Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;

(s) Permitted Ratio Debt and any Permitted Refinancing thereof;

(t) Credit Agreement Refinancing Indebtedness (without duplication of amounts incurred under Section 7.03(a));

(u) [reserved];

(v) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, does not exceed 10.00% of Foreign Subsidiary Total Assets;

(w) [reserved];

(x) Indebtedness arising from Permitted Intercompany Activities; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Borrower shall, in its sole discretion, classify or later divide or classify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents, the Second Lien Credit Agreement and the ABL Credit Agreement and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a).

Section 7.04. Fundamental Changes. Neither the Borrower nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or Section 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement; and

(e) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(g) the Borrower and its Subsidiaries may consummate Permitted Intercompany Activities.

Section 7.05. Dispositions. Neither the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) (i) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries outside the ordinary course of business (and for consideration complying with the requirements applicable to Dispositions pursuant to clause (j) below) in an aggregate amount not to exceed $10,000,000;

(b) Dispositions of inventory or goods held for sale and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;

(f) Dispositions contemplated as of the Closing Date and listed on Schedule 7.05(f);

(g) Dispositions of Cash Equivalents;

(h) (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries so long as Holdings, the Borrower or any of its Restricted Subsidiaries receives a license or other ownership rights to use such intellectual property;

(i) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j) Dispositions of property; provided that (i) at the time of such Disposition(other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (k), (p), (q), (r)(i),(r)(ii), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents)); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash:

(A) any liabilities (as shown on the Borrower’s (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and

(C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $22,000,000 and 2.50% of Total Assets at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $25,000,000;

(n) any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such an Unrestricted Subsidiary);

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; and

(s) Permitted Intercompany Activities;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Neither the Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments to effect the Transactions;

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.50 to 1.00;

(e) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) and (j));

(f) repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $20,000,000 in any calendar year (which shall increase to $30,000,000 subsequent to the consummation of a Qualified IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $35,000,000 in any calendar year or $55,000,000 subsequent to the consummation of a Qualified IPO, respectively); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to the Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of the Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the net cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);

(h) the Borrower may make Restricted Payments in an aggregate amount not to exceed, when combined with prepayment of Indebtedness pursuant to Section 7.13(a)(v), (x) the greater of (i) $15,000,000 and (ii) 1.75% of Total Assets, plus (y) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Total Net Leverage Ratio is no greater than 5.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph;

(i) the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) for any taxable period ending after the Closing Date (A) in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of Borrower is the common parent or (B) in which the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Borrower as the corporate common parent of such stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined unitary or similar Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(j) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-US Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l) after a Qualified IPO and so long as no Event of Default has occurred and is continuing or would result therefrom, (i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments not to exceed the sum of (A) up to 6% per annum of the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such Qualified IPO and (B) Restricted Payments in an aggregate amount per annum not to exceed (x) 3.50% of Market Capitalization, if, on a Pro Forma Basis after giving effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio is greater than 5.00 to 1.00 and (y) 4.75% of Market Capitalization, so long as, on a Pro Forma Basis after giving effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be less than or equal to 5.00 to 1.00;

(m) [reserved];

(n) [reserved];

(o) the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents)); and

(p) Restricted Payments that are made in (i) an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (p) or (ii) without duplication with clause (i), in an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied.

Section 7.07. Change in Nature of Business. (i) The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08. Transactions with Affiliates. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) loans and other transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this Article 7, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) so long as no Event of Default under Sections 8.01(a) or (f) has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees in an aggregate amount pursuant to the Investor Management Agreement and related indemnities and reasonable expenses, (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower, in good faith, (j) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, (l) [reserved], (m) Permitted Intercompany Activities or (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

Section 7.09. Burdensome Agreements. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit and (xiii) are customary restrictions contained in Second Lien Documentation, the ABL Credit Agreement or any Permitted Refinancing thereof.

Section 7.10. Use of Proceeds. The proceeds of the Initial Term Loans received on the Closing Date, together with the proceeds of the loans under the Second Lien Term Loan Facility on the Closing Date and borrowings under the ABL Credit Agreement on the Closing Date shall not be used for any purpose other than for the Transactions.

Section 7.11. [Reserved].

Section 7.12. Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13. Prepayments, Etc. of Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), the Second Lien Term Loan Facility, any subordinated Indebtedness incurred under Section 7.03(g), (q), or (s) or any other Indebtedness that is or is required to be subordinated, in right of payment or as to Collateral, to the Obligations pursuant to the terms of the Loan Documents or any Indebtedness secured by the Collateral on a junior priority basis to the Liens securing the Obligations (it being understood that ABL Debt will not be considered Junior Financing) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), (q) or (s), is permitted pursuant to Section 7.03(g), (q) or (s)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) prepayments of the Second Lien Term Loan Facility or any Permitted Refinancing thereof with Declined Proceeds as required pursuant to the Second Lien Credit Agreement or the documentation governing such Permitted Refinancing and (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed, when combined with the amount of Restricted Payments pursuant to Section 7.06(h),

(x) the greater of (i) $15,000,000 and (ii) 1.75% of Total Assets plus (y) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Total Net Leverage Ratio is no greater than 5.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four fiscal quarters for which financial statements are internally available, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (a).

(b) The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14. Permitted Activities. Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Second Lien Credit Agreement, the ABL Credit Agreement and any other Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, payment of dividends, making contributions to the capital of the Borrower, (vi) incurrence of debt and guaranteeing the obligations of the Borrower (other than as described under clause (iii) above), (vii) participating in tax, accounting and other administrative matters as owner of the Borrower, (viii) holding any cash incidental to any activities permitted under this Section 7.14, (ix) providing indemnification to officers, managers and directors and (x) any activities incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Borrower other than those for the benefit of the Obligations, ABL Debt and the Obligations under and as defined in the Second Lien Credit Agreement or any comparable term in any Permitted Refinancing thereof and Holdings shall not own any Equity Interests other than those of the Borrower.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.14, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.16 or Article 7; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold

Amount, or (B) or any other event occurs (other than, with respect to Indebtedness consisting of swap agreements, termination events or equivalent events pursuant to the terms of such swap agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that a Default as a result of a breach of Section 7.11 of the ABL Credit Agreement shall not constitute an Event of Default under this Agreement unless and until the ABL Lenders have declared all amounts outstanding under the ABL Credit Agreement to be immediately due and payable or all outstanding commitments thereunder to be immediately terminated, in each case in accordance with ABL Credit Agreement and such declaration has not been rescinded on or before such date; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.11, 6.13 or 6.16 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien or shall be asserted in writing by any Loan Party not to be a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results solely from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be (A) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation and (B) “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable; or

(n) Intercreditor Agreements. So long as the ABL Facility (or any Permitted Refinancing in respect thereof) remains outstanding, the ABL Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder. So long as the Second Lien Term Loan Facility (or any Permitted Refinancing in respect thereof) remains outstanding, the Junior Lien Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) [reserved]; and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f) or (g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 2.5% of Total Assets (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Goldman Sachs to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) Each of the Secured Parties (by acceptance of the benefits of the Collateral Documents) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, subagents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d) Each Lender and each other Secured Party (by acceptance of the benefits of the Collateral Documents) hereby (i) acknowledges that it has received a copy of the Intercreditor Agreements, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, (iii) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender or Secured Party and to take such action, and to exercise the powers, rights and remedies granted to the Administrative Agent and the Collateral Agent thereunder and with respect thereto and (iv) acknowledges and agrees that the Collateral Agent shall also act, subject to and in accordance with the terms of the Junior Lien Intercreditor Agreement, as the collateral agent for the lenders and other secured parties under the Second Lien Term Loan Facility.

(e) Except as provided in Sections 9.09 and 9.11, the provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 9.02. Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

Section 9.04. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) acting as an Agent, pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08. Agents in Their Individual Capacities. Goldman Sachs and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Goldman Sachs were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Goldman Sachs or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Goldman Sachs and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent and the terms “Lender” and “Lenders” include Goldman Sachs in its individual capacity. Any successor to Goldman Sachs as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Goldman Sachs under this Section 9.08.

Section 9.09. Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article 9 and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall be made by or to each Lender directly until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative

Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders (including in its capacity as a counterparty to a Secured Hedge Agreement or Treasury Services Agreement) irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien and the Lien of the Secured Parties on such asset is not impaired or otherwise adversely affected by such release and granting of such new Lien as reasonably determined by the Administrative Agent), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such asset constitutes an Excluded Asset or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) That upon the request of the Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent;

(c) That any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Second Lien Credit Agreement, the ABL Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount; and

(d) the Collateral Agent may, without any further consent of any Lender, enter into (i) the ABL Intercreditor Agreement or First Lien Intercreditor Agreement with the collateral agent or other representatives of holders of Permitted Ratio Debt that is intended to be secured on a pari passu basis with the Liens securing the Obligations and/or (ii) a Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03 that is intended to be secured on a junior basis to the Liens securing the Obligations, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any ABL Intercreditor Agreement, First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.11 shall require the consent of any holder of obligations under Secured Hedge Agreement or any Treasury Services Agreements.

Section 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “joint lead arranger,” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 9.14. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Consolidated First Lien Leverage Ratio,” “Consolidated First Lien Net Leverage Ratio,” “Consolidated Total Net Leverage Ratio,” or, in each case, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed (it being understood that any change to the definition of “Consolidated First Lien Leverage Ratio,” “Consolidated First Lien Net Leverage Ratio,” or “Consolidated Total Net Leverage Ratio,” or, in each case, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of Sections 8.04 or 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend or modify the provisions of Section 2.13 or any other provision of the Loan Documents requiring the ratable sharing of payments by the Lenders, without the written consent of each Lender affected thereby;

(h) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby; or

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 (but not the conditions to implementing Incremental Term Loans pursuant to Section 2.14(d)(v) and Section 2.14(e)) with respect to Incremental Term Loans and, under Section 2.15 with respect to Refinancing Term Loans and under Section 2.16 with respect to Extended Term Loans and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans, Refinancing Term Loans or Extended Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Refinancing Term Loans or Extended Term Loans Commitments (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (i) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as the case may be; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 10.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, ABL Intercreditor Agreement any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, or Permitted Junior Lien Refinancing Debt, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such ABL Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (w) to correct or cure ambiguities, errors, omissions or defects, (x) to effect administrative changes of a technical or immaterial nature, (y) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document or (z) to implement the “market flex” provisions set forth in the Fee Letter and, in each case of clauses (w), (x) and (y), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, any Refinancing Amendment in accordance with Section 2.15 and any Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent or the Collateral Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Any notice not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one primary counsel (which shall be Cahill Gordon & Reindel LLP for any and all of the foregoing in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date) and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lead Arrangers (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the

Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Investors or any of their respective Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Debtdomain, Roadshow Access (if applicable) or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.

The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(l), (B) in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) [reserved], (ii) a natural Person or (iii) to Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(v) or Section 10.07(m)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p) or (iv) any assignment made in connection with the primary syndication of the Facilities to Eligible Assignees approved by the Borrower on or prior to the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment of any Term Loans unless the Borrower shall have objected thereto within ten (10) Business Days after a Responsible Officer of the Borrower having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(l) or Section 10.07(m).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $500,000 and shall be in increments of an amount of $500,000 in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower to the Administrative Agent pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the last sentence of Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (d), (e) and (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Sections 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any Rating Agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) [Reserved].

(l) Any Lender may, so long as no Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit L-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv) as a condition to each assignment pursuant to this clause (l), the Administrative Agent shall have been provided an Affiliated Lender Notice in the form of Exhibit L-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit L-2.

(m) Any Lender may, so long as no Default has occurred and is continuing and no proceeds of loans under the ABL Credit Agreement are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings or the Borrower through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided that in connection with assignments pursuant to clauses (x) and (y) above:

(i) if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or

(ii) if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(n) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom unless the action in question affects any Non-Debt Fund Affiliate (in each case, in their capacity as Lenders) in a disproportionately adverse manner than its effect on the other Lenders, or subject to Section 10.07(o), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have taken any actions; and

(B) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(o) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(p) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in

Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information); (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arrangers, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12. Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent and the Administrative Agent shall have been notified by each Lender that each Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arrangers or Affiliate thereof were not a Lender, the Lead Arrangers or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arrangers or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Lead Arrangers or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower, an Investor or an Affiliate thereof.

Section 10.20. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21. Effect of Certain Inaccuracies. In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02(a) was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within 15 days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

Section 10.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

ARTICLE 11

GUARANTY

Section 11.01. The Guaranty. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by Holdings or any of its Subsidiaries under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement. The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guaranty. The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Second Lien Credit Agreement, the ABL Credit Agreement or any Junior Financing with a principal amount in excess of the Threshold Amount.

When all Commitments hereunder have terminated, and all Loans or other Obligation (other than obligations under Treasury Services Agreements or Secured Hedge Agreements) hereunder which are accrued and payable have been paid or satisfied, this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.11. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12. Cross-Guaranty. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AF BORROWER LLC, as Borrower

By:	/s/ Daniel D. Burns
	Name:	Daniel D. Burns
	Title:	President

AF GUARANTOR LLC, as Holdings

By:	/s/ Daniel D. Burns
	Name:	Daniel D. Burns
	Title:	President

ACCUVANT HOLDINGS CORPORATION
ACCUVANT MIDCO LLC
ACCUVANT FINANCE LLC
ACCUVANT HOLDCO INC.
ACCUVANT, INC., as Guarantors

By:	/s/ Daniel D. Burns
	Name:	Daniel D. Burns
	Title:	Chief Executive Officer

ACCUVANT FEDERAL SOLUTIONS INC., as Guarantor

By:	/s/ Edward S. Wittman
	Name:	Edward S. Wittman
	Title:	President, Secretary, Treasurer

FIREWALL ACQUISITION HOLDINGS, INC.
FIREWALL HOLDINGS, INC., as Guarantors

By:	/s/ Daniel D. Burns
	Name:	Daniel D. Burns
	Title:	President

FISHNET HOLDINGS, INC.
FISHNET SECURITY, INC., as Guarantors

By:	/s/ Daniel D. Burns
	Name:	Daniel D. Burns
	Title:	Chief Executive Officer

[Signature Page to First Lien Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Term Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature Page to First Lien Credit Agreement]

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	Goldman Sachs Bank USA

200 West Street, 16th Floor

New York, New York 10282

Attention: SBD Operations

Electronic Mail: gs-sbdagency-borrowernotices@ny.email.gs.com

Telecopier: 212-428-9270

Ref: AF Borrower LLC

ABA# [                ]

[Date]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such teams in the Credit Agreement.

The undersigned Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans made on

☐	A continuation of Eurocurrency Rate Loans made on

to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount[2]

[1]	E.g., “Initial Term Loans,” “Incremental Term Loans,” “Extended Term Loans.”
[2]	Each Borrowing (other than Borrowings of Incremental Term Loans) of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $750,000, or a whole multiple of $250,000 in excess thereof. Each Borrowing (other than Borrowings of Incremental Term Loans) of, conversion to or continuation of Base Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000, in excess thereof. Each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the Credit Agreement).

A-1

(D)	Type of Loan[3]

(E)	Interest Period and the last day thereof[4]

(F)	Location and number of Borrower’s account to which proceeds of Borrowings are to be disbursed:

The above request complies with the notice requirements set forth in the Credit Agreement.

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.]5

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 2.14(d) of the Credit Agreement have been satisfied.]6

AF BORROWER LLC

By:
Name:
Title:

[3]	Specify Eurocurrency Rate or Base Rate.
[4]	Applicable for Eurocurrency Borrowings only.
[5]	Insert bracketed language if the Borrower is making a Request for Borrowing (unless requesting only (i) a conversion of Loans to the other Type or (ii) a continuation of Eurocurrency Loans) after the Closing Date.
[6]	Insert bracketed language if the Borrower is making a Request for Borrowing of Incremental Term Loans.

A-2

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

[FORM OF]

TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, AF BORROWER LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, the Borrower, the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid aggregate principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

D-1-1

AF BORROWER LLC

By:
Name:
Title:

D-1-2

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

D-1-3

EXHIBIT E-1

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

(a)	[Attached hereto as Exhibit A [are the audited financial statements of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries each in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP (or any other independent registered public accounting firm of nationally recognized standing) with respect to Accuvant Finance LLC and any independent registered public accounting firm of nationally recognized standing, with respect to FishNet Holdings, Inc., which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely with respect to the ABL Facility, a prospective default under the financial covenant set forth therein][1] [is the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 20[ ], and the related consolidated statements of income and operations, stockholders’ equity and cash flows for the fiscal year then ended[, setting forth in each case in comparative form the figures for the previous fiscal year][2], all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely from an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered or solely with respect to the ABL Facility, a prospective default under the financial covenant set forth therein][3]. [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]][4]

[1]	To be included only for Compliance Certificate delivered for fiscal year ending 12/31/14.
[2]	To be omitted for Compliance Certificate delivered for fiscal year ending 12/31/15.
[3]	To be included for each fiscal year beginning with the fiscal year ending 12/31/15.
[4]	To be included if accompanying annual financial statements only.

E-1-1

(b)	[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries as of [ ], 20[ ] and in comparative format, the prior fiscal year-end and the related consolidated statements of income and operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail. These financial statements present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]][5]

(c)	[Attached as Exhibit B hereto is a detailed consolidated budget for the fiscal year 20[ ] on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.][6]

(d)	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred. If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.

(e)	[Attached hereto as Schedule I are detailed calculations setting forth Excess Cash Flow.][7]

(f)	Attached hereto as Schedule II are detailed calculations setting forth [the calculations of the Cumulative Credit] / [changes to the Cumulative Credit since the date of the last Compliance Certificate].[8]

(g)	[Attached hereto is the information required by Section 6.02(d) of the Credit Agreement.][9]

[5]	To be included if accompanying quarterly financial statements only.
[6]	To be included only in annual compliance certificate.
[7]	To be included only in annual compliance certificate.
[8]	The initial Compliance Certificate shall set forth calculations in reasonable detail satisfactory to the Administrative Agent. Subsequent Compliance Certificates shall set forth changes to the Cumulative Credit since the date of the last Compliance Certificate in reasonable detail satisfactory to the Administrative Agent.
[9]	To be included only in annual compliance certificate.

E-1-2

SCHEDULE I

Excess Cash Flow Calculation:

the sum, without duplication of:

(a) Consolidated Net Income for such period,

(b) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(c)    decreases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(d)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) or any cash gain, in each case to the extent deducted in arriving at such Consolidated Net Income minus, without duplication

(e) all non-cash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (1) through (16) of the definition Consolidated Net Income in the Credit Agreement:

(f)     without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount,

(g)    the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 of the Credit Agreement, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) of the Credit Agreement, in each case to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and (Y) all prepayments in respect of any revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash,

E-1-3

(h)    aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(i)     increases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period or the application of purchase accounting),

(j)     cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent financed with internally generated cash,

(k)    without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and its Restricted Subsidiaries during such period and paid in cash pursuant to Section 7.02 (other than Sections 7.02(a), (c) or (x)) of the Credit Agreement to the extent that such Investments and acquisitions were financed with internally generated cash and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount,

(l)     the amount of Restricted Payments paid during such period pursuant to Section 7.06 (i) (clauses (i), (ii) or (iii) only) or Section 7.06(g) of the Credit Agreement to the extent such Restricted Payments were financed with internally generated cash,

(m)   the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were financed using internally generated cash,

(n)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with internally generated cash,

(o)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments

E-1-4

permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent not expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (b) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash not utilizing the Cumulative Retained Excess Cash Flow Amount actually utilized to finance such Investment, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(p) cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(q) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(r) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

Excess Cash Flow

E-1-5

SCHEDULE II

(A)	Cumulative Credit

(1)	Cumulative Credit as of [ ], 20[•], without duplication:

(a) [reserved],

plus

(b)    the Cumulative Retained Excess Cash Flow Amount at such time; provided that no Default or Event of Default has occurred and is continuing or would result from any action taken pursuant to this clause (b), plus

(c)    the cumulative amount of cash and Cash Equivalent proceeds (other than Excluded Contributions) from:

(i)     the sale of Equity Interests (other than any Disqualified Equity Interests) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower, or

(ii)    the common Equity Interests of the Borrower (or Holdings or any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of the Borrower (or any direct or indirect parent of the Borrower)) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(y) of the Credit Agreement)

plus

(d)    100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary) of the Borrower received in cash and Cash Equivalents after the Closing Date (other than Excluded Contributions), excluding any such amount that has been applied in accordance with Section 7.03(m)(y) of the Credit Agreement plus

E-1-6

(e)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary of the Borrower in cash and Cash Equivalents from:

(i)     the sale (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority investments,

(ii)    any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority investment (except to the extent increasing Consolidated Net Income and excluding Excluded Contributions), and

(iii)  any interest, returns of principal payments and similar payments by an Unrestricted Subsidiary or received in respect of any minority investments (except to the extent increasing Consolidated Net Income)

plus

(f)     in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(y) of the Credit Agreement plus

(g)    to the extent not already included in the Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n)(y) of the Credit Agreement plus

(h) 100% of the aggregate amount of any Declined Proceeds

minus

E-1-7

(i) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) of the Credit Agreement after the Closing Date and prior to the date hereof minus

(j) any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(y) of the Credit Agreement after the Closing Date and prior to the date hereof minus

(k)    any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(iv)(y) of the Credit Agreement after the Closing Date and prior to the date hereof

Cumulative Credit

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered this      day of             , 20[ ].

AF BORROWER LLC

By:
Name:
Title:

E-1-8

EXHIBIT E-2

[FORM OF]

SOLVENCY CERTIFICATE

of

AF BORROWER LLC

AND ITS RESTRICTED SUBSIDIARIES

January 28, 2015

Pursuant to the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as President of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

E-2-1

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

E-2-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as President of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

AF BORROWER LLC

By:
Name:
Title:

E-2-3

EXHIBIT F

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings specified in the Credit Agreement identified below (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

Assignee is an Affiliate of [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

Assignee is (a) organized in a foreign state or (b) controlled by an entity organized in a foreign state: [Yes]/[No]. If Yes, indicate state of organization of Assignee or controlling entity organized in foreign state: [                 ]

3.	Borrower: AF Borrower LLC

4.	Administrative Agent: Goldman Sachs Bank USA

5.	Credit Agreement: The First Lien Credit Agreement, dated as of January 28, 2015, (the “Credit Agreement”) among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent and the other parties from time to time party thereto.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans of all Lenders[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Aggregate Commitment/Loans of all Lenders[4]
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: ][5]

8.	Effective Date: , 20 [6].

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Term Loans,” “Incremental Term Loans,” “Extended Term Loans,” etc.). Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Except in the cases of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount shall not be less than $500,000, and shall be in increments of $500,000 in excess thereof.
[4]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[6]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignor

By:
Name:
Title:

[Consented to and][7] Accepted:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[7]	No consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

[Consented to:

AF BORROWER LLC][8]

By:
Name:
Title:

[8]	No consent of the Borrower shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) if an Event of Default under Section 8.01(a) of the Credit Agreement or, solely with respect to any of the Borrower, Section 8.01(f) of the Credit Agreement has occurred and is continuing, (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p) of the Credit Agreement or (iv) any assignment made in connection with the primary syndication of the Facilities to Eligible Assignees approved by the Borrower on or prior to the Closing Date; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall have objected thereto within ten (10) Business Days after a Responsible Officer of the Borrower having received notice thereof.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) it is not a natural person or an Affiliated Lender, (iv) from and after the Effective Date, it shall be bound by the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (vii) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Assumption is an Administrative Questionnaire as required by the Credit Agreement and (viii) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including its obligations pursuant to Section 3.01 of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1 In accordance with Section 10.07 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Assumption, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement with a Commitment/Loan as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case that this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 thereof).

3.2 This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Assumption and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT G

[FORM OF]

SECURITY AGREEMENT

[FORM OF] FIRST LIEN SECURITY AGREEMENT

dated as of

January 28, 2015

among

THE GRANTORS IDENTIFIED HEREIN

and

GOLDMAN SACHS BANK USA,

as Collateral Agent

-i-

Page

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity and Pledged Debt
Schedule III	Commercial Tort Claims

Exhibits

Exhibit I	Form of First Lien Security Agreement Supplement
Exhibit II	Form of First Lien Patent Security Agreement
Exhibit III	Form of First Lien Trademark Security Agreement
Exhibit IV	Form of First Lien Copyright Security Agreement

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FIRST LIEN SECURITY AGREEMENT dated as of January 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors (as defined below) and Goldman Sachs Bank USA, as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”).

Reference is made to the First Lien Credit Agreement dated as of January 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AF GUARANTOR LLC, a Delaware limited liability company, AF BORROWER LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral Agent” means the “ABL Agent” as such term is defined in the ABL Intercreditor Agreement.

“ABL Debt Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the UCC.

“Agreement” means this Security Agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrower” has the meaning assigned to such term in the recitals of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright (determined as if references to the Grantor in the definition of “Copyrights” were references to the third party) now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Discharge of ABL Debt Obligations” means the occurrence of the Discharge of Senior Secured Debt Obligations with respect to the ABL Debt Obligations.

“Discharge” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“General Intangibles” has the meaning specified in Article 9 of the UCC.

“Grantor” means the Borrower, each Guarantor that is a party hereto, and each Guarantor that becomes a party to this Agreement after the Closing Date.

“Intellectual Property” means all United States intellectual property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, domain names, trade secrets, the intellectual property rights in software and databases and related documentation and all additions and improvements to the foregoing.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“Lenders” has the meaning assigned to such term in the recitals of this Agreement.

“License” means any (i) Patent License, (ii) Trademark License, (iii) Copyright License or other written Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Patent License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Patent now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Patent (determined as if references to the Grantor in the definition of “Patents” were references to the third party) now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisionals, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Certificated Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

“Secured Approved Counterparty” means an Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement.

“Secured Obligations” means the “Obligations” (as defined in the Credit Agreement).

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Senior Secured Debt Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Trademark now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Trademark (determined as if references to the Grantor in the definition of “Trademarks” were references to the third party) now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all United States trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use of and symbolized thereby.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each of the Grantors hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantors’ right, title and interest in, to and under:

(i) all Equity Interests held by it, including those that are listed on Schedule II, and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(ii) (A) the debt securities owned by it, including those listed opposite the name of such Grantor on Schedule II, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Assets;

(iii) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01;

(iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi) all Proceeds of any of the foregoing

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Equity.

(a) Each Grantor agrees promptly (but in any event on the date hereof or such later date as provided in Schedule 6.16 to the Credit Agreement in the case of Pledged Securities existing on the date hereof or, in the case of Pledged Securities obtained after the date hereof, within 60 days after receipt by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all (i) Pledged Equity constituting Pledged Certificated Securities and (ii) to the extent required to be delivered pursuant to paragraph (b) of this Section 2.02, Pledged Debt constituting Pledged Certificated Securities.

(b) Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $10,000,000 owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, any Pledged Securities shall be accompanied by undated stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request (subject to the Collateral and Guarantee Requirement). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule II and made a part hereof; provided that failure to supplement Schedule II shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03. Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) as of the date hereof, Schedule II includes all Equity Interests owned by such Grantor required to be pledged by such Grantor hereunder in order to satisfy the Collateral and Guarantee Requirement and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity owned by such Grantor and all Pledged Debt owned by such Grantor;

(b) the Pledged Equity and Pledged Debt issued by the Borrower or a Subsidiary have been duly and validly authorized and issued by the issuers thereof and, in the case of the Pledged Equity, are fully paid and nonassessable, and in the case of the Pledged Debt, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally;

(c) except for the security interests granted hereunder, such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Equity and Pledged Debt indicated on Schedule II, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iii) if requested by the Collateral Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations (i) imposed or permitted by the Loan Documents or securities laws generally and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) the execution and performance by the Grantors of this Agreement are within each Grantor’s corporate powers and have been duly authorized by all necessary corporate action or other organizational action;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given, or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement);

(g) by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the Pledged Certificated Securities in accordance with this Agreement to and continued possession by the Collateral Agent in the State of New York, the Collateral Agent for the benefit of the Secured Parties has a legal, valid and perfected lien upon and security interest in such Pledged Security as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject only to Liens permitted by Section 7.01 of the Credit Agreement; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral to the extent intended hereby.

Subject to the terms of this Agreement, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder without further consent by the applicable owner or holder of such Equity Interests.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent for the benefit of the Secured Parties (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Collateral Agent in accordance with Section 2.02. Any limited liability company and any limited partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the UCC or (b) certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Collateral Agent, pursuant to Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Law, if necessary or, upon the reasonable request of the Collateral Agent, desirable to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Collateral under the terms hereof.

Section 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent not prohibited by the documentation governing such Pledged Securities and applicable Laws.

Section 2.06. Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided prior notice to the Borrower that the rights of the Grantor under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly (after reasonable advance notice by such Grantor) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be promptly (and in any event within 10 Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Default or Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the Grantors’ rights under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within 10 days or such longer period as the Collateral Agent may agree in its reasonable discretion) delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a Responsible Officer of the Borrower to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have provided the Borrower with notice of the suspension of the Grantors’ rights under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a Responsible Officer of the Borrower to that effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

(d) Any notice given by the Collateral Agent to the Borrower under Section 2.05 or Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Goods;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all books and records pertaining to the Article 9 Collateral;

(xii) all Fixtures;

(xiii) all Letter-of-Credit Rights but only to the extent constituting a Supporting Obligation for other Article 9 Collateral as to which perfection of a security interest in such Article 9 Collateral is accomplished by the filing of a UCC financing statement;

(xiv) all Intellectual Property;

(xv) all Commercial Tort Claims listed on Schedule III and on any supplement thereto received by the Collateral Agent pursuant to Section 3.03(g); and

(xvi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and the term “Article 9 Collateral” shall not include any Excluded Assets.

(b) In furtherance of Section 3.02(a) of the ABL Intercreditor Agreement and at all times prior to the Discharge of Senior Secured Debt Obligations in respect of the Secured Obligations, as security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the ABL Collateral Agent, its successors and permitted assigns, for the benefit of the Collateral Agent and the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the Deposit Accounts and Securities Accounts constituting Collateral.

(c) Each Grantor agrees that, in the event any Grantor, pursuant to any ABL Debt Document (as defined in the ABL Intercreditor Agreement), takes any action to grant or perfect a Lien in favor of the ABL Collateral Agent in any assets, such Grantor shall also take such action to grant or perfect a Lien (subject to the ABL Intercreditor Agreement and other than the granting of “control” (as defined in the UCC) over any Deposit Accounts or Securities Accounts) in favor of the Collateral Agent to secure the Secured Obligations without request of the Collateral Agent, including with respect to any property and real property in which the ABL Collateral Agent directs a Grantor to grant or perfect a Lien or take such other action under any ABL Debt Document.

(d) Subject to Section 3.01(g), each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” or “all personal property” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

(e) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(f) The Collateral Agent is authorized to file with the USPTO or the USCO (or any successor office), as applicable, such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in the Intellectual Property of each Grantor in which a security interest has been granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Collateral Agent as secured party. No Grantor shall be required to complete any filings or other action with respect to the perfection of the Security Interests created hereby in any Intellectual Property subsisting in any jurisdiction outside of the United States.

(g) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required by this Agreement (i) to perfect the Security Interests granted by this Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any fixtures relating to Mortgaged Properties, (B) filings in the USPTO or the USCO with respect to Intellectual Property of the Grantors as expressly required elsewhere herein, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Instruments and certificated Pledged Equity as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control,” other than with respect to (x) uncertificated securities to the extent provided in Section 2.04 and (y) any deposit account or securities account (or amount or deposit therein) established solely to hold identifiable proceeds of Collateral, (iii) to take any action (other than the actions listed in clauses (i)(A) and (C) above) with respect to any assets located outside of the United States, (iv) to perfect in any assets subject to a certificate of title statute or (v) to deliver any Equity Interests except as expressly provided in Section 2.01, 2.02 or Section 2.04.

Section 3.02. Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the Secured Parties that:

(a) Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title (except as otherwise permitted by the Loan Documents) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and those consents or approvals, the failure of which to be obtained or to be made could not reasonably be expected to have a Material Adverse Effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. Subject to Section 3.01(g), the UCC financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements.

(c) Each Grantor represents and warrants that (i) short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of United States registered Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending), respectively (other than, in each case, any Excluded Assets), have been executed by the applicable Grantor owning any such Article 9 Collateral and have been delivered to the Collateral Agent for recording with the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights and (ii) to the extent a security interest may be perfected by filing, recording or registration in the USPTO or USCO under the federal patent, trademark and copyright laws, then the recording of such Intellectual Property Security Agreements with the USPTO and the USCO will be sufficient to perfect a security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in all such Article 9 Collateral and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registrations or applications for registration thereof) acquired or developed by any Grantor after the date hereof and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)).

(d) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) subject to the filings described in Section 3.02(c), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of an Intellectual Property Security Agreement with the USPTO and the USCO, as applicable, within the three-month period after the date hereof pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period after the date hereof pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than any Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and assignments permitted by the Credit Agreement.

(f) As of the date hereof, no Grantor has any Commercial Tort Claim in excess of $10,000,000, other than the Commercial Tort Claims listed on Schedule III.

Section 3.03. Covenants.

(a) The Borrower agrees to notify the Collateral Agent in writing (in the form of a certificate from a Responsible Officer of the Borrower) promptly, but in any event within 60 days (or such longer period as the Collateral Agent may agree in its reasonable discretion), after any change in (i) the legal name of any Grantor, (ii) the identity or type of organization or corporate structure of any Grantor, (iii) the jurisdiction of organization of any Grantor or (iv) the organizational identification number of such Grantor, if any. Each Grantor agrees to promptly provide the Collateral Agent, upon its reasonable request, the certified Organization Documents reflecting any of the changes in the preceding sentence.

(b) Subject to the Collateral and Guarantee Requirement, Section 3.01(g) and Section 3.03(f)(iv), each Grantor shall, at its own expense, upon the reasonable request of the Collateral Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets, rights or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(c) Subject to the Collateral and Guarantee Requirement and Section 3.01(g), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $10,000,000 shall be or become evidenced by any promissory note, other instrument or debt security, such note, instrument or debt security shall be promptly (and in any event within 60 days of its acquisition or such longer period as the Collateral Agent may agree in its reasonable discretion) pledged and delivered to the Collateral Agent (or, with respect to any ABL Priority Collateral, prior to the Discharge of the ABL Debt Obligations, the ABL Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement), for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(d) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 Business Days after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, the Grantors shall not be obligated to reimburse the Collateral Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, abandoned or otherwise allowed to lapse, terminate or be put into the public domain in accordance with Section 3.03(f)(iv). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which is in excess of $10,000,000 to secure payment and performance of an Account, such Grantor shall, subject to the ABL Intercreditor Agreement, promptly (but in any event within 60 days after such action by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) assign such security interest to the Collateral Agent for the benefit of the Secured Parties; provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(f) Intellectual Property Covenants.

(i) Other than to the extent not prohibited herein or in the Credit Agreement or with respect to Intellectual Property no longer used or useful, except to the extent failure to act would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the USPTO, the USCO and any other Governmental Authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application now or hereafter included in the Intellectual Property of such Grantor that are not Excluded Assets.

(ii) Other than to the extent not prohibited herein or in the Credit Agreement, or with respect to Intellectual Property no longer used or useful, or except as would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property, excluding Excluded Assets, may prematurely lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known).

(iii) Other than as excluded or as not prohibited herein or in the Credit Agreement, or with respect to Intellectual Property which are no longer used or useful in the applicable Grantor’s business operations or except where failure to do so would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such disposal, discontinuance of the use or maintenance of, abandonment, failure to pursue or allowance to lapse, terminate or be put in the public domain, is desirable in the conduct of its business.

(v) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property constituting Article 9 Collateral (excluding any Excluded Assets) after the Closing Date, (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Intellectual Property shall automatically become Intellectual Property subject to the terms and conditions of this Agreement.

(vi) Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under Section 6.02(a) of the Credit Agreement the Borrower shall (i) provide a list of any Intellectual Property constituting Article 9 Collateral (excluding any Excluded Assets) of all Grantors not previously disclosed to the Collateral Agent, including such information as is necessary for such Grantor to make appropriate filings in the USPTO and USCO and (ii) execute and file with the USPTO and USCO, as applicable, an Intellectual Property Security Agreement to record the grant of the security interest hereunder in such Intellectual Property. As soon as practicable upon each such filing and recording, such Grantor shall deliver to the Collateral Agent true and correct copies of the relevant documents, instruments and receipts evidencing such filing and recording

(g) Commercial Tort Claims. If the Grantors shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed $10,000,000 for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall within 60 days (or such longer period as the Collateral Agent may agree in its reasonable discretion) after the end of the fiscal quarter in which such complaint was filed notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

ARTICLE IV

Remedies

Section 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, including the Guarantees, under the UCC or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent, promptly assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased (it being acknowledged and agreed that the Grantors are not required to obtain any waiver or consent from any owner of such leased premises in connection with such occupancy or attempted occupancy) by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with reasonable prior notice thereof which in any event shall be at least 10 days prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with reasonable notice thereof prior to such exercise; and (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors at least 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9 611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of

Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default (provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to, to the extent reasonably practicable, or otherwise promptly after, exercising such rights), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

Section 4.02. Application of Proceeds. Subject to any applicable Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 8.04 of the Credit Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error).

Section 4.03. Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent a non-exclusive, royalty-free, limited license (until the waiver or cure of all Events of Default and the delivery by the Borrower to the Collateral Agent of a certificate of a Responsible Officer of the Borrower to that effect) for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, subject to such Grantor’s security obligations and obligations of confidentiality; provided, however, that all of the foregoing rights of the Collateral Agent to use such Intellectual Property, licenses and sublicenses, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the waiver or cure of all Events of Default and the delivery by the Borrower to the Collateral Agent of a certificate of a Responsible Officer of the Borrower to that effect and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default and upon no less than 10 days’ prior written notice to the applicable Grantor, and nothing in this Section 4.03 shall require Grantors to grant any license or sublicense that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation of any contract, license, sublicense, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that any such license or sublicense and any such license or sublicense granted by the Collateral Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks sufficient to preserve the validity of such Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case of Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property hereunder). For the avoidance of doubt, the use of such Intellectual Property, license or sublicense by the Collateral Agent may be exercised, at the option of the Collateral Agent, only during the continuation of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may also exercise the rights afforded under Section 4.01 of this Agreement with respect to Intellectual Property contained in the Article 9 Collateral.

ARTICLE V

Subordination

Section 5.01. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any Grantor to make the payments required under applicable Law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent, all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full in cash of the Secured Obligations.

ARTICLE VI

Miscellaneous

Section 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrower or any other Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

Section 6.02. Waivers; Amendment.

(a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the provision of services under Treasury Services Agreements or Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 6.03. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor” and each reference therein to the “Administrative Agent” shall be deemed to be a reference to the “Collateral Agent.”

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 30 days of written demand therefor.

Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and the provision of services under Treasury Services Agreements or Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.11 below.

Section 6.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 6.09. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.10. Security Interest Absolute. To the extent permitted by Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the

Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 6.11, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 6.11. Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (i) obligations under any Secured Hedge Agreement or Treasury Services Agreement not yet due and payable and (ii) contingent indemnification obligations not yet accrued and payable).

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary of the Borrower or becomes an Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (if and to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 6.11, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of Pledged Certificated Securities then in the Collateral Agent’s possession. Any execution and delivery of documents pursuant to this Section 6.11 shall be without recourse to or warranty by the Collateral Agent.

(e) Notwithstanding anything to contrary set forth in this Agreement, each Secured Approved Counterparty by the acceptance of the benefits under this Agreement hereby acknowledges and agrees that (i) the Security Interests granted under this Agreement of the Secured Obligations of any Grantor and its Subsidiaries under any Secured Hedge Agreement and any Treasury Services Agreement shall be automatically released upon termination of the Commitments and payment in full of all other Secured Obligations, in each case, unless the Secured Obligations under the Secured Hedge Agreement or the Treasury Services Agreement are due and payable at such time (it being understood and agreed that this Agreement and the Security Interests granted herein shall survive solely as to such due and payable Secured Obligations and until such time as such due and payable Secured Obligations have been paid in full) and (ii) any release of Collateral or of a Grantor, as the case may be, effected in the manner permitted by this Agreement shall not require the consent of any Secured Approved Counterparty.

Section 6.12. Additional Grantors. Pursuant to Section 6.11 of the Credit Agreement, certain additional Restricted Subsidiaries of the Borrower may be required to enter in this Agreement as Grantors. Upon execution and delivery by a Restricted Subsidiary of a Security Agreement Supplement, such

Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 6.13. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the applicable Grantor of the Collateral Agent’s intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 6.14. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 6.15. Reasonable Care. The Collateral Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Collateral Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

Section 6.16. Delegation; Limitation. The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 6.17. Reinstatement. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 6.18. Miscellaneous. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a written notice of Event of Default or a written notice from the Grantor or the Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred.

Section 6.19. Intercreditor Agreements. Notwithstanding any provision to the contrary contained herein, the terms of this Agreement, the Liens created hereby and the rights and remedies of the Collateral Agent hereunder are subject to the terms of the Intercreditor Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and an Intercreditor Agreement, the terms of that Intercreditor Agreement shall govern. Notwithstanding any provision to the contrary contained herein, prior to the Discharge of the ABL Debt Obligations, any requirement hereunder to deliver any Collateral that constitutes ABL Priority Collateral to the Collateral Agent shall be deemed satisfied by delivery of such ABL Priority Collateral to the ABL Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AF GUARANTOR LLC

By:
Name:
Title:

AF BORROWER LLC

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

[Signature Page to First Lien Security Agreement]

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

[Signature Page to First Lien Security Agreement]

Schedule I

to the Security Agreement

SUBSIDIARY PARTIES

1. Accuvant Holdings Corporation

2. Accuvant Midco LLC

3. Accuvant Finance LLC

4. Accuvant Holdco Inc.

5. Accuvant Federal Solutions Inc.

6. Accuvant, Inc.

7. Firewall Acquisition Holdings, Inc.

8. Firewall Holdings, Inc.

9. Fishnet Holdings, Inc.

10. Fishnet Security, Inc.

Schedule II

to the Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

1.	Pledged Equity:

Entity/Issuer	Record Owner	Certificate No. (to the extent certificated)	No. Shares	Percentage of Ownership	Percent Pledged
AF Borrower LLC	AF Guarantor LLC	N/A	100 Units	100%	100%
Accuvant Holdings Corporation	AF Borrower LLC	N/A	100 Shares	100%	100%
Accuvant Midco LLC	Accuvant Holdings Corporation	N/A	100 Units	100%	100%
Accuvant Finance LLC	Accuvant Midco LLC	Certificate No. 001	100 Units	100%	100%
Accuvant Holdco Inc.	Accuvant Finance LLC	Certificate No. C-02	1,000 Common Shares	100%	100%
Accuvant Federal Solutions Inc.	Accuvant Finance LLC	Certificate No. 04	1,000 Shares	100%	100%
Accuvant, Inc.	Accuvant Holdco Inc.	Certificate No. C-001	1,000 Common Shares	100%	100%
Accuvant Canada Inc.	Accuvant, Inc.	Certificate No. C-1	1,000 Common Shares	100%	65%
Accuvant B.V.	Accuvant, Inc.	N/A	20,000 Shares	100%	65%
Firewall Acquisition Holdings, Inc.	AF Borrower LLC	N/A	100 Shares	100%	100%
Firewall Holdings, Inc.	Firewall Acquisition Holdings, Inc.	Certificate No. CS-1	100 Shares	100%	100%
FishNet Holdings, Inc.	Firewall Holdings, Inc.	Certificate No. PH	1,000 Shares	100%	100%
FishNet Security, Inc.	FishNet Holdings, Inc.	Certificate No. 2	1,000 Shares	100%	100%
FishNet Security Limited	FishNet Security, Inc.	N/A	300,000 Shares	100%	65%

2.	Pledged Debt:

Intercompany Note, dated January 28, 2015 by AF Guarantor LLC (“Holdings”), AF Borrower LLC (the “Borrower”) and certain subsidiaries of the Borrower from time to time party thereto.

Schedule III

to the Security Agreement

COMMERCIAL TORT CLAIMS

None.

Exhibit I to the

First Lien Security Agreement

SUPPLEMENT NO.          dated as of [•] (the “Supplement”), to the First Lien Security Agreement (the “Security Agreement”), dated as of January 28, 2015, among the Grantors identified therein and GOLDMAN SACHS BANK USA, as Collateral Agent.

A. Reference is made to that certain First Lien Credit Agreement dated as of January 28, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among AF GUARANTOR LLC, a Delaware limited liability company, AF BORROWER LLC, a Delaware limited liability company, (“Borrower”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other agents named therein.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans. Section 6.12 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.12 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the information required by Sections 2.02 and 3.02(f) of the Security Agreement with respect to Schedules II and III, respectively, to the Security Agreement applicable to it, (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office and (c) Schedule II attached hereto sets forth, as of the date hereof, (i) all of the New Grantor’s Patents constituting Article 9 Collateral, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent owned by the New Grantor, (ii) all of the New Grantor’s Trademarks constituting Article 9 Collateral, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark owned by the New Grantor, and (iii) all of the New Grantor’s Copyrights constituting Article 9 Collateral, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright owned by the New Grantor.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Signature pages follow.]

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Legal Name:

Schedule I

to the Supplement No.          to the

First Lien Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

1.	Pledged Equity:

Current Legal Entities Owned	Record Owner	Certificate No. (to the extent certificated)	No. Shares

2.	Pledged Debt:

[List]

Schedule I

to the Supplement No.      to the

First Lien Security Agreement

COMMERCIAL TORT CLAIMS

[List]

Schedule II

to the Supplement No          to the

First Lien Security Agreement

PATENT REGISTRATIONS AND PATENT APPLICATIONS

[List]

TRADEMARK REGISTRATIONS AND USE APPLICATIONS

[List]

COPYRIGHT REGISTRATIONS

[List]

EXCLUSIVE LICENSES

[List]

Exhibit II to the

First Lien Security Agreement

FORM OF

FIRST LIEN PATENT SECURITY AGREEMENT (SHORT FORM)

FIRST LIEN PATENT SECURITY AGREEMENT (the “Patent Security Agreement”), dated as of January 28, 2015, by FISHNET SECURITY, INC. (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, in its capacity as collateral agent pursuant to the Credit Agreement (as defined below) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantor is party to a First Lien Credit Agreement dated as of January 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Grantor is party to a First Lien Security Agreement dated as of January 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. The Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral (excluding any Excluded Assets) of the Grantor:

(a) Patents of the Grantor listed on Schedule I attached hereto.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with Section 6.11 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument reasonably requested by the Grantor in writing in recordable form releasing the lien on and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. Delivery of an executed signature page to this Patent Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Patent Security Agreement.

SECTION 6. Intercreditor Agreements. Notwithstanding any provision to the contrary contained herein, the terms of this Patent Security Agreement, the Liens created hereby and the rights and remedies of the Collateral Agent hereunder are subject to the terms of each applicable Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of this Patent Security Agreement and an Intercreditor Agreement, the terms of that Intercreditor Agreement shall govern. In the event of any conflict or inconsistency between the terms of this Patent Security Agreement and the Security Agreement, the provisions of the Security Agreement shall govern. In the event of any conflict or inconsistency between the terms of the Security Agreement and an Intercreditor Agreement, the provisions of that Intercreditor Agreement shall govern.

[Signature pages follow.]

FISHNET SECURITY, INC., as Grantor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Exhibit III to the

First Lien Security Agreement

FORM OF

TRADEMARK SECURITY AGREEMENT (SHORT FORM)

FIRST LIEN TRADEMARK SECURITY AGREEMENT

FIRST LIEN TRADEMARK SECURITY AGREEMENT (the “Trademark Security Agreement”), dated as of January 28, 2015, by ACCUVANT, INC., ACCUVANT FEDERAL SOLUTIONS INC. and FISHNET SECURITY, INC. (each, a “Grantor” and collectively, the “Grantors”), in favor of GOLDMAN SACHS BANK USA, in its capacity as collateral agent pursuant to the Credit Agreement (as defined below) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantor is party to a First Lien Credit Agreement dated as of January 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Grantor is party to a First Lien Security Agreement dated as of January 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. The Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral (excluding any Excluded Assets) of the Grantor:

(a) registered Trademarks and Trademarks with respect to which applications for registration are pending of the Grantor listed on Schedule I attached hereto.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with Section 6.11 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument reasonably requested by the Grantor in writing in recordable form releasing the lien on and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery of an executed signature page to this Trademark Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Trademark Security Agreement.

SECTION 6. Intercreditor Agreements. Notwithstanding any provision to the contrary contained herein, the terms of this Trademark Security Agreement, the Liens created hereby and the rights and remedies of the Collateral Agent hereunder are subject to the terms of each applicable Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of this Trademark Security Agreement and an Intercreditor Agreement, the terms of that Intercreditor Agreement shall govern. In the event of any conflict or inconsistency between the terms of this Trademark Security Agreement and the Security Agreement, the provisions of the Security Agreement shall govern. In the event of any conflict or inconsistency between the terms of the Security Agreement and an Intercreditor Agreement, the provisions of that Intercreditor Agreement shall govern.

[Signature pages follow.]

ACCUVANT, INC., as Grantor

By:
Name:
Title:

ACCUVANT FEDERAL SOLUTIONS INC., as Grantor

By:
Name:
Title:

FISHNET SECURITY, INC., as Grantor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Exhibit IV to the

First Lien Security Agreement

FORM OF

COPYRIGHT SECURITY AGREEMENT (SHORT FORM)

FIRST LIEN COPYRIGHT SECURITY AGREEMENT

FIRST LIEN COPYRIGHT SECURITY AGREEMENT (the “Copyright Security Agreement”), dated as of January 28, 2015, by FISHNET SECURITY, INC. (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantor is party to a First Lien Credit Agreement dated as of January 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Grantor is party to a First Lien Security Agreement dated as of January 28, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. The Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral (excluding any Excluded Assets) of the Grantor:

(a) registered Copyrights of the Grantor listed on Schedule I attached hereto.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement.

SECTION 4. Termination. Upon termination of the Security Agreement in accordance with Section 6.11 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument reasonably requested by the Grantor in writing in recordable form releasing the lien on and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts. Delivery of an executed signature page to this Copyright Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Copyright Security Agreement.

SECTION 6. Intercreditor Agreements. Notwithstanding any provision to the contrary contained herein, the terms of this Copyright Security Agreement, the Liens created hereby and the rights and remedies of the Collateral Agent hereunder are subject to the terms of each applicable Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of this Copyright Security Agreement and an Intercreditor Agreement, the terms of that Intercreditor Agreement shall govern. In the event of any conflict or inconsistency between the terms of this Copyright Security Agreement and the Security Agreement, the provisions of the Security Agreement shall govern. In the event of any conflict or inconsistency between the terms of the Security Agreement and an Intercreditor Agreement, the provisions of that Intercreditor Agreement shall govern.

[Signature pages follow.]

FISHNET SECURITY, INC., as Grantor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

EXHIBIT H

[FORM OF]

PERFECTION CERTIFICATE

[Attached]

H-1

[FORM OF]

PERFECTION CERTIFICATE

Dated: January 28, 2015

Reference is hereby made to (i) that certain First Lien Security Agreement executed in connection with the First Lien Credit Agreement (as defined below) dated as of January 28, 2015 (the “First Lien Security Agreement”), among AF Guarantor LLC, a Delaware limited liability company (“Holdings”), AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other guarantors party thereto from time to time and Goldman Sachs Bank USA, as Collateral Agent, (ii) that certain Second Lien Security Agreement executed in connection with the Second Lien Credit Agreement (as defined below) dated as of January 28, 2015 (the “Second Lien Security Agreement” and, together with the First Lien Security Agreement, the “Security Agreements”), among Holdings, the Borrower, the other guarantors party thereto from time to time and Goldman Sachs Bank USA, as Collateral Agent, (iii) that certain First Lien Credit Agreement dated as of January 28, 2015 (the “First Lien Credit Agreement”) among Holdings, the Borrower, the other guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the other lenders and agents party thereto from time to time, and (iv) that certain Second Lien Credit Agreement dated as of January 28, 2015 (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”) among Holdings, the Borrower, the other guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the other lenders and agents party thereto from time to time. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements or the Security Agreements, as applicable.

As used herein, the term “Companies” means the Borrower and each of the Guarantors.

As of the date hereof, the undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of formation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the federal taxpayer identification number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral.

5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6, (ii) the appropriate filing offices for the filings described in Schedule 9(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 8 and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the applicable Collateral Documents.

6. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, relating to the Security Agreements or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 5 hereof.

7. Termination Statements. Attached hereto as Schedule 7 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction with respect to each Lien described therein.

8. Real Property. Attached hereto as Schedule 8 is a list of all (i) real property owned in fee by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a value in excess of $5,000,000 (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule.

9. Intellectual Property.

(a) Attached hereto as Schedule 9(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreements) applied for or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such registered Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 9(b) is a schedule setting forth all of each Company’s Copyrights (as defined in the Security Agreements) applied for or registered with the United States Copyright Office, including the name of the registered owner and the registration number of each such registered Copyright owned by each Company.

(c) Attached hereto as Schedule 9(c) is a schedule setting forth all exclusive (i) Patent Licenses, (ii) Trademark Licenses and (iii) Copyright Licenses, whether or not recorded with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”), as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 9(d) in proper form for filing with the USPTO and USCO are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 9(a), Schedule 9(b) and Schedule 9(c), including duly signed copies of each of the Patent Security Agreements, the Trademark Security Agreements and Copyright Security Agreements, as applicable.

10. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 10(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreements. Also set forth in Schedule 10(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreements.

11. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness in excess of $10,000,000 held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreements.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreements) held by each Company in excess of $10,000,000, including a brief description thereof.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreements) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreements and the reason for such account to be excluded from the control agreement requirement.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first stated above.

AF BORROWER LLC

By:
Name: Daniel D. Burns
Title: President

AF GUARANTOR LLC

By:
Name: Daniel D. Burns
Title: President

ACCUVANT HOLDINGS CORPORATION
ACCUVANT MIDCO LLC
ACCUVANT FINANCE LLC
ACCUVANT HOLDCO INC.
ACCUVANT, INC.

By:
Name: Daniel D. Burns
Title: Chief Executive Officer

ACCUVANT FEDERAL SOLUTIONS INC.

By:
Name: Edward S. Wittman
Title: President, Secretary, Treasurer

FIREWALL ACQUISITION HOLDINGS, INC.
FIREWALL HOLDINGS, INC.

By:
Name: Daniel D. Burns
Title: President

FISHNET HOLDINGS, INC.
FISHNET SECURITY, INC.

By:
Name: Daniel D. Burns
Title: Chief Executive Officer

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Org. (Yes/No)	Organizational Number	FEIN	State of Formation
AF Guarantor LLC	Limited Liability Company	Yes	5631555	47-2379501	Delaware
AF Borrower LLC	Limited Liability Company	Yes	5631552	47-2379843	Delaware
Accuvant Holdings Corporation	Corporation	Yes	4564228	26-3027369	Delaware
Accuvant Midco LLC	Limited Liability Company	Yes	5507053	46-5370576	Delaware
Accuvant Finance LLC	Limited Liability Company	Yes	5507057	46-5370440	Delaware
Accuvant Holdco Inc.	Corporation	Yes	4561639	26-3027588	Delaware
Accuvant Federal Solutions Inc.	Corporation	Yes	D11402864	20-4977568	Maryland
Accuvant, Inc.	Corporation	Yes	3522720	81-0551954	Delaware
Firewall Acquisition Holdings, Inc.	Corporation	Yes	5239333	46-1400894	Delaware
Firewall Holdings, Inc.	Corporation	Yes	5232785	46-1391472	Delaware
FishNet Holdings, Inc.	Corporation	Yes	4511431	26-2088229	Delaware
FishNet Security, Inc.	Corporation	Yes	5341023	43-1806449	Delaware

Schedule 1(b)

Changes in Corporate Identity; Other Names

Company	Action	Date of Action	Organizational No. / Federal Taxpayer ID No. / Jurisdiction of non- Company to Action	List of All Other Names Used During Past Five Years by any Company
Accuvant Federal Solutions Inc.	Name Change	February 14, 2011	N/A	Ciphent, Inc.

Accuvant Holdings Corporation	Conversion from a Limited Liability Company to a Corporation	April 22, 2014	N/A	Accuvant LLC

Accuvant Holdings Corporation	Merger of AHC Merger Sub Inc. into Accuvant Holdings Corporation	January 28, 2015	N/A	AHC Merger Sub Inc.

Firewall Acquisition Holdings, Inc.	Merger of FN Merger Sub Inc. into Firewall Acquisition Holdings, Inc.	January 28, 2015	N/A	FN Merger Sub Inc.

FishNet Holdings, Inc.	Merger of FishNet Security Holdings, Inc. into FishNet Holdings, Inc.	June 6, 2013	N/A	FishNet Security Holdings, Inc.

FishNet Security, Inc.	Merger of Logic Trends, LLC into FishNet Security, Inc.	May 24, 2013	N/A	Logic Trends, LLC

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company	Other Name Used / Other Business to which Company Became a Successor on Filings with the IRS During Past Five Years	Action
Accuvant Federal Solutions Inc.	Ciphent, Inc.	Name Change

Accuvant Holdings Corporation	Accuvant LLC	Conversion from a Limited Liability Company to a Corporation

FishNet Holdings, Inc.	FishNet Security Holdings, Inc.	Merger of FishNet Security Holdings, Inc. into FishNet Holdings, Inc.

FishNet Security, Inc.	N/A	Conversion from Missouri corporation into Delaware corporation

FishNet Security, Inc.	Logic Trends, LLC	Merger of Logic Trends, LLC into FishNet Security, Inc.

Schedule 2

Chief Executive Offices

Company / Subsidiary	Address	City	County	State
AF Guarantor LLC	c/o The Blackstone Group 345 Park Avenue New York, NY 10154	New York	New York	New York

AF Borrower LLC	c/o The Blackstone Group 345 Park Avenue New York, NY 10154	New York	New York	New York

Accuvant Holdings Corporation	1125 17th Street Suite 1700 Denver, CO 80202	Denver	Denver	Colorado

Accuvant Midco LLC	c/o The Blackstone Group 345 Park Avenue New York, NY 10154	New York	New York	New York

Accuvant Finance LLC	c/o The Blackstone Group 345 Park Avenue New York, NY 10154	New York	New York	New York

Accuvant Holdco Inc.	1125 17th Street Suite 1700 Denver, CO 80202	Denver	Denver	Colorado

Accuvant Federal Solutions Inc.	1125 17th Street Suite 1700 Denver, CO 80202	Denver	Denver	Colorado

Accuvant, Inc.	1125 17th Street Suite 1700 Denver, CO 80202	Denver	Denver	Colorado

Firewall Acquisition Holdings, Inc.	c/o The Blackstone Group 345 Park Avenue New York, NY 10154	New York	New York	New York

Firewall Holdings, Inc.	c/o The Blackstone Group 345 Park Avenue New York, NY 10154	New York	New York	New York

FishNet Holdings, Inc.	6130 Sprint Parkway Suite 400 Overland Park, KS 66211	Overland Park	Johnson	Kansas

FishNet Security, Inc.	6130 Sprint Parkway Suite 400 Overland Park, KS 66211	Overland Park	Johnson	Kansas

Schedule 3

Transactions Other Than in the Ordinary Course of Business

1.	Purchase of Ciphent, Inc. (n/k/a Accuvant Federal Solutions Inc.) by Accuvant LLC pursuant to that certain Contribution and Stock Purchase Agreement, dated as of September 17, 2010, by and among Accuvant LLC, Ciphent, Inc. (n/k/a Accuvant Federal Solutions Inc.), James Foster and Andrew Eye, as amended by that certain Amendment No. 1 to the Contribution and Stock Purchase Agreement, dated December 31, 2010, and as further amended by that certain Amendment No. 2 to the Contribution and Stock Purchase Agreement, dated February 3, 2011

Schedule 5

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions/Office
UCC-1

AF Guarantor LLC

AF Borrower LLC

Accuvant Holdings Corporation

Accuvant Midco LLC

Accuvant Finance LLC

Accuvant Holdco Inc.

Accuvant, Inc.

Firewall Acquisition Holdings, Inc.

Firewall Holdings, Inc.

FishNet Holdings, Inc.

FishNet Security, Inc.

		The Security Agreements	Secretary of State of the State of Delaware

UCC-1	Accuvant Federal Solutions Inc.	The Security Agreements	Maryland Department of Assessments and Taxation

Trademark Security Agreement	Accuvant, Inc. Accuvant Federal Solutions Inc. FishNet Security, Inc.	The First Lien Trademark Security Agreement The Second Lien Trademark Security Agreement	United States Patent & Trademark Office

Copyright Security Agreement	FishNet Security, Inc.	The First Lien Copyright Security Agreement The Second Lien Copyright Security Agreement	United States Copyright Office

Patent Security Agreement	FishNet Security, Inc.	The First Lien Patent Security Agreement The Second Lien Patent Security Agreement	United States Patent & Trademark Office

Schedule 8

Owned Real Property

Owned Real Property (below $5,000,000 Mortgage threshold)

None.

Material Owned Real Property

None.

Schedule 9(a)

Patents and Trademarks

Patents:

#	Database	Status	Serial No.	Owner
1	United States Patent & Trademark Office	Application submitted	14/271,317	FishNet Security, Inc.

2	United States Patent & Trademark Office	Application submitted	14/271,346	FishNet Security, Inc.

Trademarks:

#	Trademark	Database	Status	App./Reg. No.	Intl. Class	Owner
1		United States Patent & Trademark Office	Registered	4,036,823	35, 42, 45	Accuvant, Inc.

2		United States Patent & Trademark Office	Registered	4,036,824	35, 42, 45	Accuvant, Inc.

3		United States Patent & Trademark Office	Registered	3,960,004	9	Accuvant Federal Solutions Inc.

4		United States Patent & Trademark Office	Registered	3,764,618	9, 42	Accuvant Federal Solutions Inc.

5		United States Patent & Trademark Office	Registered	4,356,455	41, 45	FishNet Security, Inc.

6		United States Patent & Trademark Office	Registered	4,399,610	9	FishNet Security, Inc.

7		United States Patent & Trademark Office	Registered	4,456,557	42	FishNet Security, Inc.

8		United States Patent & Trademark Office	Registered	4,459,079	41	FishNet Security, Inc.

9	United States Patent & Trademark Office	Pending – Amended to Supplemental Register October 10, 2014	85-937140	42	FishNet Security, Inc.
10	United States Patent & Trademark Office	Registered	4,480,344	41	FishNet Security, Inc.
11	United States Patent & Trademark Office	Registered	4,466,480	9	FishNet Security, Inc.
12	United States Patent & Trademark Office	Registered	4,307,964	42	FishNet Security, Inc.
13	United States Patent & Trademark Office	Registered	4,307,963	42	FishNet Security, Inc.
14	United States Patent & Trademark Office	Registered	3,219,901	41, 42	FishNet Security, Inc.

Schedule 9(b)

Copyrights

#	Copyright	Status	Reg. No.	Reg. Date	Owner
1	Security awareness training: Protecting Confidential Information	Active	PAu003098964	February 5, 2007	FishNet Security, Inc.

Schedule 9(c)

Exclusive Patent Licenses, Exclusive Trademark Licenses and Exclusive Copyright Licenses

None.

Schedule 10

(a) Equity Interests of the Companies

Record Owner	Issuer	Certificate No. (to the extent certificated)	No. Shares/Share Class	Percentage of Ownership	Percent Pledged
AF Security Holdings Corp.	AF Guarantor LLC	N/A	100 Units	100%	0%
AF Guarantor LLC	AF Borrower LLC	N/A	100 Units	100%	100%
AF Borrower LLC	Accuvant Holdings Corporation	N/A	100 Shares	100%	100%
Accuvant Holdings Corporation	Accuvant Midco LLC	N/A	100 Units	100%	100%
Accuvant Midco LLC	Accuvant Finance LLC	Certificate No. 001	100 Units	100%	100%
Accuvant Finance LLC	Accuvant Holdco Inc.	Certificate No. C-02	1,000 Common Shares	100%	100%
Accuvant Finance LLC	Accuvant Federal Solutions Inc.	Certificate No. 04	1,000 Shares	100%	100%
Accuvant Holdco Inc.	Accuvant, Inc.	Certificate No. C-001	1,000 Common Shares	100%	100%
Accuvant, Inc.	Accuvant Canada Inc.	Certificate No. C-1	1,000 Common Shares	100%	65%
Accuvant, Inc.	Accuvant B.V.	N/A	20,000 Shares	100%	65%
AF Borrower LLC	Firewall Acquisition Holdings, Inc.	N/A	100 Shares	100%	100%
Firewall Acquisition Holdings, Inc.	Firewall Holdings, Inc.	Certificate No. CS-1	100 Shares	100%	100%
Firewall Holdings, Inc.	FishNet Holdings, Inc.	Certificate No. PH	1,000 Shares	100%	100%
FishNet Holdings, Inc.	FishNet Security, Inc.	Certificate No. 2	1,000 Shares	100%	100%
FishNet Security, Inc.	FishNet Security Limited	N/A	300,000 Shares	100%	65%

Schedule 10(b)

Other Equity Interests

None.

Schedule 11

Instruments and Tangible Chattel Paper

1. Promissory Notes:

Intercompany Note, dated January 28, 2015 by AF Guarantor LLC (“Holdings”), AF Borrower LLC (the “Borrower”) and certain subsidiaries of the Borrower from time to time party thereto.

2. Chattel Paper:

None

Schedule 12

Commercial Tort Claims

None.

Schedule 13

Securities Accounts

None.

Commodity Accounts

None.

EXHIBIT I

[FORM OF]

INTERCOMPANY NOTE

[        ], 2015

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions (including trade payables) made by such Holder to such Issuer. Each Issuer promises also to pay interest on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Issuer and such Holder.

This intercompany note (“Note”) is an Intercompany Note referred to in (i) that certain Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “ABL Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Company”), as Lead Borrower, the other Borrowers and Guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “ABL Administrative Agent”), Collateral Agent and L/C Issuer, and the lenders party thereto from time to time (collectively, the “ABL Lenders” and individually, an “ABL Lender”), (ii) that certain First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “First Lien Credit Agreement”), among AF Guarantor LLC, the Company, as Borrower, the other Guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent (in such capacity, the “First Lien Administrative Agent”), and Collateral Agent and the lenders party thereto from time to time (collectively, the “First Lien Lenders” and individually, a “First Lien Lender”) and (iii) that certain Second Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Second Lien Credit Agreement” and, together with the ABL Credit Agreement and the First Lien Credit Agreement, the “Credit Agreements”), among AF Guarantor LLC, the Company, as Borrower, the other Guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent (in such capacity, the “Second Lien Administrative Agent” and, together with the ABL Administrative Agent and the First Lien Administrative Agent, the “Administrative Agents”) and Collateral Agent, and the lenders party thereto from time to time (collectively, the “Second Lien Lenders” and individually, a “Second Lien Lender” and, together with the ABL Lenders and the First Lien Lenders, the “Lenders”) and is subject to the terms thereof, and shall be pledged by each Holder pursuant to the applicable Security Agreement (as defined in the applicable Credit Agreement) to which it is a party, to the extent required pursuant to the terms thereof. Each Holder hereby acknowledges and agrees that the Administrative Agents may exercise all rights provided in the applicable Credit Agreement and the applicable Security Agreement to which it is a party with respect to this Note.

Anything in this Note or in any Intercompany Loan Agreement (as such term is defined below) to the contrary notwithstanding, the indebtedness evidenced by this Note and the Intercompany Loan Agreements owed by any Issuer that is a Loan Party to any Holder shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations (as defined in the applicable

Credit Agreement) of such Issuer under each Credit Agreement, including, without limitation, where applicable, under such Issuer’s guarantee of the obligations under the ABL Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement and (ii) all other Indebtedness (as defined in the applicable Credit Agreement) of such Issuer or any guaranty thereof, other than Indebtedness that by its terms expressly provides that it shall not be Senior Indebtedness (as defined below) hereunder (such Obligations and such Indebtedness and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than debt securities of such Issuer that are subordinated, to at least the same extent as this Note and any Intercompany Loan Agreements, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under any Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note or the Intercompany Loan Agreements;

(iii) unless the Payment Conditions (as defined in the ABL Credit Agreement) are then satisfied or such payment or distribution is made in the ordinary course of business, no payment or distribution shall be made by or on behalf of any Issuer that is a Loan Party (as defined in each Credit Agreement) to any Holder that is not a Loan Party (as defined in each Credit Agreement) with respect to this Note or the Intercompany Loan Agreements; and

(iv) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note or the Intercompany Loan Agreements shall (despite these subordination provisions) be received by any Holder in violation of clause (i), (ii) or (iii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination provided for herein is for the benefit of the Administrative Agents and the Lenders under the Credit Agreements and the Administrative Agents and the Lenders are third party beneficiaries of the subordination provisions herein, including, without limitation, in the preceding paragraph and subparagraph (i) through (iv) hereof) under this Note to the same extent as if their names were written herein as such and each Administrative Agent may, on behalf of itself and the applicable Lenders may, on behalf of itself and the Holders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note or any Intercompany Loan Agreement and owed by any Issuer that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Issuer.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement (whether now existing or hereafter arising, as the same may be in effect from time to time, and subordinated to the holders of Senior Indebtedness only to the extent required pursuant to the terms of the applicable Credit Agreements, the “Intercompany Loan Agreements”) between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them. In the event of any conflict between the subordination provisions of this Note and the provisions of any Intercompany Loan Agreement, the provisions of this Note shall control.

Notwithstanding anything to the contrary contained herein, the parties hereto agree that the indebtedness evidenced by that certain ABL Intercompany Note (as further amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercompany Note”), dated as of [                ] [    ], 2015, by and among the Note Parties (such indebtedness, “ABL Intercompany Indebtedness”) shall not constitute indebtedness under this Note.

Upon execution and delivery after the date hereof by AF Borrower LLC or any affiliate of AF Borrower LLC of a counterpart signature page hereto, such affiliate shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

AF BORROWER LLC,
as both Issuer and Holder,

By:
Name:
Title:

AF GUARANTOR LLC
as both Issuer and Holder,

By:
Name:
Title:

[ ]
each, as both Issuer and Holder,

By:
Name:
Title:

EXHIBIT J-1

[FORM OF] ABL INTERCREDITOR AGREEMENT

dated as of January 28, 2015,

among

JPMorgan Chase bank, n.a.

as ABL Agent,

GOLDMAN SACHS BANK USA,

as First Lien Term Agent,

GOLDMAN SACHS BANK USA,

as Second Lien Term Agent,

Each ADDITIONAL PARI FIRST LIEN TERM DEBT AGENT and ADDITIONAL PARI

SECOND LIEN TERM DEBT AGENT from time to time party hereto,

AF BORROWER LLC,

as the Lead Borrower,

AF GUARANTOR LLC,

as Holdings,

and

the other Loan Parties now or from time to time hereafter party hereto

ABL INTERCREDITOR AGREEMENT, dated as of January 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among JPMorgan Chase bank, n.a., as agent for the ABL Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original ABL Agent”), GOLDMAN SACHS BANK USA, as administrative agent and collateral agent for the First Lien Term Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original First Lien Term Agent”), GOLDMAN SACHS BANK USA, as administrative agent and collateral agent for the Junior Lien Term Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original Second Lien Term Agent”), AF BORROWER LLC, a Delaware limited liability company (the “Lead Borrower”), and AF GUARANTOR LLC, a Delaware limited liability company (“Holdings”), and each of the other Loan Parties listed on the signature pages hereto (the “Subsidiary Grantors” and together with the Borrower and Holdings, the “Initial Grantors”).

Reference is made to (a) the ABL Credit Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), (b) the First Lien Term Loan Agreement and (c) the Second Lien Term Loan Agreement.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Agent (for itself and on behalf of the First Lien Term Secured Parties), the Second Lien Term Agent (for itself and on behalf of the Second Lien Term Secured Parties), each Additional Pari First Lien Term Debt Agent (on behalf of the Additional Pari First Lien Term Debt Secured Parties of the applicable Series), if any, and each Additional Pari Second Lien Term Debt Agent (on behalf of the Additional Pari Second Lien Term Debt Secured Parties of the applicable Series), if any and the Grantors agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein or in any Annex or Exhibit of this Agreement shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, restated, amended and restated, renewed, extended, supplemented or otherwise modified from time to time, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein,”

“hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) All terms used in this Agreement that are defined in Article 1, 8 or 9 of the New York UCC (whether capitalized herein or not) and not otherwise defined herein have the meanings assigned to them in Article 1, 8 or 9 of the New York UCC. If a term is defined in Article 9 of the New York UCC and another Article of the UCC, such term shall have the meaning assigned to it in Article 9 of the New York UCC.

(c) As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means the Original ABL Agent, and, from and after the date of execution and delivery of an ABL Substitute Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the ABL Debt Obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.

“ABL Cash Management Agreement” means a “Cash Management Agreement” under (and as defined in) the ABL Credit Agreement (or any similar term of any ABL Substitute Facility).

“ABL Credit Agreement” means the credit agreement, dated as of the date hereof, among the Borrower, the other Grantors party thereto from time to time, the ABL Agent, the lenders party thereto from time to time as additional borrowers or guarantors thereunder and the other agents and arrangers named therein, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any ABL Substitute Facility.

“ABL Debt Documents” means the ABL Credit Agreement, the ABL Security Documents, the other “Loan Documents” (as defined in the ABL Credit Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any ABL Substitute Facility.

“ABL Debt Obligations” means the “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility) from time to time outstanding and, in any event, ABL Debt Obligations shall expressly include any and all interest accruing and fees, costs, expenses and charges incurred after the date of any filing by or against any Grantor of any petition or complaint initiating any Insolvency or Liquidation Proceeding, regardless of whether any ABL Secured Party’s claim therefor is enforceable, allowable or allowed as a claim in the Insolvency or Liquidation Proceeding commenced by the filing of such petition or complaint.

“ABL Facility Collateral” means all assets and properties subject to Liens created by the ABL Security Documents to secure the ABL Debt Obligations

“ABL Lender” means a “Lender” under (and as defined in) the ABL Credit Agreement (or under any ABL Substitute Facility).

“ABL Liens” means Liens created at any time on the ABL Facility Collateral pursuant to the ABL Security Documents to secure the ABL Debt Obligations (including Liens on such ABL Facility Collateral under the security documents associated with any ABL Substitute Facility).

“ABL Priority Collateral” means all present and future right, title and interest of the Grantors in and to the following types of ABL Facility Collateral, whether now owned or hereafter acquired, existing or arising:

(a) all accounts (including credit card receivables) and (ii) all other rights to payment arising from services rendered, software licensing or the sale, lease, use or other disposition of inventory and goods (other than Equipment), whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper or documents;

(b) all inventory and documents relating to inventory;

(c) all contract rights under agreements relating to the foregoing;

(d) all deposit accounts, commodity accounts, securities accounts and lock boxes (other than in each case the Collateral Proceeds Account), including all money and certificated securities, uncertificated securities (other than Capital Stock), securities entitlements and investment property credited thereto or deposited therein (including all cash, marketable securities and other funds held in or on deposit in any such deposit account, commodity account or securities account), and all cash and cash equivalents, including cash and cash equivalents securing reimbursement obligations in respect of letters of credit or other ABL Debt Obligations (in each case, subject to Section 2.15, other than any identifiable Proceeds of the Term Priority Collateral);

(e) all instruments, chattel paper and general intangibles evidencing, governing or otherwise pertaining to any of the other items of property included within clauses (a), (b), (c), (d), (f) and (g) of this definition (including, without limitation, vendor and distributor contracts to the extent relating to the products and services sold or provided by the Grantors to end-users and resulting in or giving rise to the property included within clause (a) of this definition);

(f) all books and records, supporting obligations, documents and related letters of credit, letter-of-credit rights, commercial tort claims or other claims and causes of action, in each case, to the extent arising out of, related primarily to or given in exchange or settlement of any of the foregoing;

(g) all intercompany notes issued by any Grantor (or subsidiary thereof) to any Grantor evidencing loans made with the proceeds of loans made under the ABL Credit Agreement; and

(h) all substitutions, replacements, accessions, products and proceeds (including, without limitation, business interruption insurance proceeds, other insurance proceeds relating to the foregoing, licenses, royalties, income, payments, claims, damages and proceeds of suit) of all or any of the foregoing;

provided that in no case shall ABL Priority Collateral include (i) any Capital Stock, (ii) any Intellectual Property (other than software and software licenses to the extent constituting inventory) or (iii) any identifiable cash proceeds from a sale, lease, conveyance or other disposition of any Term Priority Collateral that has been deposited in the Collateral Proceeds Account, until such time as such cash proceeds are released therefrom in accordance with the terms of the Term Debt Documents).

“ABL Secured Parties” means, at any time, the “Secured Parties” as defined in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility).

“ABL Security Documents” means each agreement listed in part A of Exhibit C hereto, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes or any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any ABL Debt Obligations (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any ABL Substitute Facility).

“ABL Substitute Facility” means any facility with respect to which the requirements contained in Section 2.10(a) of this Agreement have been satisfied and the proceeds or commitments of which are used, among other things, to Replace the ABL Credit Agreement then in existence; provided that any ABL Lien securing such ABL Substitute Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof).

“ABL Treasury Services Obligations” means all Cash Management Obligations (as defined in the ABL Credit Agreement or any similar term of any ABL Substitute Facility) in respect of ABL Cash Management Agreements.

“Account Agreement” means any lockbox account agreement, pledged account agreement, blocked account agreement, deposit account control agreement, securities account control agreement, or any similar deposit or securities account agreements among any First Lien Term Agent, Second Lien Term Agent and/or the ABL Agent, one or more Grantors and the relevant financial institution depository or securities intermediary.

“Additional Pari First Lien Term Debt” means any secured debt (i) issued pursuant to an Additional Pari First Lien Term Debt Facility, (ii) ranking equal in right of security with respect to the Collateral securing the First Lien Term Debt and (iii) permitted under the ABL Credit Agreement, the First Lien Term Loan Agreement and the Second Lien Term Loan Agreement.

“Additional Pari First Lien Term Debt Agent” means, with respect to any Series of Additional Pari First Lien Term Debt Obligations, the person or entity that, pursuant to the Additional Pari First Lien Term Debt Documents relating to such Additional Pari First Lien Term Debt Obligations, holds Liens on the Collateral on behalf of the Additional Pari First Lien Term Debt Secured Parties thereunder.

“Additional Pari First Lien Term Debt Collateral” means, with respect to any Series of Additional Pari First Lien Term Debt Obligations, all assets and properties subject to Liens created by the Additional Pari First Lien Term Debt Security Documents to secure such Additional Pari First Lien Term Debt Obligations.

“Additional Pari First Lien Term Debt Documents” means each Additional Pari First Lien Term Debt Facility and the Additional Pari First Lien Term Debt Security Documents.

“Additional Pari First Lien Term Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 2.10(b) of this Agreement have been satisfied and pursuant to which Additional Pari First Lien Term Debt is provided, in each case with banks, other lenders or trustees, providing for term loans, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, Replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Document; provided that neither the ABL Credit Agreement, the First Lien Term Loan Agreement or the Second Lien Term Loan Agreement shall constitute an Additional Pari First Lien Term Debt Facility at any time.

“Additional Pari First Lien Term Debt Lien” means a Lien granted pursuant to any Additional Pari First Lien Term Debt Security Document to an Additional Pari First Lien Term Debt Agent or Additional Pari First Lien Term Debt Secured Party at any time upon any property of any Grantor that is Collateral to secure a Series of Additional Pari First Lien Term Debt Obligations.

“Additional Pari First Lien Term Debt Obligations” means, with respect to any Grantor and Additional Pari First Lien Term Debt, any obligations of such Grantor owed to any Additional Pari First Lien Term Debt Secured Party under the Additional Pari First Lien Term Debt Documents related thereto.

“Additional Pari First Lien Term Debt Secured Parties” means, with respect to any Series of Additional Pari First Lien Term Debt Obligations, at any time, the Additional Pari First Lien Term Debt Agent of such Series and the other holders from time to time of Additional Pari First Lien Term Debt Obligations of such Series.

“Additional Pari First Lien Term Debt Security Documents” means the Additional Pari First Lien Term Debt Facility (insofar as the same grants a Lien on any collateral) and all collateral trust agreements, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Pari First Lien Term Debt Obligations of the Grantors owed thereunder to any Additional Pari First Lien Term Debt Secured Parties.

“Additional Pari Second Lien Term Debt” means any secured debt (i) issued pursuant to an Additional Pari Second Lien Term Debt Facility, (ii) ranking equal in right of security with respect to the Collateral securing the Second Lien Term Debt and (iii) permitted under the ABL Credit Agreement, the First Lien Term Loan Agreement and the Second Lien Term Loan Agreement.

“Additional Pari Second Lien Term Debt Agent” means, with respect to any Series of Additional Pari Second Lien Term Debt Obligations, the person or entity that, pursuant to the Additional Pari Second Lien Term Debt Documents relating to such Additional Pari Second Lien Term Debt Obligations, holds Liens on the Collateral on behalf of the Additional Pari Second Lien Term Debt Secured Parties thereunder.

“Additional Pari Second Lien Term Debt Collateral” means, with respect to any Series of Additional Pari Second Lien Term Debt Obligations, all assets and properties subject to Liens created by the Additional Pari Second Lien Term Debt Security Documents to secure such Additional Pari Second Lien Term Debt Obligations.

“Additional Pari Second Lien Term Debt Documents” means each Additional Pari Second Lien Term Debt Facility and the Additional Pari Second Lien Term Debt Security Documents.

“Additional Pari Second Lien Term Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 2.10(b) of this Agreement have been satisfied and pursuant to which Additional Pari Second Lien Term Debt is provided, in each case with banks, other lenders or trustees, providing for term loans, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, Replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Document; provided that neither the ABL Credit Agreement, the First Lien Term Loan Agreement or the Second Lien Term Loan Agreement shall constitute an Additional Pari Second Lien Term Debt Facility at any time.

“Additional Pari Second Lien Term Debt Lien” means a Lien granted pursuant to any Additional Pari Second Lien Term Debt Security Document to an Additional Pari Second Lien Term Debt Agent or Additional Pari Second Lien Term Debt Secured Party at any time upon any property of any Grantor that is Collateral to secure a Series of Additional Pari Second Lien Term Debt Obligations.

“Additional Pari Second Lien Term Debt Obligations” means, with respect to any Grantor and Additional Pari Second Lien Term Debt, any obligations of such Grantor owed to any Additional Pari Second Lien Term Debt Secured Party under the Additional Pari Second Lien Term Debt Documents related thereto.

“Additional Pari Second Lien Term Debt Secured Parties” means, with respect to any Series of Additional Pari Second Lien Term Debt Obligations, at any time, the Additional Pari Second Lien Term Debt Agent of such Series and the other holders from time to time of Additional Pari Second Lien Term Debt Obligations of such Series.

“Additional Pari Second Lien Term Debt Security Documents” means the Additional Pari Second Lien Term Debt Facility (insofar as the same grants a Lien on any collateral) and all collateral trust agreements, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Pari Second Lien Term Debt Obligations of the Grantors owed thereunder to any Additional Pari Second Lien Term Debt Secured Parties.

“Agreement” has the meaning assigned to that term in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereinafter in effect.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, suspension of payments, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” means the Lead Borrower and any subsidiary thereof that is identified as a Borrower in the ABL Credit Agreement or any Term Debt Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Irvine, California are authorized or required by law to remain closed.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting the (a) ABL Facility Collateral, on the one hand and (b) the Pari First Lien Term Debt Collateral or Pari Second Lien Term Debt Collateral, on the other hand.

“Collateral Proceeds Account” means one or more deposit accounts or securities accounts established or maintained by any Grantor, a Pari First Lien Term Debt Agent or its agent, or a Pari Second Lien Term Debt Agent or its agent, for the sole purpose of holding the proceeds of any sale or other disposition of any Term Priority Collateral that are required to be held in trust in such account or accounts pursuant to the terms of any Pari First Lien Term Debt Document or Pari Second Lien Term Debt Document.

“Controlling Junior Representative” means (a) in respect of the Term Priority Collateral, the Controlling Pari Second Lien Term Debt Agent until the Discharge of the Pari Second Lien Term Debt and thereafter, the ABL Agent and (b) in respect of the ABL Priority Collateral, the Controlling Pari First Lien Term Debt Agent until the Discharge of the Pari First Lien Term Debt and thereafter, the Controlling Pari Second Lien Term Debt Agent.

“Controlling Pari First Lien Term Debt Agent” means (i) for so long as there is only one Series of Pari First Lien Term Debt, the Pari First Lien Term Debt Agent for such Series and (ii) at any time when there is more than one Series of Pari First Lien Term Debt, the “Applicable Collateral Agent,” as such term is defined in the First Lien Intercreditor Agreement (as such term is defined in the First Lien Term Loan Agreement) as designated by such Pari First Lien Term Debt Agent in a notice to the ABL Agent and the Controlling Pari Second Lien Term Debt Agent. As of the date hereof, the Original First Lien Term Agent is the Controlling Pari First Lien Term Debt Agent.

“Controlling Pari Second Lien Term Debt Agent” means (i) for so long as there is only one Series of Pari Second Lien Term Debt, the Pari Second Lien Term Debt Agent for such Series and (ii) at any time when there is more than one Series of Pari Second Lien Term Debt, the Pari Second Lien Term Debt Agent designated from time to time by the Pari Second Lien Term Debt Agents representing at least a majority of the then aggregate amount of Pari Second Lien Term Debt Obligations that agree to vote together in a notice to the ABL Agent and the Controlling Pari First Lien Term Debt Agent. As of the date hereof, the Original Second Lien Term Agent is the Controlling Pari Second Lien Term Debt Agent.

“Controlling Senior Representative” means (a) in respect of the Term Priority Collateral, the Controlling Pari First Lien Term Debt Agent until the Discharge of the Pari First Lien Term Debt Obligations and thereafter, the Controlling Pari Second Lien Term Debt Agent and (b) in respect of the ABL Priority Collateral, the ABL Agent until the Discharge of the ABL Debt Obligations and thereafter, the Controlling Pari First Lien Term Debt Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright (determined as if references to the Grantor in the definition of “Copyrights” were references to the third party) now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Deposit Accounts” has the meaning assigned to that term in Section 3.02(a).

“DIP Financing” has the meaning assigned to that term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to that term in Section 2.06(b).

“DIP Lenders” has the meaning assigned to that term in Section 2.06(b).

“Discharge” means, with respect to any particular Senior Secured Obligations, the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit (or, in the case of ABL Treasury Services Obligations, First Lien Term Treasury Services Obligations, Secured ABL Hedge Obligations and Secured First Lien Term Hedge Obligations or similar Senior Secured Obligations, termination of arrangements giving rise to such debt) that would constitute such Senior Secured Obligations;

(b) payment in full in cash of the principal of, interest and premium (if any) on, fees and other charges comprising such Senior Secured Obligations (other than any undrawn letters of credit) (including, in any event, all such interest, fees, expenses, and other charges (including all such interest, fees, expenses, and other charges incurred or accruing following the commencement of any Insolvency or Liquidation Proceeding, regardless of whether any portion of such interest, fees and other charges are enforceable, allowed or allowable in any Insolvency or Liquidation Proceeding under the Bankruptcy Code or otherwise);

(c) discharge or cash collateralization (at the lower of (i) 103% of the aggregate undrawn amount, and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Senior Documents) of all outstanding letters of credit constituting such Senior Secured Obligations; and

(d) payment in full in cash of all other such Senior Secured Obligations that are outstanding and unpaid at the time the principal of and interest and premium on all such Senior Secured Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnification, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); provided that the Discharge of the applicable Senior Secured Obligations shall not be deemed to have occurred in connection with a Replacement as contemplated by Section 2.10(a).

“Enforcement Notice” means a written notice delivered, at a time when an Event of Default has occurred and is continuing, by the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent, as applicable, to the other agents specified in this definition which notice shall specify the relevant Event of Default.

“Event of Default” means an “Event of Default” under and as defined in the ABL Credit Agreement, the First Lien Term Loan Agreement, any Additional Pari First Lien Term Debt Document, the Second Lien Term Loan Agreement or any Additional Pari Second Lien Term Debt Document, as the context may require.

“First Lien Term Agent” means the Original First Lien Term Agent, and, from and after the date of execution and delivery of a First Lien Term Substitute Facility, the agent, collateral agent, trustee or other representative of the lenders or other holders of the indebtedness and other obligations evidence thereunder or governed thereby, in each case, together with its successors in such capacity.

“First Lien Term Collateral” means all assets and properties subject to Liens created by the Pari First Lien Term Debt Security Documents to secure the Pari First Lien Term Debt Obligations.

“First Lien Term Debt” means all “Obligations” as defined in the First Lien Term Loan Agreement (or any similar term of any First Lien Term Substitute Facility) from time to time outstanding, and in any event First Lien Term Debt shall expressly include any and all interest accruing and fees, costs, expenses, and charges incurred after the date of any filing by or against any Grantor of any petition or complaint initiating any Insolvency or Liquidation Proceeding, regardless of whether any First Lien Term Secured Party’s claim therefor is enforceable, allowable or allowed as a claim in the Insolvency or Liquidation Proceeding commenced by the filing of such petition or complaint.

“First Lien Term Documents” means the First Lien Term Loan Agreement, the First Lien Term Security Documents, the other “Loan Documents” (as defined in the First Lien Term Loan Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing any First Lien Term Substitute Facility.

“First Lien Term Lender” means a “Lender” under (and as defined in) the First Lien Term Loan Agreement (or any similar term under any First Lien Term Substitute Facility).

“First Lien Term Lien” means a Lien granted pursuant to the First Lien Term Security Documents to the First Lien Term Agent at any time upon any property of any other Grantor to secure First Lien Term Debt.

“First Lien Term Loan Agreement” means the First Lien Credit Agreement, dated as of the date hereof, among the Lead Borrower, the other Grantors party thereto from time to time, and the First Lien Term Agent, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any First Lien Term Substitute Facility.

“First Lien Term Secured Parties” means, at any time, the “Secured Parties” as defined in the First Lien Term Loan Agreement (or any similar term of any First Lien Term Substitute Facility).

“First Lien Term Security Documents” means each agreement listed in Part B of Exhibit C hereto and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes or any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor or any of its Subsidiaries to secure any First Lien Term Debt (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any First Lien Term Substitute Facility).

“First Lien Term Substitute Facility” means any facility with respect to which the requirements contained in Section 2.10(a) of this Agreement have been satisfied, the proceeds of which are used to, among other things, Replace the First Lien Term Loan Agreement or any Additional Pari First Lien Term Debt Facility. For the avoidance of doubt, no First Lien Term Substitute Facility shall be required to be evidenced by notes or other instruments and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such First Lien Term Substitute Facility shall be subject to the terms of this Agreement for all purposes (including the lien priority as set forth herein as of the date hereof) as the other Liens securing the First Lien Term Debt are subject to under this Agreement.

“First Lien Term Treasury Services Agreement” has the meaning assigned to the term “Treasury Services Agreement” in the First Lien Term Loan Agreement (or any similar term of any First Lien Term Substitute Facility).

“First Lien Term Treasury Services Obligations” means all Obligations in respect of First Lien Term Treasury Services Agreements.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means the Initial Grantors and each other direct or indirect Subsidiary of the Lead Borrower that shall have granted any Lien in favor of the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent on any of its assets or properties to secure both (i) the ABL Debt Obligations and (ii) any Pari First Lien Term Debt Obligations or any Pari Second Lien Term Debt Obligations.

“Holdings” has the meaning assigned to that term in the preamble hereto.

“Initial Grantors” has the meaning assigned to such term in the preamble hereto.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or, against any Grantor under the Bankruptcy Code, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, in each case to the extent not permitted under the Senior Documents;

(c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Grantor or any of its assets; or

(d) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all United States intellectual property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, the intellectual property rights in software and databases and related documentation and all additions and improvements to the foregoing.

“Intercreditor Agreement Joinder” means an agreement substantially in the form of Exhibit A.

“Junior Documents” means (a) in respect of the Term Priority Collateral, the ABL Debt Documents and (b) in respect of the ABL Priority Collateral, the Term Debt Documents.

“Junior Liens” means (a) in respect of the ABL Priority Collateral, all the Term Debt Liens on such Collateral and (b) in respect of the Term Priority Collateral, the ABL Liens on such Collateral.

“Junior Representative” means (a) with respect to the Term Priority Collateral, the ABL Agent and (b) with respect to the ABL Priority Collateral, each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent.

“Junior Secured Obligations” means (a) with respect to the Term Debt Obligations (to the extent such Obligations are secured, or intended to be secured, by the Term Priority Collateral), the ABL Debt Obligations and (b) with respect to ABL Debt Obligations (to the extent such Obligations are secured, or intended to be secured, by the ABL Priority Collateral), the Term Debt Obligations.

“Junior Secured Obligations Collateral” means the Collateral in respect of which any Junior Representative (on behalf of itself and the applicable Junior Secured Obligations Secured Parties) holds a Junior Lien.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Term Priority Collateral, the ABL Secured Parties and (b) with respect to the ABL Priority Collateral, the Term Debt Secured Parties.

“Junior Secured Obligations Security Documents” means (a) with respect to the ABL Priority Collateral, the Term Debt Security Documents; and (b) with respect to the Term Priority Collateral, the ABL Security Documents.

“Lead Borrower” has the meaning assigned to that term in the preamble hereto.

“License” means any (i) Patent License, (ii) Trademark License, (iii) Copyright License or other written Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all renewals, extensions, supplements and continuations thereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Lien Sharing and Priority Confirmation Joinder” means an agreement substantially in the form of Exhibit B.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means, with respect to any Secured Parties, any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, fees, expenses, and other charges accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees, expenses, and other charges are not enforceable, allowable or allowed as a claim in such proceeding) under the Secured Documents of such Secured Party.

“Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Grantor. Any document delivered hereunder that is signed by an Officer of a Grantor shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Grantor and such Officer shall be conclusively presumed to have acted on behalf of such Grantor.

“Officer’s Certificate” means a certificate signed on behalf of applicable Grantor by an Officer of such Grantor, who must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of such Grantor.

“Original ABL Agent” has the meaning assigned to that term in the preamble hereto.

“Original First Lien Term Agent” has the meaning assigned to that term in the preamble hereto.

“Original Second Lien Term Agent” has the meaning assigned to that term in the preamble hereto.

“Pari First Lien Term Debt” means the First Lien Term Debt and any Additional Pari First Lien Term Debt.

“Pari First Lien Term Debt Agents” means the First Lien Term Agent and each Additional Pari First Lien Term Debt Agent.

“Pari First Lien Term Debt Collateral” means the First Lien Term Collateral and any Additional Pari First Lien Term Debt Collateral.

“Pari First Lien Term Debt Documents” means the First Lien Term Documents and any Additional Pari First Lien Term Debt Documents.

“Pari First Lien Term Debt Facility” means the Facility (as defined in the First Lien Term Loan Agreement) and any Additional Pari First Lien Term Debt Facility.

“Pari First Lien Term Debt Lien” means each First Lien Term Lien and each Additional Pari First Lien Term Debt Lien.

“Pari First Lien Term Debt Obligations” means the First Lien Term Debt and any Additional Pari First Lien Term Debt Obligations.

“Pari First Lien Term Debt Secured Parties” means the First Lien Term Secured Parties and any Additional Pari First Lien Term Debt Secured Parties.

“Pari First Lien Term Debt Security Documents” means the First Lien Term Security Documents and the Additional Pari First Lien Term Debt Security Documents.

“Pari Second Lien Term Debt” means the Second Lien Term Debt and any Additional Pari Second Lien Term Debt.

“Pari Second Lien Term Debt Agents” means the Second Lien Term Agent and each Additional Pari Second Lien Term Debt Agent.

“Pari Second Lien Term Debt Collateral” means the Second Lien Term Collateral and any Additional Pari Second Lien Term Debt Collateral.

“Pari Second Lien Term Debt Documents” means the Second Lien Term Documents and any Additional Pari Second Lien Term Debt Documents.

“Pari Second Lien Term Debt Facility” means the Facility (as defined in the Second Lien Term Loan Agreement) and any Additional Pari Second Lien Term Debt Facility.

“Pari Second Lien Term Debt Lien” means each Second Lien Term Lien and each Additional Pari Second Lien Term Debt Lien.

“Pari Second Lien Term Debt Obligations” means the Second Lien Term Debt and any Additional Pari Second Lien Term Debt Obligations.

“Pari Second Lien Term Debt Secured Parties” means the Second Lien Term Secured Parties and any Additional Pari Second Lien Term Debt Secured Parties.

“Pari Second Lien Term Debt Security Documents” means the Second Lien Term Security Documents and the Additional Pari Second Lien Term Debt Security Documents.

“Patent License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Patent now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, is in existence, or granting any right to any Grantor under any Patent (determined as if references to the Grantor in the definition of Patent were references to the third party) now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisionals, continuations-in-part, renewals or extensions of the foregoing, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Permitted Subordination” has the meaning assigned thereto in Section 2.01(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, plan of arrangement, agreement for composition, or other type of dispositive restructuring plan proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Grantor in any real property constituting Collateral.

“Recovery” has the meaning assigned to that term in Section 2.07.

“Replaces” means, (a) in respect of any agreement with reference to the ABL Credit Agreement or the ABL Debt Obligations or any ABL Substitute Facility, that such agreement refinances, replaces, exchanges or refunds the ABL Credit Agreement or such ABL Substitute Facility in whole (in a transaction that is in compliance with Section 2.10(a)) and that all commitments thereunder are terminated; (b) in respect of any agreement or indebtedness with reference to any Pari First Lien Term Debt Documents or any Pari First Lien Term Debt Facility, that such agreement or indebtedness refinances, replaces, exchanges or refunds such Pari First Lien Term Debt Documents or such Pari First Lien Term Debt Facility (i) in whole (in a transaction that is in compliance with Section 2.10(a)) and that all commitments thereunder are terminated, or, (ii) to the extent permitted by the terms of such Pari First Lien Term Debt Documents or such Pari First Lien Term Debt Facility, in part; and (c) in respect of any agreement or indebtedness with reference to any Pari Second Lien Term Debt Documents or any Pari Second Lien Term Debt Facility, that such agreement or indebtedness refinances, replaces, exchanges or refunds such Pari Second Lien Term Debt Documents or such Pari Second Lien Term Debt Facility (i) in whole (in a transaction that is in compliance with Section 2.10(a)) and that all commitments thereunder are terminated, or, (ii) to the extent permitted by the terms of such Pari Second Lien Term Debt Documents or such Pari Second Lien Term Debt Facility, in part. “Replace,” “Replaced” and “Replacement” shall have correlative meanings.

“Representative” means (a) in the case of any Series of Pari First Lien Term Debt Obligations, the Pari First Lien Term Debt Agent for such Series, (b) in the case of any Series of Pari Second Lien Term Debt Obligations, the Pari Second Lien Term Debt Agent for such Series and (c) in the case of any ABL Debt Obligations, the ABL Agent.

“Second Lien Term Agent” means the Original Second Lien Term Agent, and, from and after the date of execution and delivery of a Second Lien Term Substitute Facility, the agent, collateral agent, trustee or other representative of the lenders or other holders of the indebtedness and other obligations evidence thereunder or governed thereby, in each case, together with its successors in such capacity.

“Second Lien Term Loan Agreement” means the Second Lien Credit Agreement, dated as of the date hereof, among the Lead Borrower, the other Grantors party thereto from time to time, and the Second Lien Term Agent, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Second Lien Term Substitute Facility.

“Second Lien Term Collateral” means all assets and properties subject to Liens created by the Pari Second Lien Term Debt Security Documents to secure the Pari Second Lien Term Debt Obligations.

“Second Lien Term Debt” means all “Obligations” as defined in the Second Lien Term Loan Agreement (or any similar term of any Second Lien Term Substitute Facility) from time to time outstanding, and in any event Second Lien Term Debt shall expressly include any and all interest accruing and fees, costs, expenses, and charges incurred after the date of any filing by or against any Grantor of any petition or complaint initiating any Insolvency or Liquidation Proceeding, regardless of whether any Second Lien Term Secured Party’s claim therefor is enforceable, allowable or allowed as a claim in the Insolvency or Liquidation Proceeding commenced by the filing of such petition or complaint.

“Second Lien Term Documents” means the Second Lien Term Loan Agreement, the Second Lien Term Security Documents, the other “Loan Documents” (as defined in the Second Lien Term Loan Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing any Second Lien Term Substitute Facility.

“Second Lien Term Lender” means a “Lender” under (and as defined in) the Second Lien Term Loan Agreement (or any similar term under any Second Lien Term Substitute Facility).

“Second Lien Term Lien” means a Lien granted pursuant to the Second Lien Term Security Documents to the Second Lien Term Agent at any time upon any property of any other Grantor to secure Second Lien Term Debt.

“Second Lien Term Secured Parties” means, at any time, the “Secured Parties” as defined in the Second Lien Term Loan Agreement (or any similar term of any Second Lien Term Substitute Facility).

“Second Lien Term Security Documents” means each agreement listed in Part C of Exhibit C hereto and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes or any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor or any of its Subsidiaries to secure any Second Lien Term Debt (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Second Lien Term Substitute Facility).

“Second Lien Term Substitute Facility” means any facility with respect to which the requirements contained in Section 2.10(a) of this Agreement have been satisfied, the proceeds of which are used to, among other things, Replace the Second Lien Term Loan Agreement or any Additional Pari Second Lien Term Debt Facility. For the avoidance of doubt, no Second Lien Term Substitute Facility shall be required to be evidenced by notes or other instruments and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Second Lien Term Substitute Facility shall be subject to the terms of this Agreement for all purposes (including the lien priority as set forth herein as of the date hereof) as the other Liens securing the Second Lien Term Debt are subject to under this Agreement.

“Secured ABL Hedge Agreement” shall have the meaning ascribed to the term “Secured Hedge Agreement” in the ABL Credit Agreement (or any similar term of any ABL Substitute Facility).

“Secured ABL Hedge Obligations” means all Obligations in respect of Secured ABL Hedge Agreements.

“Secured Debt Obligations” means the Pari First Lien Term Debt Obligations (including the Obligations incurred under each Series of Pari First Lien Term Debt), the Pari Second Lien Term Debt Obligations (including the Obligations incurred under each Series of Pari Second Lien Term Debt), and the ABL Debt Obligations.

“Secured Debt Representative” means (a) in the case of the ABL Debt Obligations, the ABL Agent, (b) in the case of the First Lien Term Debt, the First Lien Term Agent, (c) in the case of any Series of Additional Pari First Lien Term Debt Obligations, the Additional Pari First Lien Term Debt Agent for such Series, (d) in the case of the Second Lien Term Debt, the Second Lien Term Agent, and (e) in the case of any Series of Additional Pari Second Lien Term Debt Obligations, any Additional Pari Second Lien Term Debt Agent for such Series.

“Secured Documents” means the Term Debt Documents and the ABL Debt Documents.

“Secured First Lien Term Hedge Agreement” shall have the meaning ascribed to the term “Secured Hedge Agreement” in the First Lien Term Loan Agreement (or any similar term of any First Lien Term Substitute Facility).

“Secured First Lien Term Hedge Obligations” means all Obligations in respect of Secured First Lien Term Hedge Agreements.

“Secured Parties” means the Pari First Lien Term Debt Secured Parties, the Pari Second Lien Term Debt Secured Parties and the ABL Secured Parties.

“Security Documents” means the Term Debt Security Documents and the ABL Security Documents.

“Senior Documents” means (a) in respect of the Term Priority Collateral, the Term Debt Documents shall be the “Senior Documents” with respect to the ABL Debt Obligations in the capacity as Junior Secured Obligations and (b) in respect of the ABL Priority Collateral, the ABL Debt Documents shall be the “Senior Documents” with respect to all of the Term Debt Obligations as Junior Secured Obligations.

“Senior Liens” means (a) in respect of the ABL Priority Collateral, the ABL Liens on such Collateral and (b) in respect of the Term Priority Collateral, the Term Debt Liens on such Collateral.

“Senior Representative” means (a) with respect to the Term Priority Collateral, the Controlling Pari First Lien Term Debt Agent and the Controlling Pari Second Lien Term Debt Agent and (b) with respect to the ABL Priority Collateral, the ABL Agent until the Discharge of the ABL Debt Obligations and thereafter the Controlling Pari First Lien Term Debt Agent.

“Senior Secured Obligations” means (a) with respect to the ABL Debt Obligations (to the extent such obligations are secured, or are intended to be secured, by the Term Priority Collateral), the Term Debt Obligations and (b) with respect to the Term Debt Obligations (to the extent such obligations are secured, or are intended to be secured, by the ABL Priority Collateral), the ABL Debt Obligations.

“Senior Secured Obligations Collateral” means the Collateral in respect of which the Senior Representative (on behalf of itself and any applicable Senior Secured Obligations Secured Parties) holds a Senior Lien.

“Senior Secured Obligations Secured Parties” means (a) with respect to the Term Priority Collateral, the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties and (b) with respect to the ABL Priority Collateral, the ABL Secured Parties.

“Senior Secured Obligations Security Documents” means (a) with respect to the ABL Priority Collateral, the ABL Security Documents and (b) with respect to the Term Priority Collateral, the Term Debt Security Documents.

“Series” means, as the context dictates, any or each of (a) the First Lien Term Debt, (b) Second Lien Term Debt, (c) each class or issuance of Additional Pari First Lien Term Debt Obligations incurred under a single Additional Pari First Lien Term Debt Facility and (d) each class or issuance of Additional Pari Second Lien Term Debt Obligations incurred under a single Additional Pari Second Lien Term Debt Facility. “Series” when used with respect to any agent, person, document, lien or other item with respect to any First Lien Term Debt, Second Lien Term Debt, Additional Pari First Lien Term Debt Obligations or Additional Pari Second Lien Term Debt Obligations shall have a correlative meaning.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Subsidiary’s financial statements.

“Subsidiary Grantors” has the meaning assigned to that term in the preamble hereto.

“Term Debt Documents” means the Pari First Lien Term Debt Documents and the Pari Second Lien Term Debt Documents.

“Term Debt Intercreditor Agreement” means the Junior Lien Intercreditor Agreement dated as of the date hereof among the Original First Lien Term Agent, the Original Second Lien Term Agent, the Lead Borrower, Holdings, each of the Subsidiary Grantors party thereto, and each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent that may subsequently become a party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Term Debt Liens” means the Pari First Lien Term Debt Liens and the Pari Second Lien Term Debt Liens.

“Term Debt Obligations” means the Pari First Lien Term Debt Obligations and the Pari Second Lien Term Debt Obligations.

“Term Debt Secured Parties” means the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties.

“Term Debt Security Documents” means the Pari First Lien Term Debt Security Documents and the Pari Second Lien Term Debt Security Documents.

“Term Priority Collateral” means all present and future right, title and interest of the Grantors, whether now owned or hereafter acquired, existing or arising, in all of the assets and property of any Grantor, whether real, personal or mixed (other than ABL Priority Collateral) included in the First Lien Term Collateral and the Second Lien Term Collateral, including, without limitation, all: (a) Capital Stock; (b) equipment; (c) Real Estate Assets; (d) all intercompany notes that do not constitute ABL Priority Collateral; (e) Intellectual Property (other than software and software licenses affixed to or constituting inventory); (f) all general intangibles and investment property that do not constitute ABL Priority Collateral; (g) documents of title related to equipment; (h) books and records, supporting obligations and related letters of credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and (i) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds) of any or all of the foregoing.

“Trademark License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Trademark now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Trademark (determined as if references to the Grantor in the definition of Trademark are references to the third party) now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all United States trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use thereof and symbolized thereby.

ARTICLE II

Subordination of Junior Liens; Certain Agreements

SECTION 2.01. Subordination of Junior Liens.

(a) The grant of the ABL Liens pursuant to the ABL Security Documents, the grant of the Pari First Lien Term Debt Liens pursuant to the Pari First Lien Term Debt Security Documents and the grant of the Pari Second Lien Term Debt Liens pursuant to the Pari Second Lien Term Debt Security Documents create separate and distinct Liens on the Collateral.

(b) All Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral, notwithstanding anything contained in this Agreement, the Term Debt Documents, the ABL Debt Documents, or any other agreement or instrument or operation of law to the contrary, and irrespective of the time, date, order or method of creation, attachment or perfection of such Junior Liens and Senior Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

(c) It is acknowledged that (i) the aggregate amount of the Senior Secured Obligations may be increased from time to time pursuant to the terms of the Senior Documents, (ii) a portion of the Senior Secured Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Secured Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Junior Liens hereunder or the provisions of this Agreement defining the relative rights of the ABL Secured Parties, the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, restatement or Replacement of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof).

(d) If at any time the ABL Agent shall make a Permitted Subordination (as defined below) with respect to any ABL Priority Collateral or any First Lien Term Agent or Second Lien Term Agent shall make a Permitted Subordination with respect to Term Priority Collateral, in each case, to or in favor of any Person, the priority of such Representative’s Liens vis-a-vis the Liens therein of the other Representatives shall not be affected thereby and the subordinating Representative’s Liens if otherwise constituting Senior Liens in such Collateral shall continue to be senior in priority to the other Representatives’ Liens in the affected Collateral as and to the extent provided in this Section 2. As used herein, the term “Permitted Subordination” shall mean a voluntary subordination by the ABL Agent of its Liens with respect to any or all ABL Priority Collateral, or by any Term Debt Agent of its Liens with respect to any or all Term Priority Collateral, in favor of depository banks, securities or commodities intermediaries, landlords, mortgagees, custom brokers, freight forwarders, carriers, warehousemen, factors, and other Persons who provide goods or services to a Grantor in the ordinary course of business.

SECTION 2.02. No Action With Respect to Junior Secured Obligations Collateral Subject to Senior Liens. No Junior Representative or other Junior Secured Obligations Secured Party shall commence or instruct any Junior Representative to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Junior Secured Obligations Collateral under any Junior Secured Obligations Security Document, applicable law or otherwise until the Discharge of the Senior Secured Obligations (including, without limitation, exercising any rights under any deposit account control agreement constituting Junior Secured Obligations Collateral), it being agreed that only a Senior Representative or any Person authorized by a Senior Representative, acting in accordance with the applicable Senior Secured Obligations Security Documents, shall be entitled to take any such actions or exercise any such remedies prior to the Discharge of the Senior Secured Obligations. Notwithstanding the foregoing, any Junior Representative may, subject to Section 2.05, take all such actions as it shall deem necessary to (i) perfect or continue the perfection of its Junior Liens or (ii) to create, preserve or protect (but not enforce) the Junior Liens on any Collateral. In addition, any Junior Representative may, with respect to any Junior Secured Obligations, in each case to the extent not otherwise inconsistent with the other provisions of this Agreement:

(a) file a claim, proof of claim, or statement of interest with respect to such Obligations owed to it in an Insolvency or Liquidation Proceeding that has been commenced by or against any Grantor (including an Insolvency or Liquidation Proceeding commenced against any Grantor by a Senior Representative or any other Senior Secured Obligations Secured Party with respect to its Senior Secured Obligations);

(b) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Obligations Secured Parties, including any claims secured by the Junior Secured Obligations Collateral, in each case in accordance with the terms of this Agreement;

(c) in accordance with, and subject to the limitations set forth in, Section 2.06, file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under any Insolvency or Liquidation Proceeding, in accordance with applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(d) vote on any Plan of Reorganization, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

SECTION 2.03. No Duties of Senior Representative. Each Junior Secured Obligations Secured Party acknowledges and agrees that neither the Senior Representatives nor any other Senior Secured Obligations Secured Party shall have any fiduciary or other duties or other obligations to such Junior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, other than to transfer to the Controlling Junior Representative any remaining Collateral that constitutes Junior Secured Obligations Collateral and any proceeds of the sale or other disposition of any such Collateral that constitutes Junior Secured Obligations Collateral remaining in its possession following the Discharge of the Senior Secured Obligations, in each case without representation or warranty on the part of the Senior Representatives or any Senior Secured Obligations Secured Party. In furtherance of the foregoing, each Junior Secured Obligations Secured Party acknowledges and agrees that until the Discharge of the Senior Secured Obligations secured by any Collateral on which such Junior Secured Obligations Secured Party holds a Junior Lien, the Senior Representative or any Person authorized by a Senior Representative shall be entitled, for the benefit of the holders of such Senior Secured Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral, as provided herein and in the Senior Secured Obligations Security Documents, without regard to any Junior Lien, or any rights to which the holders of the Junior Secured Obligations would otherwise be entitled as a result of such Junior Lien. Without limiting the foregoing, each Junior Secured Obligations Secured Party agrees that neither a Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, sale, disposition or liquidation. Following the Discharge of the Senior Secured Obligations, the Junior Secured Obligations Secured Parties may, subject to any other agreements binding on such Junior Secured Obligations Secured Parties, assert their rights under the New York UCC or otherwise to any proceeds remaining following a sale, disposition or other liquidation of Collateral by, or on behalf of the Junior Secured Obligations Secured Parties. Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against any Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of any actions which a Senior Representative or the Senior Secured Obligations Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral, and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Senior Secured Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations.

SECTION 2.04. No Interference; Payment Over; Reinstatement.

(a) Each Junior Secured Obligations Secured Party agrees that (i) it will not take or cause to be taken any action the purpose, or effect of which is, or could be, to make any Junior Lien rank equal with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Collateral subject to such Senior Lien and Junior Lien or any part thereof, (ii) it will not challenge or question in any proceeding (including any Insolvency or Liquidation Proceeding) the validity, allowability or enforceability of any Senior Secured Obligations or Senior Secured Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to any Junior Lien by any Senior Secured Obligations Secured Parties secured by Senior Liens on such Collateral or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct any Senior Representative or any holder of Senior Secured Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Junior Lien or (B) consent to the exercise by any Senior Representative or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to the Collateral subject to any Junior Lien, (v) it will not institute any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against any Senior Representative or other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral securing such Senior Secured Obligations that is subject to any Junior Lien in favor of such Junior Secured Obligations Secured Party, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral subject to any Junior Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.

(b) Anything contained herein or in any of the ABL Debt Documents or Term Debt Documents to the contrary notwithstanding and without limiting any restrictions otherwise set forth herein, if an Event of Default has occurred and is continuing, and any Representative is taking action to enforce rights in respect of any Collateral (whether in an Insolvency or Liquidation Proceeding or otherwise), or any distribution is made in respect of any Collateral in any Insolvency or Liquidation Proceeding with respect to any Grantor, such Collateral or the proceeds of such Collateral shall be delivered and applied as follows: (i) in the case of Term Priority Collateral, (x) first, to the Controlling Pari First Lien Term Debt Agent, for application to the Pari First Lien Term Debt Obligations until the Discharge of the Pari First Lien Term Debt Obligations and thereafter to the Controlling Pari Second Lien Term Debt Agent, for application to the payment in full of all Pari Second Lien Term Debt Obligations until the Discharge of the Pari Second Lien Term Debt Obligations, in each case in accordance with the Term Debt Intercreditor Agreement and any other Term Documents, and (y) second, to the ABL Agent for application to the payment in full of the ABL Debt Obligations in accordance with the ABL Debt Documents and (ii) in the case of ABL Priority Collateral, (x) first, to the ABL Agent for application to the payment in full of the ABL Debt Obligations in accordance with the ABL Debt Documents until the Discharge of all ABL Debt Obligations and (y) second, to the Controlling Pari First Lien Term Debt Agent, until the Discharge of the Pari First Lien Term Debt Obligations and thereafter to the Controlling Pari Second Lien Term Debt Agent, for application to the payment in full of all Pari Second Lien Term Debt Obligations until the Discharge of the Pari Second Lien Term Debt Obligations, in each case under this clause (y) in accordance with the Term Debt Intercreditor Agreement and any other Term Documents. Each Junior Representative and each other Junior Secured Obligations Secured Party hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Secured Obligations Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies, at any time prior to the Discharge of the Senior Secured Obligations secured, or intended to be secured, by such Collateral, then it shall hold such Collateral, proceeds or payment in trust for the applicable Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Controlling Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Secured Obligations Secured Parties that it has possession of such Senior Secured Obligations Collateral or proceeds or payments in respect thereof. Each Junior Secured Obligations Secured Party agrees that if, at any time, it obtains actual knowledge or receives notice that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Obligations Secured Party shall promptly pay over to the Controlling Senior Representative any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Senior Lien securing such Senior Secured Obligations and shall promptly turn any Collateral subject to any such Senior Lien then held by it over to the Controlling Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Secured Obligations. All Junior Liens will remain attached to and enforceable against all proceeds so held or remitted. Anything contained herein to the contrary notwithstanding, this Section 2.04(b) shall not apply to any proceeds of Senior Secured Obligations Collateral realized in a transaction not prohibited by this Agreement or the Senior Documents and as to which the possession or receipt thereof by a Junior Representative or other Junior Secured Obligations Secured Party is otherwise permitted by the Senior Documents.

SECTION 2.05. Release of Liens; Automatic Release of Junior Liens.

(a) Each Junior Representative and each other Junior Secured Obligations Secured Party agree that in the event of a sale, transfer or other disposition of Senior Secured Obligations Collateral subject to any Junior Lien (regardless of whether or not an Event of Default has occurred and is continuing under the Junior Documents at the time of such sale, transfer or other disposition), such Junior Lien on such Collateral shall terminate and be released automatically and without further action if the applicable Senior Liens on such Collateral are released and if such sale, transfer or other disposition either (A) is then not prohibited by the Junior Documents (either pursuant to the terms of the Junior Documents or pursuant to a consent issued thereunder) or (B) occurs in connection with the foreclosure upon or other exercise of rights and remedies by a Senior Representative, for itself and on behalf of its Senior Secured Obligations Secured Parties, with respect to such Senior Secured Obligations Collateral (including, (i) if the Senior Secured Obligations Collateral is ABL Priority Collateral, in connection with any liquidation of ABL Priority Collateral consented to by the ABL Agent or (ii) if the Senior Secured Obligations Collateral is Term Priority Collateral, in connection with any liquidation of Term Priority Collateral consented to by the First Lien Term Agent, or following the Discharge of the First Lien Term Debt, the Second Lien Term Agent); provided that such Junior Lien shall remain in place with respect to any proceeds of a sale, transfer or other disposition under this clause (a) that remain after the Discharge of the Senior Secured Obligations. In addition, for the avoidance of doubt, the Junior Representatives and each Junior Secured Obligations Secured Party agree that, with respect to any Deposit Account that would otherwise constitute Senior Secured Obligations Collateral, the requirement that a Junior Lien be perfected by control with respect to, such property or assets shall be waived automatically and without further action so long as the requirement that a Senior Lien attach to, or be perfected with respect to, such property or assets is waived by the Senior Secured Obligations Secured Parties (or the Senior Representative) in accordance with the Senior Documents.

(b) The ABL Agent, the Pari First Lien Term Debt Agents and the Pari Second Lien Term Debt Agents agree that, with respect to the release of any Collateral, if the Junior Representative at any time receives:

(i) an Officer’s Certificate from the relevant Grantor stating that (A) the signing Officer has read the applicable provisions of this Agreement and understands the provisions and the definitions relating hereto, (B) such Officer has made such examination or investigation as is necessary to enable such Persons to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Documents, if any, relating to the release of such Collateral have been complied with and (C) in the opinion of such Officer, such conditions precedent, if any, have been complied with;

(ii) the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

(iii) prior to the associated Discharge of Senior Secured Debt Obligations, the written confirmation of the applicable Senior Representative (such confirmation to be given promptly following receipt of the Officer’s Certificate described in clause (i) above) that, in its view, such release is permitted by Section 2.05(a) and the respective Secured Documents;

then such Junior Representative will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to the applicable Grantor on or before the later of (x) the date specified in such request for such release and (y) the fifth Business Day (or such shorter period as shall be acceptable to such Junior Representative) after the date of receipt of the items required by this Section 2.05(b) by such Junior Representative.

(c) Each Junior Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by a Senior Representative to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section 2.05.

SECTION 2.06. Certain Agreements With Respect to Insolvency or, Liquidation Proceedings.

(a) This Agreement shall continue in full force and effect, notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against Holdings, any Borrower, any of the Borrower’s Subsidiaries or any Grantor. Without limiting the generality of the foregoing, the provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for such person in any Insolvency or Liquidation Proceeding.

(b) If any Grantor shall become subject to a case under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (a “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Junior Secured Obligations Secured Party agrees that it will raise no objection, and will waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the Senior Secured Obligations Collateral securing the same (“DIP Financing Liens”), or to any use of cash collateral that constitutes Senior Secured Obligations Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (i) the Senior Secured Obligations Secured Parties, or Senior Representative, does not consent to or shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral or (ii) such DIP Financing Liens are neither senior to, nor rank equal with, the Senior Liens upon the applicable Senior Secured Obligations Collateral in such Insolvency or Liquidation Proceeding. To the extent such DIP Financing Liens are senior to, or rank equal with, the Senior Liens, each Junior Representative will, for itself and on behalf of the other Junior Secured Obligations Secured Parties of the applicable Series, subordinate the Junior Liens on the Senior Secured Obligations Collateral to (i) the Senior Liens (and all adequate protection liens on the Senior Secured Obligations Collateral granted to the Senior Secured Obligations Secured Parties) and the DIP Financing Liens and (ii) any “carve out” for professional fees and United States Trustee fees and other payments from the Senior Secured Obligations Collateral agreed to by the Controlling Senior Representative, so long as the Junior Secured Obligations Secured Parties retain their valid, perfected and unvoidable Liens on all (1) the Junior Secured Obligations Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code, and (2) the Senior Secured Obligations Collateral, as subordinated to the extent set forth herein.

(c) Each Junior Secured Obligations Secured Party agrees that it will not object to or oppose (i) a sale or other disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Secured Obligations Secured Parties shall have consented to or shall not oppose or object to such sale or disposition of such Senior Secured Obligations Collateral and all Senior Liens and Junior Liens will attach to the proceeds of the sale or other disposition with the same priorities set forth herein or (ii) any lawful exercise by any holder of claims in respect of any Senior Secured Obligations of the right to credit bid such claims under Section 363(k) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or in any sale in foreclosure of Collateral that is Senior Secured Obligations Collateral with respect to such claims, provided that the corresponding motion seeking approval of such sale or other disposition of Senior Secured Obligations Collateral does not impair the rights of the Junior Secured Obligations Secured Parties under Section 363(k) of the Bankruptcy Code (provided that any such bid in respect of Junior Secured Obligations also includes cash proceeds that are otherwise sufficient to cause the Discharge of Senior Secured Obligations).

(d) (i) No Pari First Lien Term Debt Secured Party or Pari Second Lien Term Debt Secured Party shall oppose (or support the opposition of any other Person) in any Insolvency or Liquidation Proceeding (A) any motion or other request by any ABL Secured Party for adequate protection with respect to ABL Agent’s Liens upon the ABL Priority Collateral, including any claim of any ABL Secured Party to post-petition interest, fees, or expenses as a result of the ABL Lien on the ABL Priority Collateral (so long as any post-petition interest, fees, or expenses paid as a result thereof is not paid from the proceeds of Term Priority Collateral), a request for the application of proceeds of ABL Priority Collateral to the ABL Debt Obligations, and request for additional or replacement Liens on post-petition assets of the same type as the ABL Priority Collateral and/or a superpriority administrative claim, or (B) any objection by any ABL Secured Party to any motion, relief, action or proceeding based on such ABL Secured Party claiming a lack of adequate protection with respect to the ABL Liens in the ABL Priority Collateral. In addition, the ABL Agent, for itself and on behalf of the ABL Secured Parties, may seek adequate protection of its junior interest in the Term Priority Collateral in the form of an additional or replacement Lien on post-petition assets of the same type as the Term Priority Collateral and/or a superpriority administrative claim, subject to the provisions of this Agreement; provided, that each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent is also granted adequate protection in the same form that is granted to the ABL Agent, which additional or replacement Lien on post-petition assets of the same type as the Term Priority Collateral or superpriority administrative claim (as applicable) is senior to that granted to the ABL Agent in respect of the Term Priority Collateral. Such Lien on post-petition assets of the same type as the Term Priority Collateral and/or superpriority administrative claim, if granted to the ABL Agent, will be subordinated to the adequate protection Liens and/or superpriority administrative claims (as applicable) granted in favor of each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of each Pari First Lien Term Debt Agent, each Pari Second Lien Term Debt Agent, any other Pari First Lien Term Debt Secured Party or any other Pari Second Lien Term Debt Secured Party on such post-petition assets of the same type as the Term Priority Collateral. If the ABL Agent, for itself and on behalf of the ABL Secured Parties, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Term Priority Collateral in the form of an additional or replacement Lien on post-petition assets of the same type as the Term Priority Collateral and/or a superpriority administrative claim, then the ABL Agent, for itself and the ABL Secured Parties, agrees that each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent shall also be granted an additional or replacement Lien on such post-petition assets and/or a superpriority administrative claim as adequate protection of its senior interest in the Term Priority Collateral and that the ABL Agent’s additional or replacement Lien on post-petition assets of the same type as the Term Priority Collateral and/or superpriority administrative claim (as applicable) shall be subordinated to the additional or replacement Lien on post-petition assets of the same type as the Term Priority Collateral and/or superpriority administrative claim of each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent on the same basis as the Liens of the ABL Agent on, and claims with respect to, the Term Priority Collateral are subordinated to the Liens of each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent on, and claims with respect to, the Term Priority Collateral under this Agreement. If the ABL Agent or any ABL Secured Party receives as adequate protection a Lien on post-petition assets of the same type as the ABL Priority Collateral, then such post-petition assets shall also constitute ABL Priority Collateral to the extent of any allowed claim of the ABL Secured Parties secured by such adequate protection Lien and shall be subject to this Agreement.

(ii) No ABL Secured Party shall oppose (or support the opposition of any other Person) in any Insolvency or Liquidation Proceeding (A) any motion or other request by any Term Debt Secured Party for adequate protection of any Pari First Lien Term Debt Agent’s, or Pari Second Lien Term Debt Agent’s, Liens upon any of the Term Priority Collateral, including any claim of any Term Debt Secured Party to post-petition interest, fees, or expenses as a result of any Term Debt Liens on the Term Priority Collateral (so long as any post-petition interest, fees, or expenses paid as a result thereof is not paid from the proceeds of ABL Priority Collateral), a request for the application of proceeds of Term Priority Collateral to the Term Debt Obligations, and request for additional or replacement Liens on post-petition assets of the same type as the Term Priority Collateral and/or a superpriority administrative claim or (B) any objection by any Term Debt Secured Party to any motion, relief, action or proceeding based on such Term Debt Secured Party claiming a lack of adequate protection, with respect to any Pari First Lien Term Debt Agent’s, or Pari Second Lien Term Debt Agent’s, Liens in the Term Priority Collateral. In addition, any Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, for itself and on behalf of the applicable Term Debt Secured Parties, may seek adequate protection of its junior interest in the ABL Priority Collateral in the form of an additional or replacement Lien on post-petition assets of the same type as the ABL Priority Collateral and/or a superpriority administrative claim, subject to the provisions of this Agreement; provided, that the

ABL Agent is also granted adequate protection in the same form that is granted to the applicable Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, which additional or replacement Lien on post-petition assets of the same type as the ABL Priority Collateral and/or superpriority administrative claim (as applicable) granted in favor of the ABL Agent is senior to that granted to the applicable Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent in respect of the ABL Priority Collateral. Such Lien on post-petition assets of the same type as the ABL Priority Collateral and/or superpriority administrative claim, if granted to any Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, will be subordinated to the adequate protection Liens and/or superpriority administrative claims (as applicable) granted in favor of the ABL Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of the ABL Agent or any other ABL Secured Party on such post-petition assets of the same type as the ABL Priority Collateral. If any Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, for itself and on behalf of any Term Debt Secured Parties, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the ABL Priority Collateral in the form of an additional or replacement Lien on the post-petition assets of the same type as the ABL Priority Collateral and/or a superpriority administrative claim, then such Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, as applicable, for itself and the applicable Term Debt Secured Parties, agrees that the ABL Agent shall also be granted an additional or replacement Lien on such post-petition assets and/or a superpriority administrative claim as adequate protection of its senior interest in the ABL Priority Collateral and that such Pari First Lien Term Debt Agent’s and Pari Second Lien Term Debt Agent’s additional or replacement Lien on such post-petition assets of the same type as the ABL Priority Collateral and/or superpriority administrative claim shall be subordinated to the additional or replacement Lien on post-petition assets of the same type as the ABL Priority Collateral and/or superpriority administrative claim of the ABL Agent on the same basis as the Liens of such Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, as applicable, on and claims with respect to the ABL Priority Collateral are subordinated to the Liens of the ABL Agent on and claims with respect to the ABL Priority Collateral under this Agreement. Except as otherwise provided herein, if any Pari First Lien Term Debt Agent, Pari Second Lien Term Debt Agent, Pari First Lien Term Debt Secured Party or Pari Second Lien Term Debt Secured Party receives as adequate protection a Lien on post-petition assets of the same type as the Term Priority Collateral, then such post-petition assets shall also constitute Term Priority Collateral to the extent of any allowed claim of the applicable Pari First Lien Term Debt Secured Parties or Pari Second Lien Term Debt Secured Parties secured by such adequate protection Lien and shall be subject to this Agreement.

(e) Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against any Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of any election by any Senior Representative or any Senior Secured Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code with respect to such party’s Senior Secured Obligations Collateral.

(f) Prior to any Discharge of the Senior Secured Obligations and any DIP Financing provided by the Senior Secured Obligations Secured Parties, no Junior Secured Obligations Secured Party shall seek relief from the automatic stay in any Insolvency or Liquidation Proceeding with respect to any Senior Secured Obligations Collateral unless (i) otherwise consented to by the Senior Representatives or (ii) the Senior Representatives or Senior Secured Obligations Secured Parties shall seek relief from the automatic stay with respect to such Collateral to commence a lien enforcement action with respect to such Senior Secured Obligations Collateral. No Junior Secured Obligations Secured Party will object to or otherwise contest: any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Secured Obligations made by any Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) with respect to the Senior Secured Obligations Collateral.

(g) Each of the Junior Secured Obligations Secured Parties hereby agrees that (i) it will not oppose or seek to challenge any claim by any Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) for allowance of Senior Secured Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any Senior Representative’s Lien on the Senior Secured Obligations Collateral, without regard to the existence of the Lien of the Junior Secured Obligations Secured Parties on the Senior Secured Obligations Collateral; and (ii) prior to any Discharge of the Senior Secured Obligations, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens on the Senior Secured Obligations Collateral securing the Senior Secured Obligations for costs or expenses of preserving or disposing of any Collateral.

(h) The Pari First Lien Term Debt Agent, for itself and on behalf of the Pari First Lien Term Debt Secured Parties under the applicable Series, the Pari Second Lien Term Debt Agent, for itself and on behalf of the Pari Second Lien Term Debt Secured Parties under the applicable Series, and the ABL Agent, for itself and on behalf of the ABL Secured Parties, acknowledge and intend that: the grants of Liens pursuant to the Pari First Lien Term Debt Security Documents, in the first case, the Pari Second Lien Term Debt Security Documents, in the second case, and the ABL Security Documents, in the third case, each constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the ABL Debt Obligations are fundamentally different from the Term Debt Obligations and the Pari First Lien Term Debt Obligations are fundamentally different from the Pari Second Lien Term Debt Obligations; and the ABL Debt Obligations, in the first case, the Pari First Lien Term Debt Obligations, in the second case, and the Pari Second Lien Term Debt Obligations, in the third case, must each be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties, on the one hand, and the claims of either or both of the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties, on the other hand, in respect of any Collateral constitute claims in the same class (rather than separate classes of secured claims), then the ABL Secured Parties and the Term Debt Secured Parties hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were separate classes of ABL Debt Obligations, Pari First Lien Term Debt Obligations and Pari Second Lien Term Debt Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties for whom such Collateral is Junior Secured Obligations Collateral), the ABL Secured Parties, the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, expenses, and other charges that are available from the applicable Senior Secured Obligations Collateral for each of the ABL Secured Parties, the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties (regardless of whether any such claims for post-petition interest, fees, expenses, or other charges may or may not be enforceable, allowed or allowable in whole or in part as against the Borrower or any of the other Grantors in the applicable Insolvency or Liquidation Proceeding(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), respectively, before any distribution is made in respect of any claims in respect of the Junior Secured Obligations from, or with respect to, such applicable Senior Secured Obligations Collateral, with the holder of such claims hereby acknowledging and agreeing to turn over to the respective Senior Secured Obligations Secured Parties amounts otherwise received or receivable by them from, or with respect to, such applicable Senior Secured Obligations Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. This Section 2.06(h) is intended to govern the relationship between the classes of claims held by the ABL Secured Parties, in the first case, a collective class of claims comprised of each series of claims of the Pari First Lien Term Debt Secured Parties (as opposed to separate classes of each such series of claims), in the second case, and a collective class of claims comprised of each series of claims of the Pari Second Lien Term Debt Secured Parties (as opposed to separate classes of each such series of claims), in the third case, and for the avoidance of doubt, nothing set forth herein shall in any way alter or modify the relationship of each series of such separate claims held by the holders of the Pari First Lien Term Debt Obligations or the relationship of each series of such separate claims held by the holders of the Pari Second Lien Term Debt Obligations, including as set forth in the First Lien Intercreditor Agreement (as such term is defined in the First Lien Term Loan Agreement) or the Term Debt Intercreditor Agreement, or otherwise cause such different claims to be combined into one or more classes or otherwise classified in a manner that violates the First Lien Intercreditor Agreement (as such term is defined in the First Lien Term Loan Agreement) or the Term Debt Intercreditor Agreement.

(i) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization, both on account of the ABL Debt Obligations and on account of the Term Debt Obligations, then, to the extent the debt obligations distributed on account of the ABL Debt Obligations and on account of the Term Debt Obligations are secured by Liens upon the Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of proceeds thereof.

(j) To the extent that any Junior Representative or any Junior Secured Obligations Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Collateral, such Junior Representative, on behalf of itself and each Junior Secured Obligations Secured Party under its Junior Documents, agrees not to assert any such rights without the prior written consent of the Senior Representatives; provided that if requested by any Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by such Senior Representative, including any rights to payments in respect of such rights.

(k) No Junior Representative or any other Junior Secured Obligations Secured Party may support or vote in favor of any Plan of Reorganization (and each shall be deemed to have voted to reject any Plan of Reorganization) that is inconsistent with the terms of this Agreement. Without limiting the generality of the foregoing, no Junior Representative or any other Junior Secured Obligations Secured Party may support or vote in favor of any Plan of Reorganization unless such plan (a) pays off, in cash in full, all Senior Secured Obligations or (b) is accepted by the class of holders of Senior Secured Obligations voting thereon in accordance with Section 1126 of the Bankruptcy Code.

SECTION 2.07. Reinstatement. If any Senior Secured Obligations Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Secured Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred, and the Senior Secured Obligations Secured Parties shall be entitled to a future Discharge of their Senior Secured Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Secured Obligations Secured Party under its Junior Documents, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 2.08. Entry Upon Premises by the ABL Agent and the ABL Secured Parties; Intellectual Property License.

(a) If the ABL Agent takes any enforcement action with respect to the ABL Priority Collateral, the Term Debt Secured Parties (i) shall reasonably cooperate with the ABL Agent (at the sole cost and expense of the ABL Agent and subject to the condition that the Term Debt Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that, in the judgment of any Term Debt Secured Parties, could reasonably be expected to result in the incurrence of any liability or damage to the Term Debt Secured Parties) in its efforts to enforce its security interest in the ABL Priority Collateral and to finish any work-in-process and assemble the ABL Priority Collateral, (ii) shall not take any action designed or intended to hinder or restrict in any respect the ABL Agent from enforcing its security interest in the ABL Priority Collateral or from finishing any work-in-process or assembling the ABL Priority Collateral, and (iii) subject to the rights of any landlords under real estate leases, shall permit the ABL Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties and upon reasonable advance notice, to enter upon and use the Term Priority Collateral in the event that any Pari First Lien Term Debt Agent, Pari Second Lien Term Debt Agent or any other Term Debt Secured Party shall acquire control or possession of any of the Term Priority Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (1) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods of any ABL Priority Collateral consisting of work-in-process, (2) selling or collecting any or all of the ABL Priority Collateral located on such Term Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (3) removing any or all of the ABL Priority Collateral located on such Term Priority Collateral, or (4) taking reasonable actions to protect, secure and otherwise enforce the rights of the ABL Secured Parties in and to the ABL Priority Collateral, including in order to obtain access to the books and records (including electronic records) comprising ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of any Senior Representative from selling, assigning or otherwise transferring any Term Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the ABL Agent conducts a public auction or private sale of the ABL Priority Collateral at any of the real property included within the Term Priority Collateral, the ABL Agent shall provide the Controlling Senior Representative with respect to the Term Priority Collateral with reasonable advance notice and use reasonable efforts to hold such auction, or sale in a manner which would not unduly disrupt the use of such real property by such Controlling Senior Representative or its agents.

(b) During the period of actual occupation, use or control by the ABL Secured Parties or their agents or representatives of any Term Priority Collateral, the ABL Secured Parties shall (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, (ii) be obligated to repair at their expense any physical damage to such Term Priority Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Term Priority Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted and (iii) use the Term Priority Collateral in accordance with applicable law. The ABL Secured Parties severally (on a pro rata basis) agree to pay, indemnify and hold each Senior Representative with respect to such Term Priority Collateral and their respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including legal fees and expenses, resulting from the use or operation of such facilities by the ABL Agent or any of its agents, representatives or invitees. Notwithstanding the foregoing, in no event shall the ABL Secured Parties have any liability to the Term Debt Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties of their rights under this Section and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results solely from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 2.08. Without limiting the rights granted in this paragraph, ABL Agent, to the extent that rights have been exercised under this Section 2.08 by ABL Agent, shall cooperate with the Controlling Senior Representative or the Senior Secured Obligations Secured Parties in connection with any efforts made by the Controlling Senior Representative or the Senior Secured Obligations Secured Parties to sell the Term Priority Collateral.

(c) Each Term Debt Secured Party, in its capacity as a secured party (or as a purchaser, assignee or transferee, as applicable), and to the extent of its interest therein, hereby grants to the ABL Agent and the ABL Secured Parties a nonexclusive, irrevocable, royalty-free, worldwide license to use, license or sublicense any and all Intellectual Property now owned or hereafter acquired included as part of the Pari First Lien Term Debt Collateral or the Pari Second Lien Term Debt Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) as is or may be necessary or advisable in the ABL Agent’s reasonable judgment for the ABL Agent to process, ship, produce, store, supply, lease, complete, sell, liquidate or otherwise deal with the ABL Priority Collateral, or to collect or otherwise realize upon any Accounts (as defined in the ABL Credit Agreement) comprising ABL Priority Collateral, in each case solely in connection with any exercise of remedies available to the ABL Secured Parties and each Term Debt Secured Party hereby agrees that it shall not in any manner interfere with the ABL Agent’s right to use any Intellectual Property pursuant to any license or other right of use granted by a Grantor or pursuant to any applicable law; provided that, in each case, (i) any such license shall terminate upon the Discharge of the ABL Debt Obligations or the sale of the applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral, (ii) the ABL Agent’s use of such Intellectual Property shall be reasonable and lawful, and (iii) any such license granted by the Term Debt Secured Parties is granted on an “AS IS” basis, without any representation or warranty whatsoever. Furthermore, each Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent, respectively, agrees that, in connection with any exercise of remedies available to any Pari First Lien Term Debt Agent in respect of Pari First Lien Term Debt Collateral or any Pari Second Lien Term Debt Agent in respect of Pari Second Lien Term Debt Collateral, such Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, as applicable, shall provide written notice to any purchaser, assignee or transferee of Intellectual Property pursuant to such exercise of remedies, that the applicable Intellectual Property is subject to such license.

SECTION 2.09. Insurance. Unless and until written notice by the ABL Agent to each Senior Representative with respect to the Term Priority Collateral that the Discharge of the ABL Debt Obligations has occurred, as between the ABL Agent, on the one hand, and the Term Debt Secured Parties, on the other hand, only the ABL Agent will have the right (subject to the rights of the Grantors under the ABL Debt Documents and the Term Debt Documents) to adjust or settle any insurance policy or claim covering or constituting ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Unless and until written notice to the ABL Agent by each Pari First Lien Term Debt Agent that the Pari First Lien Term Debt Obligations have been paid in full and by each Pari Second Lien Term Debt Agent that the Pari Second Lien Term Debt Obligations have been paid in full, as between the ABL Agent, on the one hand, and any Senior Representative with respect to the Term Priority Collateral, on the other hand, only such Senior Representative or its agents will have the right (subject to the rights of the Grantors under the ABL Debt Documents and the Term Debt Documents) to adjust or settle any insurance policy covering or constituting Term Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting Term Priority Collateral. To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Term Priority Collateral, then the ABL Agent and the Controlling Senior Representative will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the ABL Debt Documents and the Term Debt Documents) under the relevant insurance policy. Until the Discharge of Senior Secured Obligations has occurred, and subject to the rights of the Grantors under the Senior Documents, all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral in which a Senior Secured Obligations Secured Party has a Senior Lien shall be paid to the Controlling Senior Representative for the benefit of the Senior Secured Obligations Secured Parties pursuant to the terms of the Senior Documents, including any other intercreditor agreement among the Senior Representatives, and thereafter, if the Discharge of Senior Secured Obligations has occurred, and subject to the rights of the Grantors under the Junior Documents, to the Junior Representative for the benefit of the Junior Secured Obligations Secured Parties to the extent required under the Junior Documents, and thereafter, if the Discharge of the Junior Secured Obligations has occurred, to the owner of the subject property, as directed by the Grantors or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Secured Obligations has occurred, if any Junior Representative or any other Junior Secured Obligations Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in respect of Collateral in which a Senior Secured Obligations Secured Party has a Senior Lien in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Controlling Senior Representative in accordance with the terms of Section 2.04(b).

SECTION 2.10. Refinancing and Additional Secured Debt.

(a) The ABL Debt Obligations, any Pari First Lien Term Debt Obligations and any Pari Second Lien Term Debt Obligations may be Replaced by any ABL Substitute Facility, any First Lien Term Substitute Facility or any Second Lien Term Substitute Facility, as the case may be, in each case, without notice to or the consent of any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that each Pari First Lien Term Debt Agent, Pari Second Lien Term Debt Agent and the ABL Agent shall receive on or prior to incurrence of the Replacement of an ABL Substitute Facility, First Lien Term Substitute Facility or Second Lien Term Substitute Facility, as the case may be, (i) an Officer’s Certificate from the Borrower stating that (A) the Replacement is permitted to be incurred by each applicable Secured Document, or to the extent a consent is otherwise required to permit the Replacement under any Secured Document, each Grantor has obtained the requisite consent and (B) the requirements of Section 2.12 have been satisfied, and (ii) a Lien Sharing and Priority Confirmation Joinder from the holders or lenders of any indebtedness that Replaces, as applicable, the ABL Debt Obligations, such Pari First Lien Term Debt Obligations or such Pari Second Lien Term Debt Obligations (or an authorized agent, trustee or other representative on their behalf).

Each of the then-existing ABL Agent, Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent shall be authorized to execute and deliver such documents and agreements (including amendments or supplements to this Agreement) as such holders, lenders, agent, trustee or other representative may reasonably request to give effect to such Replacement, it being understood that the ABL Agent and each Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent, without the consent of any other Secured Party, may amend, supplement, modify or restate this Agreement to the extent reasonably necessary or appropriate to facilitate such amendments or supplements to effect such Replacement all at the expense of the Borrower. Upon the consummation of such Replacement and the execution and delivery of the documents and agreements contemplated in the preceding sentence, the holders or lenders of such indebtedness and any authorized agent, trustee or other representative thereof shall be entitled to the benefits of this Agreement.

(b) Each Grantor will be permitted to designate as an additional holder of Secured Debt Obligations hereunder each Person who is or who becomes the registered holder of Additional Pari First Lien Term Debt or Additional Pari Second Lien Term Debt, as applicable, incurred by such Grantor after the date of this Agreement in accordance with, and to the extent then permitted under, the terms of all applicable Secured Documents. Each Grantor may effect such designation by delivering to each Pari First Lien Term Debt Agent, each Pari Second Lien Term Debt Agent and the ABL Agent, each of the following:

(i) an Officer’s Certificate stating that such Grantor intends to incur Additional Pari First Lien Term Debt or Additional Pari Second Lien Term Debt, as applicable, which will be permitted by each applicable Secured Document to be incurred and secured by a Pari First Lien Term Debt Lien or Pari Second Lien Term Debt Lien, as applicable, and

(ii) a Lien Sharing and Priority Confirmation Joinder signed by each of the Additional Pari First Lien Term Debt Agent, on behalf of itself and the Additional Pari First Lien Term Debt Secured Parties of the applicable Series or the Additional Pari Second Lien Term Debt Agent, on behalf of itself and the Additional Pari Second Lien Term Debt Secured Parties of the applicable Series, as applicable.

(c) Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Secured Document.

(d) Any Series of Additional Pari First Lien Term Debt shall rank equal in right of security with the First Lien Term Debt and any other Series of Additional Pari First Lien Term Debt. Any Series of Additional Pari Second Lien Term Debt shall rank equal in right of security with the Second Lien Term Debt and any other Series of Additional Pari Second Lien Term Debt.

SECTION 2.11. Modification; No Interference.

(a) The ABL Secured Parties may agree to modify the terms of any of the ABL Debt Obligations and grant extensions of the time of payment or performance to and make compromises (including releases of Liens on the ABL Priority Collateral or of guaranties) and settlements with any and all Grantors and all other Persons, in each case, without the consent of the Term Debt Secured Parties and without affecting agreements of the Term Debt Secured Parties in this Agreement. If an ABL Secured Party should amend or waive any provisions of the ABL Debt Documents, whether or not any ABL Secured Party has knowledge that such amendment or waiver would result in a breach of any Term Debt Documents or an Event of Default under any Term Debt Documents, or knowledge of an act, condition or event which with notice or passage of time or both would constitute an Event of Default under any Term Debt Documents, in no event shall the ABL Secured Parties have any liability to any Term Debt Secured Parties as a result of such breach and, without limiting generality of the foregoing, the ABL Secured Parties shall not have any liability for tortious interference with contractual relations or for inducement by the ABL Secured Parties of any Grantor to breach any contract or otherwise. Nothing contained in this Section 2.11(a) shall limit, impair or waive any right that the Term Debt Secured Parties have to enforce any of the provisions of the Term Debt Documents against any Grantor and the provisions of this Agreement against any ABL Secured Party.

(b) The Pari First Lien Term Debt Secured Parties may agree to modify the terms of any of their respective Pari First Lien Term Debt Obligations and grant extensions of the time of payment or performance to and make compromises (including releases of Liens on Term Priority Collateral or of guaranties) and settlements with any and all Grantors and all other Persons, in each case, without the consent of the ABL Secured Parties or the Pari Second Lien Term Debt Secured Parties and without affecting the agreements of the ABL Secured Parties or the Pari Second Lien Term Debt Secured Parties in this Agreement. If a Pari First Lien Term Debt Secured Party should amend or waive any provisions of its respective Pari First Lien Term Debt Documents, whether or not any Pari First Lien Term Debt Secured Party has knowledge that such amendment or waiver would result in a breach of, or an Event of Default under, any ABL Debt Documents or any Pari Second Lien Term Debt Documents, or knowledge of an act, condition or event which with notice or passage of time or both would constitute an Event of Default under any ABL Debt Documents or any or Pari Second Lien Term Debt Documents, in no event shall the Pari First Lien Term Debt Secured Parties have any liability to any ABL Secured Party or any Pari Second Lien Term Debt Secured Party as a result of such breach and, without limiting the generality of the foregoing, the Pari First Lien Term Debt Secured Parties shall not have any liability for tortious interference with contractual relations or for inducement by the Pari First Lien Term Debt Secured Parties of any Grantor to breach any contract or otherwise. Nothing contained in this Section 2.11(b) shall limit, impair or waive any right that the ABL Secured Parties or the Pari Second Lien Term Debt Secured Parties have to enforce any of the provisions of the ABL Debt Documents or any Pari Second Lien Term Debt Documents, as applicable, against any Grantor and the provisions of this Agreement against any Pari First Lien Term Debt Secured Party.

(c) The Pari Second Lien Term Debt Secured Parties may agree to modify the terms of any of their respective Pari Second Lien Term Debt Obligations and grant extensions of the time of payment or performance to and make compromises (including releases of Liens on Term Priority Collateral or of guaranties) and settlements with any and all Grantors and all other Persons, in each case, without the consent of the ABL Secured Parties or the Pari First Lien Term Debt Secured Parties and without affecting the agreements of the ABL Secured Parties or the Pari First Lien Term Debt Secured Parties in this Agreement. If a Pari Second Lien Term Debt Secured Party should amend or waive any provisions of its respective Pari Second Lien Term Debt Documents, whether or not any Pari Second Lien Term Debt Secured Party has knowledge that such amendment or waiver would result in a breach of, or an Event of Default under, any ABL Debt Documents or any Pari First Lien Term Debt Documents, or knowledge of an act, condition or event which with notice or passage of time or both would constitute an Event of Default under any ABL Debt Documents or any Pari First Lien Term Debt Documents, in no event shall the Pari Second Lien Term Debt Secured Parties have any liability to any ABL Secured Party or any Pari First Lien Term Debt Secured Party as a result of such breach and, without limiting the generality of the foregoing, the Pari Second Lien Term Debt Secured Parties shall not have any liability for tortious interference with contractual relations or for inducement by the Pari Second Lien Term Debt Secured Parties of any Grantor to breach any contract or otherwise. Nothing contained in this Section 2.11(c) shall limit, impair or waive any right that the ABL Secured Parties or the Pari First Lien Term Debt Secured Parties have to enforce any of the provisions of the ABL Debt Documents or any Pari First Lien Term Debt Documents, as applicable, against any Grantor and the provisions of this Agreement against any Pari Second Lien Term Debt Secured Party.

SECTION 2.12. Legends. Each Security Document shall include a legend, substantially in the form of Annex I, describing this Agreement.

SECTION 2.13. Junior Secured Obligations Secured Parties Rights as Unsecured Creditors. Both before and during an Insolvency or Liquidation Proceeding, any of the Junior Secured Obligations Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against any Grantor in accordance with applicable law (including the Bankruptcy Laws of any applicable jurisdiction); provided that, the Junior Secured Obligations Secured Parties may not take any of the actions prohibited by or inconsistent with any other provisions of this Agreement (including, without limitation, Section 2.02, clauses (i) through (vii) of Section 2.04(a) or Section 2.06(b), (c), (d) and (e)); provided further, that in the event that any of the Junior Secured Obligations Secured Parties becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Secured Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Secured Obligations) as the other Liens securing the Junior Secured Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Representative or Junior Secured Obligations Secured Party of any required payments of principal, premium, interest, fees and other amounts due under the Junior Documents so long as such receipt is not made with Collateral or the proceeds of Collateral obtained, retained or applied in violation of the terms of this Agreement, including as a direct or indirect result of the exercise by a Junior Representative or other Junior Secured Obligations Secured Party of rights or remedies as a secured creditor in respect of Collateral in which a Junior Secured Obligations Secured Party has a Junior Lien.

SECTION 2.14. No New Liens. So long as the Discharge of any Senior Secured Obligation has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the parties hereto agree that no Grantor shall, and the Borrower shall not permit any other Grantor to, grant any Lien on any of its property, or permit any of its Subsidiaries to grant a Lien on any of its property, to secure Junior Secured Obligations unless it, or such Subsidiary, has granted (or offered to grant with a reasonable opportunity for such Lien to be acepted) a corresponding Lien on such property in favor of the holders of the

Senior Secured Obligations with respect to such property; provided, however, notwithstanding the foregoing, the refusal of any such holder of Senior Secured Obligations to accept a Lien on any property of any Grantor shall not prohibit the taking of a Lien on such property by the holders of Junior Secured Obligations. If any Secured Party shall acquire any Lien on any property of any Grantor or any of their respective Subsidiaries constituting Junior Secured Obligations Collateral securing any Junior Secured Obligations which property is not also subject to the Lien of the holders of Senior Secured Obligations with respect to such property, then such holders of Junior Secured Obligations shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other Junior Document (x) hold and be deemed to have held such Lien and security interest on such property for the benefit of the holders of Senior Secured Obligations with respect to such property as security for the Senior Secured Obligations, or (y) if directed by the holders of the Senior Secured Obligations with respect to such property constituting Senior Secured Obligations Collateral, take any actions that are necessary to make such Lien subject to this Agreement and provide the benefit of such Lien to the holders of the Senior Secured Obligations with respect to such property (but in each instance may retain a Junior Lien on such property). To the extent any additional Liens are granted on any asset or property pursuant to this Section 2.14, the priority of such additional Liens shall be determined in accordance with Section 2.01. In addition, to the extent that the foregoing provisions are not complied with for any reason, and without limiting any other rights and remedies available under this Agreement, the ABL Agent, each Pari First Lien Term Debt Agent, each Pari Second Lien Term Debt Agent and the Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.14 shall be subject to Section 2.04(b).

SECTION 2.15. Set-Off and Tracing of and Priorities in Proceeds. Each Pari First Lien Term Debt Agent, on behalf of the Pari First Lien Term Debt Secured Parties under the applicable Series and each Pari Second Lien Term Debt Agent, on behalf of the Pari Second Lien Term Debt Secured Parties under the applicable Series, acknowledges and agrees that, to the extent any Term Debt Secured Party exercises any rights of set-off against any ABL Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 2.04(b). The ABL Agent, on behalf of the ABL Secured Parties, acknowledges and agrees that, to the extent the ABL Agent or any ABL Secured Party exercises any rights of set-off against any Term Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 2.04(b). The ABL Agent, for itself and on behalf of the ABL Secured Parties, the Pari First Lien Term Debt Agents, for themselves and on behalf of the Pari First Lien Term Debt Secured Parties under the applicable Series and the Pari Second Lien Term Debt Agents, for themselves and on behalf of the Pari Second Lien Term Debt Secured Parties under the applicable Series, further agree that prior to an issuance of any Enforcement Notice with respect to the Senior Secured Obligations Collateral or the commencement of any Insolvency or Liquidation Proceeding, any proceeds of Collateral, whether or not deposited under Account Agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the ABL Agent, the ABL Secured Parties, and the Term Debt Secured Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, unless and until the Discharge of Senior Secured Obligations occurs, the Term Debt Secured Parties each hereby consents to the application, prior to the receipt by the ABL Agent of an Enforcement Notice issued by any Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, of cash or other proceeds of Collateral, deposited under Account

Agreements to the repayment of ABL Debt Obligations pursuant to the ABL Debt Documents; provided that after the receipt by the ABL Agent of an Enforcement Notice from any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent, any identifiable proceeds of Term Priority Collateral (whether or not deposited under Account Agreements with the ABL Agent) shall be treated as Term Priority Collateral and the ABL Agent shall hold such proceeds in trust for the Term Debt Secured Parties and transfer such proceeds to the Controlling Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Controlling Senior Representative or any Senior Secured Obligations Secured Parties that it has possession of such proceeds in accordance with Section 2.04(b).

ARTICLE III

Gratuitous Bailment for Perfection of Certain Security

Interests; Rights Under Permits and Licenses

SECTION 3.01. General. The ABL Agent, each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent agrees and acknowledges that if it shall at any time hold a Senior Lien on any Junior Secured Obligations Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of any Senior Representative, such Senior Representative shall also hold such Collateral as gratuitous bailee on behalf of and for the benefit of the Junior Representatives for the sole purpose of perfecting the Junior Lien of the Junior Representatives on such Collateral. It is agreed that the obligations of the Senior Representative and the rights of the Junior Representatives and the other Junior Secured Obligations Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Junior Representatives or other Junior Secured Obligations Secured Party or any other person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Secured Obligations Secured Parties to obtain a perfected Junior Lien in such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such account by the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent. Subject to Section 2.07 and to the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent receiving such indemnifications as shall be required by such ABL Agent, Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, from and after the Discharge of the associated Senior Secured Obligations, the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent, as applicable, shall take all such actions in its power as shall reasonably be requested by any Controlling Junior Representative (at the sole cost and expense of the Grantors) to transfer possession of such Collateral in its possession (in each case to the extent such Junior Representative has a Lien on such Collateral after giving effect to any prior or concurrent releases of Liens) to such Junior Representative (and with respect to any Collateral constituting ABL Priority Collateral, to the Controlling Junior Representative for the benefit of all applicable Junior Secured Obligations Secured Parties). In furtherance of the foregoing, each Grantor hereby grants a security interest in the Collateral to each ABL Agent, Pari First

Lien Term Debt Agent and Pari Second Lien Term Debt Agent that controls such Collateral for the benefit of all Junior Representatives and Junior Secured Obligations Secured Parties which have been granted a Lien on such Collateral controlled by such Senior Representative to secure the Junior Secured Obligations.

SECTION 3.02. Deposit Accounts.

(a) The Grantors, to the extent required by the ABL Credit Agreement, may from time to time have deposit accounts and/or securities accounts (collectively, the “Deposit Accounts”) that are required to be under the dominion and control of the ABL Agent. To the extent that any such Deposit Account is under the control of the ABL Agent at any time, the ABL Agent will act as gratuitous bailee on behalf of and for the benefit of each Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent, for the purpose of perfecting the Liens of the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties, respectively, in such Deposit Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Term Debt Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection)). Unless the Junior Liens on such ABL Priority Collateral shall have been or concurrently are released, after the occurrence of any Discharge of ABL Debt Obligations, the ABL Agent shall, to the extent that the same are then under the sole dominion and control of the ABL Agent and that such action is otherwise within the power and authority of the ABL Agent pursuant to the ABL Debt Documents, at the request of any Controlling Senior Representative (as determined after giving effect to the Discharge of the ABL Debt Obligations), cooperate with Grantors and such Controlling Senior Representative (at the expense of the Grantors) in permitting control of any Deposit Accounts to be transferred to such Controlling Senior Representative (or for other arrangements with respect to each such Deposit Accounts satisfactory to the Controlling Senior Representative and the Controlling Junior Representative to be made).

(b) The Grantors, the Representatives, the Secured Parties and all other parties hereto agree that only proceeds of the Term Priority Collateral may be deposited in the Collateral Proceeds Account and agree to take all other actions necessary to give effect to the intent of this Section 3.02(b). Without limiting the generality of the foregoing, each Representative with respect to each Series of Term Debt Obligations hereby agrees that if the Collateral Proceeds Account contains any proceeds of the ABL Priority Collateral, it shall hold such proceeds in trust for the ABL Secured Parties and transfer such proceeds to the ABL Secured Parties reasonably promptly after obtaining actual knowledge or notice from the ABL Secured Parties that it has possession of such proceeds in accordance with Section 2.04(b). Each Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent shall give written notice to the ABL Agent identifying the Collateral Proceeds Account.

SECTION 3.03. Rights under Permits and Licenses.

Each Pari First Lien Term Debt Agent and Pari Second Lien Term Debt Agent agrees that if the ABL Agent shall require rights available under any permit or license controlled by such Pari First Lien Term Debt Agent or such Pari Second Lien Term Debt Agent, as applicable (as certified to such Representative by the ABL Agent, upon which such Representative may rely) in order to realize on any ABL Priority Collateral, such Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent, as applicable, shall (subject to the terms of the applicable Term Debt Documents, including such Pari First Lien Term Debt Agent’s or such Pari Second Lien Term Debt Agent’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the ABL Agent in writing, to make such rights available to the ABL Agent, subject to the Senior Liens. The ABL Agent agrees that if any Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent shall require rights available under any permit or license controlled by the ABL Agent (as certified to the ABL Agent by such Representative, upon which the ABL Agent may rely) in order to realize on any Term Priority Collateral, the ABL Agent shall (subject to the terms of the ABL Debt Documents, including such ABL Agent’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by such Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent in writing, to make such rights available to such Pari First Lien Term Debt Agent or such Pari Second Lien Term Debt Agent, subject to the ABL Liens.

ARTICLE IV

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations (or the existence of any commitment to extend credit that would constitute Junior Secured Obligations), or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representative or Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Grantors or any of their Subsidiaries, any Secured Party or any other person as a result of such determination.

ARTICLE V

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VI

Representations and Warranties

SECTION 6.01. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such party.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority of which the failure to obtain could reasonably be expected to have a Material Adverse Effect (as defined in the ABL Credit Agreement), (ii) will not violate any applicable law or regulation or any order of any Governmental Authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a Material Adverse Effect and (iii) will not violate the charter, by-laws or other organizational documents of such party.

SECTION 6.02. Representations and Warranties of Each Representative. Each of the Pari First Lien Term Debt Agents, the Pari Second Lien Term Debt Agents and the ABL Agent represents and warrants to the other parties hereto that it is authorized under their respective Term Debt Documents and the ABL Credit Agreement, as the case may be, to enter into this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Original ABL Agent, to JPMorgan Chase Bank, N.A., 3 Park Plaza, Suite 900, Irvine, California 92614, Attention: James Gurgone , West Region Portfolio Manager, Facsimile No: 949 471 9872; email: james.gurgone-chase.com;

(b) if to the Original First Lien Term Loan Agent, to Goldman Sachs Bank USA at 200 West Street, 16th Floor, New York, New York 10282, Attention: SBD Operations, Facsimile No.: (212) 428-9270; email: gsd.link@gs.com;

(c) if to the Original Second Lien Term Loan Agent, to Goldman Sachs Bank USA at 200 West Street, 16th Floor, New York, New York 10282, Attention: SBD Operations, Facsimile No.: (212) 428-9270; email: gsd.link@gs.com;

(d) if to the Grantors, to AF Borrower LLC, c/o The Blackstone Group, L.P., 345 Park Avenue, New York, NY 10154, Attention: Chief Legal Officer, Facsimile No.: (646) 25307668; and

(e) and if to any other Secured Debt Representative, to such address as specified in the Lien Sharing and Priority Confirmation Joinder.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Borrower shall be deemed to be a written notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) at the address of such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01. As agreed to in writing among the Borrower, on behalf of the Grantors, and each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 7.02. Waivers; Amendment.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and the Borrower, on behalf of the Grantors (it being understood that the consent of the Borrower to any amendment or modification of this Agreement or any provision thereof shall only be required to the extent such amendment or modification adversely affects or impairs the rights of the Borrower or any Grantor (including rights hereunder, under any of the ABL Debt Documents and under any of the Term Debt Documents) or imposes any additional obligation or liability upon the Borrower or any Grantor); provided, however, that this Agreement may be amended from time to time (x) as provided in Section 2.10 and (y) at the sole request and expense of the Borrower, and without the consent of any Representative, to add, pursuant to the Intercreditor Agreement Joinder, additional Grantors whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Any amendment of this Agreement that is proposed to be effected without the consent of a Representative as permitted by the proviso to the preceding sentence shall be submitted to such Representative for its review at least 5 Business Days (or such shorter period as shall be acceptable to such Representative) prior to the proposed effectiveness of such amendment; provided that no prior review shall be required for the joinder of a Grantor pursuant to a joinder in the form of Exhibit A.

SECTION 7.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 7.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 7.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.10. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Secured Documents, the provisions of this Agreement shall control.

SECTION 7.11. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the Pari First Lien Term Debt Secured Parties and the Pari Second Lien Term Debt Secured Parties. None of the Grantors or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement is intended to or will amend, waive or otherwise modify the provisions of the ABL Debt Documents or the Term Debt Documents), and no Grantor may rely on the terms hereof (other than Sections 2.05, 2.06, 2.10, Article III, Article VI and Article VII).

Nothing in this Agreement is intended to or shall impair the obligations of Grantors, which are absolute and unconditional, to pay the Obligations under the Secured Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any Secured Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any Term Debt Document with respect to any ABL Priority Collateral in any manner that would cause a default under any ABL Debt Document, or (b) pursuant to this Agreement or any ABL Debt Document with respect to any Term Priority Collateral in any manner that would cause a default under any Term Debt Document. Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the Term Debt Secured Parties (as among themselves) may enter into intercreditor agreements (or similar arrangements), including the Term Debt Intercreditor Agreement, governing the rights, benefits and privileges of Term Debt Secured Parties with respect to the Term Debt Obligations or a portion thereof (as among themselves), in respect of any or all of the Collateral and the applicable Term Debt Documents, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement; provided that as among the Term Debt Secured Parties only, in the event of any conflict between the terms of this Agreement and the Term Debt Intercreditor Agreement, the terms of the Term Debt Intercreditor Agreement shall govern and control; provided further that nothing in the Term Debt Intercreditor Agreement shall in any way alter or affect any rights or obligations of the ABL Agent or the ABL Secured Parties with respect to the ABL Collateral or any of the Term Debt Secured Parties.

SECTION 7.12. Certain Terms Concerning the ABL Agent, each Pari First Lien Term Debt Agent and each Pari Second Lien Term Debt Agent; Force Majeure.

(a) None of the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. None of the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or the Grantors) any amounts in violation of the terms of this Agreement, so long as the ABL Agent, such Pari First Lien Term Debt Agent or such Pari Second Lien Term Debt Agent, as the case may be, is acting in good faith. None of the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent shall be responsible for or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(b) Each of the ABL Agent, the Pari First Lien Term Debt Agents and the Pari Second Lien Term Debt Agents is executing and delivering this Agreement solely in its capacity as agent and in so doing, none of the ABL Agent, any Pari First Lien Term Debt Agent or any Pari Second Lien Term Debt Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. None of the ABL Agent, any Pari First Lien Term Debt Agent or

any Pari Second Lien Term Debt Agent shall have any duties or obligations under or pursuant to this Agreement other than such duties as may be expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the ABL Agent, the Pari First Lien Term Debt Agents and the Pari Second Lien Term Debt Agents shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the ABL Debt Documents and the applicable Term Debt Documents, as applicable.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,
as Original ABL Agent

By:
Name:
Title:

Signature Page – ABL Intercreditor Agreement

GOLDMAN SACHS BANK USA,
as Original First Lien Term Agent

By:
Name:
Title:

Signature Page – ABL Intercreditor Agreement

GOLDMAN SACHS BANK USA,
as Original Second Lien Term Agent

By:
Name:
Title:

Signature Page – ABL Intercreditor Agreement

AF BORROWER LLC, as Lead Borrower

By:
Name:
Title:

AF GUARANTOR LLC, as Holdings

By:
Name:
Title:

Signature Page – ABL Intercreditor Agreement

[GRANTORS], as Grantors

By:
Name:
Title:

Signature Page – ABL Intercreditor Agreement

ANNEX I

Provision for the ABL Credit Agreement, the First Lien Term Agreement, the Second Lien Term

Agreement, any Additional Pari First Lien Term Debt Facility and any Additional Pari Second

Lien Term Debt Facility

Reference is made to the ABL Intercreditor Agreement, dated as of January 28, 2015, among JPMorgan Chase Bank, N.A., as ABL Agent (as defined in the ABL Intercreditor Agreement) for the ABL Secured Parties referred to therein; Goldman Sachs Bank USA, as First Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the First Lien Term Secured Parties referred to therein; Goldman Sachs Bank USA, as Second Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the Second Lien Term Secured Parties referred to therein; each Additional Pari First Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari First Lien Term Debt Secured Parties referred to therein; each Additional Pari Second Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari Second Lien Term Debt Secured Parties referred to therein; AF Borrower LLC, AF Guarantor LLC and the Subsidiaries of AF Borrower LLC party thereto (the “ABL Intercreditor Agreement”). Each [ABL Lender hereunder] [First Lien Term Lender hereunder] [lender under any Additional Pari First Lien Term Debt] [Second Lien Term Lender hereunder] [lender under any Additional Pari Second Lien Term Debt] (a) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the ABL Intercreditor Agreement and (c) authorizes and instructs the [ABL Agent] [Pari First Lien Term Debt Agent] [Pari Second Lien Term Debt Agent] to enter into the ABL Intercreditor Agreement as [ABL Agent] [Pari First Lien Term Debt Agent] [Pari Second Lien Term Debt Agent] on behalf of such [ABL Lender] [Pari First Lien Term Debt Secured Party] [Pari Second Lien Term Debt Secured Party]. The foregoing provisions are intended as an inducement to the [ABL Lenders] [Pari First Lien Term Debt Secured Party] [Pari Second Lien Term Debt Secured Party] to extend credit to AF Borrower LLC and its Subsidiaries (the “Borrower”) or to acquire any notes or other evidence of any debt obligation owing from the Borrower and such [ABL Lenders] [Pari First Lien Term Debt Secured Party] [Pari Second Lien Term Debt Secured Party] are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Provision for all ABL Security Documents, any Pari First Lien Term Debt Security Documents

and any Pari Second Lien Term Debt Security Documents that Grant a Security Interest in

Collateral

Reference is made to the ABL Intercreditor Agreement, dated as of January 28, 2015, among JPMorgan Chase Bank, N.A., as ABL Agent (as defined in the ABL Intercreditor Agreement) for the ABL Secured Parties referred to therein; Goldman Sachs Bank USA, as First Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the First Lien Term Secured Parties referred to therein; Goldman Sachs Bank USA, as Second Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the Second Lien Term

Ann. I-1

Secured Parties referred to therein; each Additional Pari First Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari First Lien Term Debt Secured Parties referred to therein; each Additional Pari Second Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari Second Lien Term Debt Secured Parties referred to therein; AF Borrower LLC, AF Guarantor LLC and the Subsidiaries of AF Borrower LLC party thereto (the “ABL Intercreditor Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the ABL Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the ABL Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the [ABL Agent] [Pari First Lien Term Debt Agent] [Pari Second Lien Term Debt Agent]on behalf of such Person to enter into, and perform under, the ABL Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the ABL Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the ABL Intercreditor Agreement and, to the extent provided therein, the applicable [Security Documents (as defined in the ABL Intercreditor Agreement)]. In the event of any conflict or inconsistency between the provisions of this Agreement and the ABL Intercreditor Agreement, the provisions of the ABL Intercreditor Agreement shall control.

Ann. I-2

EXHIBIT A

to ABL Intercreditor Agreement

[FORM OF]

GRANTOR INTERCREDITOR AGREEMENT JOINDER

The undersigned,                         , a                     , hereby agrees to become party as a Grantor under (a) the ABL Intercreditor Agreement, dated as of January 28, 2015, among JPMorgan Chase Bank, N.A., as ABL Agent (as defined in the ABL Intercreditor Agreement) for the ABL Secured Parties referred to therein; Goldman Sachs Bank USA, as First Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the First Lien Term Secured Parties referred to therein; Goldman Sachs Bank USA, as Second Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the Second Lien Term Secured Parties referred to therein; each Additional Pari First Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari First Lien Term Debt Secured Parties referred to therein; each Additional Pari Second Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari Second Lien Term Debt Secured Parties referred to therein; AF Borrower LLC, AF Guarantor LLC and the Subsidiaries of AF Borrower LLC party thereto (the “ABL Intercreditor Agreement”), and (b) the Security Documents (as defined therein), if any; for all purposes thereof on the terms set forth therein, and to be bound by the terms of the ABL Intercreditor Agreement as fully as if the undersigned had executed and delivered the ABL Intercreditor Agreement as of the date thereof.

The provisions of Article 7 of the ABL Intercreditor Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this ABL Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of                 , 20         .

[ ]

By:
Name:
Title:

[Notice Address]

A-1

EXHIBIT B

to ABL Intercreditor Agreement

[FORM OF]

LIEN SHARING AND PRIORITY CONFIRMATION JOINDER

Reference is made to the ABL Intercreditor Agreement, dated as of January 28, 2015, among JPMorgan Chase Bank, N.A., as ABL Agent (as defined in the ABL Intercreditor Agreement) for the ABL Secured Parties referred to therein; Goldman Sachs Bank USA, as First Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the First Lien Term Secured Parties referred to therein; Goldman Sachs Bank USA, as Second Lien Term Agent (as defined in the ABL Intercreditor Agreement) for the Second Lien Term Secured Parties referred to therein; each Additional Pari First Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari First Lien Term Debt Secured Parties referred to therein; each Additional Pari Second Lien Term Debt Agent (as defined in the ABL Intercreditor Agreement) for the Pari Second Lien Term Debt Secured Parties referred to therein; AF Borrower LLC, AF Guarantor LLC and the Subsidiaries of AF Borrower LLC party thereto (the “ABL Intercreditor Agreement”).

Capitalized terms used but not otherwise defined herein shall have meaning set forth in the ABL Intercreditor Agreement. This Lien Sharing and Priority Confirmation Joinder is being executed and delivered pursuant to Section 2.10[a][b] of the ABL Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as representative being entitled to the rights and obligations of being additional secured debt under the ABL Intercreditor Agreement.

1. Joinder. The undersigned, [                    ], a [                        ], (the “New Representative”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [described applicable indenture, credit agreement or other document governing the additional secured debt] hereby:

(a) represents that the New Representative has been authorized to become a party to the ABL Intercreditor Agreement on behalf of the [ABL Secured Parties under an ABL Substitute Facility] [First Lien Term Secured Parties under the First Lien Term Substitute Facility] [Additional Pari First Lien Term Debt Secured Parties under the Additional Pari First Lien Term Debt Facility] [Second Lien Term Secured Parties under the Second Lien Term Substitute Facility] [Additional Pari Second Lien Term Debt Secured Parties under the Additional Pari First Lien Term Debt Facility] as [an ABL Agent under an ABL Substitute Facility] [a Pari First Lien Term Debt Agent under a First Lien Term Substitute Facility] [an Additional Pari First Lien Term Debt Agent under an Additional Pari First Lien Term Debt Facility] ] [a Pari Second Lien Term Debt Agent under a Second Lien Term Substitute Facility] [an Additional Pari Second Lien Term Debt Agent under an Additional Pari Second Lien Term Debt Facility] under the ABL Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the ABL Intercreditor Agreement as fully as if the undersigned had executed and delivered the ABL Intercreditor Agreement as of the date thereof; and

(b) agrees that its address for receiving notices pursuant to the ABL Intercreditor Agreement shall be as follows:

[Address];

2. Lien Sharing and Priority Confirmation.

[Option A: to be used if Additional Debt constitutes ABL Debt Obligations] The undersigned New Representative, on behalf of itself and each holder of ABL Debt Obligations for which the undersigned is acting as [collateral agent] hereby agrees, for the benefit of all Secured Parties and each future Representative, and as a condition to being treated as ABL Debt Obligations under the ABL Intercreditor Agreement, that:

(a) all ABL Debt Obligations will be and are secured equally and ratably, by all ABL Liens at any time granted by the Initial Grantors or any other Grantor to secure any ABL Debt Obligations and that all such ABL Liens will be enforceable by the ABL Agent with respect to such ABL Debt Obligations for the benefit of all holders of ABL Debt Obligations equally and ratably;

(b) the New Representative is bound by the provisions of the ABL Intercreditor Agreement, including the provisions relating to the ranking of ABL Liens and the order of application of proceeds from enforcement of ABL Liens; and

(c) the New Representative and each holder of ABL Debt Obligations for which the undersigned is acting as Agent appoints the ABL Agent as collateral agent and consents to the terms of the ABL Intercreditor Agreement and the performance by the ABL Agent of, and directs the ABL Agent to perform, its obligations under the ABL Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

[Option B: to be used if Additional Debt constitutes Pari First Lien Term Debt Obligations] The undersigned New Representative, on behalf of itself and each holder of Pari First Lien Term Debt Obligations for which the under-signed is acting as [collateral agent] [agent] hereby agrees, for the benefit of all Secured Parties and each future Representative, and as a condition to being treated as Pari First Lien Term Debt Obligations under the ABL Intercreditor Agreement, that:

(a) all Pari First Lien Term Debt Obligations will be and are secured equally and ratably, by all Pari First Lien Term Debt Liens at any time granted by the Initial Grantors or any other Grantor to secure any Obligations in respect of such Series of Pari First Lien Term Debt whether or not upon property otherwise constituting Collateral for such Series of Pari First Lien Term Debt, and that all such Pari First Lien Term Debt Liens will be enforceable by the Pari First Lien Term Debt Agent with respect to such Series of Pari First Lien Term Debt for the benefit of all holders of Pari First Lien Term Debt Obligations equally and ratably;

(b) the New Representative is bound by the provisions of the ABL Intercreditor Agreement, including the provisions relating to the ranking of Pari First Lien Term Debt Liens and the order of application of proceeds from enforcement of Pari First Lien Term Debt Liens; and

(c) the New Representative and each holder of Obligations in respect of the Series of Pari First Lien Term Debt for which the undersigned is acting as Pari First Lien Term Debt Agent appoints the Pari First Lien Term Debt Agent and consents to the terms of the ABL Intercreditor Agreement and the performance by the Pari First Lien Term Debt Agent of, and directs the Pari First Lien Term Debt Agent to perform, its obligations under the ABL Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

[Option C: to be used if Additional Debt constitutes Pari Second Lien Term Debt Obligations] The undersigned New Representative, on behalf of itself and each holder of Pari Second Lien Term Debt Obligations for which the under-signed is acting as [collateral agent] [agent] hereby agrees, for the benefit of all Secured Parties and each future Representative, and as a condition to being treated as Pari Second Lien Term Debt Obligations under the ABL Intercreditor Agreement, that:

(a) all Pari Second Lien Term Debt Obligations will be and are secured equally and ratably, by all Pari Second Lien Term Debt Liens at any time granted by the Initial Grantors or any other Grantor to secure any Obligations in respect of such Series of Pari Second Lien Term Debt whether or not upon property otherwise constituting Collateral for such Series of Pari Second Lien Term Debt, and that all such Pari Second Lien Term Debt Liens will be enforceable by the Pari Second Lien Term Debt Agent with respect to such Series of Pari Second Lien Term Debt for the benefit of all holders of Pari Second Lien Term Obligations equally and ratably;

(b) the New Representative is bound by the provisions of the ABL Intercreditor Agreement, including the provisions relating to the ranking of Pari Second Lien Term Debt Liens and the order of application of proceeds from enforcement of Pari Second Lien Term Debt Liens; and

(c) the New Representative and each holder of Obligations in respect of the Series of Pari Second Lien Term Debt for which the undersigned is acting as Pari Second Lien Term Debt Agent appoints the Pari Second Lien Term Debt Agent and consents to the terms of the ABL Intercreditor Agreement and the performance by the Pari Second Lien Term Debt Agent of, and directs the Pari Second Lien Term Debt Agent to perform, its obligations under the ABL Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

3. Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the ABL Intercreditor Agreement will apply with like effect to this Lien Sharing and Priority Confirmation Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Lien Sharing and Priority Confirmation Joinder to be executed by their respective officers or representatives as of                     , 20        ].

[insert name of New Representative]

By:
Name:
Title:

The Pari First Lien Term Debt Agent hereby acknowledges receipt of this Lien Sharing and Priority Confirmation Joinder and agrees to act as Pari First Lien Term Debt Agent for the New Representative and the holders of the Obligations represented thereby:

,
as Pari First Lien Term Debt Agent

By:
Name:
Title:

The Pari Second Lien Term Debt Agent hereby acknowledges receipt of this Lien Sharing and Priority Confirmation Joinder and agrees to act as Pari Second Lien Term Debt Agent for the New Representative and the holders of the Obligations represented thereby:

,
as Pari Second Lien Term Debt Agent

By:
Name:
Title:

The ABL Agent hereby acknowledges receipt of this Lien Sharing and Priority Confirmation Joinder and agrees to act as ABL Agent for the New Representative and the holders of the Obligations represented thereby:

,
as ABL Agent

By:
Name:
Title:

EXHIBIT C

to ABL Intercreditor Agreement

SECURITY DOCUMENTS

PART A.

List of ABL Security Documents

1.	Security Agreement, dated as of January 28, 2015, among the Grantors and the ABL Agent.

2.	And all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security in the Collateral executed and delivered by any of the Grantors in favor of the ABL Agent from time to time.

PART B.

List of Initial First Lien Term Security Documents

1.	First Lien Security Agreement, dated as of January 28, 2015, among the Grantors and the First Lien Term Agent.

2.	And all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security in the Collateral executed and delivered by any of the Grantors in favor of any Pari First Lien Term Agent from time to time.

PART C.

List of Initial Second Lien Term Security Documents

1.	Second Lien Security Agreement, dated as of January 28, 2015, among the Grantors and the Second Lien Term Agent.

2.	And all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security in the Collateral executed and delivered by any of the Grantors in favor of any Pari Second Lien Term Agent from time to time.

C-1

EXHIBIT J-2

[FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT]

[Attached]

J-2-1

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT

Among

AF GUARANTOR LLC,

as Holdings,

AF BORROWER LLC,

as the Borrower,

the other Grantors party hereto,

GOLDMAN SACHS BANK USA,

as Senior Representative for the

First Lien Credit Agreement Secured Parties,

GOLDMAN SACHS BANK USA,

as the Second Priority Representative for the

Second Lien Credit Agreement Secured Parties

and

each additional Representative from time to time party hereto dated as of January 28, 2015

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of January 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among AF GUARANTOR LLC, a Delaware limited liability company (“Holdings”), AF BORROWER LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) party hereto, GOLDMAN SACHS BANK USA, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), GOLDMAN SACHS BANK USA, as Representative for the Second Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Collateral Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Second Lien Collateral Agent (for itself and on behalf of the Second Lien Credit Agreement Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

1. “ABL Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and between the First Lien Collateral Agent, on behalf of the First Lien Credit Agreement Secured Parties, the Second Lien Collateral Agent, on behalf of the Second Lien Credit Agreement Secured Parties, JPMorgan Chase Bank, N.A., as Original ABL Agent, and the Grantors, that defines the relative rights and priority of the ABL Secured Parties (as defined therein) and the Term Debt Secured Parties (as defined therein), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ABL Priority Collateral” has the meaning assigned to that term in the ABL Intercreditor Agreement as in effect on the date hereof.

“Additional Second Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Second Lien Credit Agreement Obligations), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Additional Second Priority Debt Documents) with the Second Lien Credit Agreement Obligations and any other Second Priority Debt Obligations and which the applicable Additional Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document, (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (iii) the Representative for the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 2.10 thereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees, and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees, or expenses is an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the First Lien Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof, (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof and (C) become a party to the ABL Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 2.10 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Guarantors, the First Lien Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees, and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees, or expenses is an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Second Lien Collateral Agent, until such time as the Second Lien Credit Agreement ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Credit Agreement Obligations” means the Discharge of the First Lien Credit Agreement Obligations; provided that the Discharge of First Lien Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the First Lien Collateral Agent (under the First Lien Credit Agreement so Refinanced) to the Designated Senior Representative as the “First Lien Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of First Lien Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of January 28, 2015, among the Borrower, Holdings, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, the First Lien Collateral Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Intellectual Property Security Agreements” means the “Intellectual Property Security Agreements” as defined in the First Lien Credit Agreement.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.

“First Lien Security Agreement” means the “Security Agreement” as defined in the First Lien Credit Agreement.

“Grantors” means the Borrower, Holdings, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the First Lien Security Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of January 28, 2015, among the Borrower, Holdings, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, the Second Lien Collateral Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Second Lien Credit Agreement Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Second Lien Credit Agreement.

“Second Lien Intellectual Property Security Agreements” means the “Intellectual Property Security Agreements” as defined in the Second Lien Credit Agreement.

“Second Lien Security Agreement” means the “Security Agreement” as defined in the Second Lien Credit Agreement.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Lien Credit Agreement Loan Document or any other Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Second Lien Security Agreement, the Second Lien Intellectual Property Security Agreements and the other “Collateral Documents” as defined in the Second Lien Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Second Lien Credit Agreement Obligations and any Additional Second Priority Debt.

“Second Priority Debt Documents” means the Second Lien Credit Agreement Loan Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Second Lien Credit Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Second Lien Credit Agreement Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Debt Parties” means the Second Lien Credit Agreement Secured Parties and any Additional Second Priority Debt Parties.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days after the occurrence and continuance of both (A) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (B) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative or any other Senior Secured Party has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Second Lien Credit Agreement Obligations, the Second Lien Collateral Agent and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Security Agreement, the First Lien Intellectual Property Security Agreements and the other “Collateral Documents” as defined in the First Lien Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means the First Lien Credit Agreement Loan Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements.

“Term Priority Collateral” has the meaning assigned to that term in the ABL Intercreditor Agreement as in effect on the date hereof.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified in accordance with this Agreement, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral or the allowability of any claim or the amount thereof asserted by any Senior Secured Party with respect to any Senior Obligations, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations. If any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations (in accordance with the Lien priorities set forth herein). If any Senior Representative or any Senior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to the second-priority Liens securing all Second Priority Debt Obligation under the Second Priority Collateral Documents, such Senior Representative or Senior Secured Party shall notify the Designated Second Priority Representative promptly upon becoming aware thereof. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall (except as otherwise set forth herein with respect to the Second Priority Enforcement Date) have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral (except as otherwise set forth in subclause (4) of Section 6.01 hereof) without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Debt Party may vote on any plan of reorganization or similar dispositive restructuring plan proposed in or in connection with any Insolvency or Liquidation Proceeding (subject to the restrictions set forth in Section 6.10(b) with respect thereto), and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to all or a material portion of such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the

Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties shall not be so released if such sale, transfer or other disposition is not permitted under the terms of any Second Priority Debt Document. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred or unless otherwise requested by the Designated Second Priority Representative after the Second Priority Enforcement Date, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Debt Party; provided, however, that, without the consent of the Second Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b) Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would (i) contravene any provision of this Agreement, (ii) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Second Priority Debt Document or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the combination of the aggregate principal amount of term loans, the aggregate principal amount of capacity to incur term loans and the aggregate principal amount of revolving commitments, in each case, under the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(c) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document (other than the ABL Intercreditor Agreement) under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Goldman Sachs Bank USA, as collateral agent, pursuant to or in connection with the First Lien Credit Agreement, dated as of January 28, 2015, among Holdings, the Borrower, the lenders from time to time party thereto, Goldman Sachs Bank USA, as administrative agent and collateral agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of January 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien

Intercreditor Agreement”), among Goldman Sachs Bank USA, as First Lien Collateral Agent, Goldman Sachs Bank USA, as Second Lien Collateral Agent, Holdings, the Borrower and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

(d) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(e) The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Second Priority Debt Documents and (ii) any new Senior Debt Documents or Second Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04. Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any express provision of this Agreement (including any provision prohibiting or restricting the Second Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise in contravention of this Agreement by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing

Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct and (ii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Second Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence

(including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the First Lien Credit Agreement, (b) the acceleration of any other Senior Obligations in accordance with the terms of the applicable Senior Facility or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative. If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative shall desire to consent (or not object) to the use of cash collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such use of such cash collateral, unless a Senior Representative or any other Senior Secured Party shall oppose or object to such use of cash collateral (in which case, no Second Priority Representative nor any other Second Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties) or (b) such DIP Financing, unless a Senior Representative or any other Senior Secured Party shall oppose or object to such DIP Financing, and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no objection to and will not otherwise contest (1) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party; (2) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (3) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (4) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement, provided that such motion does not impair, subject to the priorities set forth in this Agreement, the rights of Second Priority Debt Parties under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, so long as the right of the Second Priority Debt Parties to offset their claim against the purchase price is only after the Senior Obligations have been paid in full in cash. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral or superpriority claim, which (A) Lien is subordinated to the Liens securing and providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second

Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or other dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement. Without limiting the generality of the foregoing, no Second Priority Secured Party (other than with the prior written consent of the Designated Senior Representative) may (whether in the capacity of a secured creditor or an unsecured creditor) vote in favor of, or otherwise directly or indirectly support any plan unless such plan (a) pays off, in cash in full, all Senior Obligations or (b) such plan is proposed or supported by the number of Senior Secured Debt Parties, in accordance with Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.12. Post-Petition Interest.

(a) Neither the Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by the Senior Priority Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise.

(b) Neither the Senior Priority Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of

Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of the Second Lien Credit Agreement or any other Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document (other than the ABL Intercreditor Agreement), the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Sections 5.06 and 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party (and with respect to any amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower), any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b)

all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s

Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral (subject to the ABL Intercreditor Agreement), in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral (subject to the ABL Intercreditor Agreement), in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(A) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Second Priority Debt Parties, as applicable;

(B) the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (II) in the case of Additional Second Priority Debt Obligations, on a junior basis under each of the Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(C) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Refinancings. The Senior Debt Obligations and the Second Priority Debt may be refinanced or replaced, in whole or in part, or increased, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing or increase transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof. Second Lien Representative hereby agrees that at the request of the Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to the Second Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(A) if to the Borrower or any Grantor, to the Borrower, at its address at:

AF Borrower LLC

c/o The Blackstone Group, L.P.

Attention: Chief Legal Officer

345 Park Avenue

New York, NY 10154

Facsimile: (646) 253-7668

With a copy to:

AF Borrower LLC

c/o FishNet Security, Inc.

Attention: Legal Department

6130 Sprint Parkway

Suite 400

Overland Park, KS 66211

and a copy to:

AF Borrower LLC

c/o Accuvant Holdings Corporation

1125 17th Street

Suite 1700

Denver, CO 80202

and a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alden Millard

Facsimile No.: (212) 455-2502

(B) if to the First Lien Collateral Agent, to it at:

Goldman Sachs Bank USA

200 West Street, 16th Floor

New York, NY 10282

Attention: SBD Operations

Facsimile: (212) 428-9270

E-mail Address: gsd.link@gs.com

(C) if to the Second Lien Collateral Agent to it at:

Goldman Sachs Bank USA

200 West Street, 16th Floor

New York, NY 10282

Attention: SBD Operations

Facsimile: (212) 428-9270

E-mail Address: gsd.link@gs.com

(D) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Second Lien Collateral Agent represents and warrants that this Agreement is binding upon the Second Lien Credit Agreement Secured Parties.

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article 9 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Collateral Agent hereunder and (b) the Second Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Second Lien Credit Agreement and the provisions of Article 9 of the Second Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Second Lien Collateral Agent hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document, the Second Lien Credit Agreement or any other Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, any other Senior Debt Document, the Second Lien Credit Agreement or any other Second Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.24. ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by any Representative hereunder is subject to the provisions of the ABL Intercreditor Agreement. As between the ABL Claimholders (as defined in the ABL Intercreditor Agreement) on the one hand and the Secured Parties on the other, in the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control. Solely as among the Secured Parties, in the event of any conflict between this Agreement and the ABL Intercreditor Agreement, the terms of this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS BANK USA,

as First Lien Collateral Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA,

as Second Lien Collateral Agent

By:
Name:
Title:

S-1

AF GUARANTOR LLC

By:
Name:
Title:

AF BORROWER LLC, as a Grantor

By:
Name:
Title:

[EACH SUBSIDIARY GUARANTOR], as a Grantor

By:
Name:
Title:

S-2

ANNEX I

1. SUPPLEMENT NO. [    ] dated as of     , to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of January 28, 2015 (the “Second Junior Intercreditor Agreement”), among AF Guarantor LLC, a Delaware limited liability company (“Holdings”), AF Borrower LLC, a Delaware limited liability company (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as First Lien Collateral Agent under the First Lien Credit Agreement, Goldman Sachs Bank USA, as Second Lien Collateral Agent under the Second Lien Credit Agreement, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Second Lien Credit Agreement, certain Additional Senior Debt Documents, and certain Additional Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Lien Credit Agreement, the Additional Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

Annex I-1

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex I-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

Annex I-3

ANNEX II

2. [FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [                ], 201[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of January 28, 2015 (the “Junior Lien Intercreditor Agreement”), among AF Guarantor LLC, a Delaware limited liability company (“Holdings”), AF Borrower LLC, a Delaware limited liability company (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as First Lien Collateral Agent under the First Lien Credit Agreement, Goldman Sachs Bank USA, as Second Lien Collateral Agent under the Second Lien Credit Agreement, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Second Priority Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex II-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Annex II-3

Acknowledged by:

AF GUARANTOR LLC

By:
Name:
Title:

AF BORROWER LLC

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

Annex II-4

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[                ]

Annex II-5

ANNEX II

3. [FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [    ], 201[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of January 28, 2015 (the “Junior Lien Intercreditor Agreement”), among AF Guarantor LLC, a Delaware limited liability company (“Holdings”), AF Borrower LLC, a Delaware limited liability company (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as First Lien Collateral Agent under the First Lien Credit Agreement, Goldman Sachs Bank USA, as Second Lien Collateral Agent under the Second Lien Credit Agreement, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex II-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Annex II-3

Acknowledged by:

AF GUARANTOR LLC

By:
Name:
Title:

AF BORROWER LLC

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

Annex II-4

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[                 ]

Annex II-5

EXHIBIT K

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

Legal Name of Institution/Fund:

Address:

Parent Company:

Signature Block:

By:

Attention:	Phone:

Address:	Fax:

Loan Activity To:

Attention:	Phone:

Address:	Fax:

USD Payment Instructions:

Bank Name:

ABA #:

Account Name:

Account Number:

Further credit to:

Account number:

K-1

Financials, Amendments, Credit Documentation, Voting:

Attention:	Phone:

Address:	Fax:

Tax ID Information:

Tax ID number:                                           Please attach appropriate tax form

Indicate “Offshore” if applicable

Fund Type (Check One):

☐	Hedge Fund

☐	Private Investment Vehicle

☐	Mutual Fund

☐	CLO/CDO

K-2

EXHIBIT L-1

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

L-1-1

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if the Sponsor or a Non-Debt Fund Affiliate of the Sponsor]

3.	Affiliate Status:

4.	Borrower(s):	AF Borrower LLC

5.	Administrative Agent:	Goldman Sachs Bank USA, including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:	The First Lien Credit Agreement, dated as of January 28, 2015, among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent and the other parties from time to time party thereto.

7.	Assigned Interest:

L-1-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[8.	Trade Date:	][11]

Effective Date:                     , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Assumption (e.g. “Initial Term Loans,” “Incremental Term Loans,” “Extended Term Loans”).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the original principal amount of all Term Loans at such time outstanding. To the extent any assignment to any Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio.
[10]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

L-1-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

Goldman Sachs Bank USA,
as Administrative Agent

By:
Name:
Title:

L-1-4

[Consented to]:[12]

AF BORROWER LLC

By:
Name:
Title:

[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

L-1-5

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it acknowledges that [the] [each] Assignor is an Affiliated Lender and may possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 6.01(a) of the Credit Agreement and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

L-1-6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

L-1-7

EXHIBIT L-2

[FORM OF]

AFFILIATED LENDER NOTICE

Goldman Sachs Bank USA, as Administrative Agent

200 West Street, 16th Floor

New York, New York 10282

Attention: SBD Operations

Electronic Mail: gs-sbdagency-borrowernotices@ny.email.gs.com

Telecopier: 212-428-9270

Re:	First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent.

Dear Sir or Madam:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(l) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $                    ,

(e) the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[                    ],

(f) it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [                    , 20    ].

L-2-1

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

L-2-2

EXHIBIT L-3

[FORM OF]

ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(v)(D) of that certain First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Company Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans] as follows:

1. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]5

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[5]	Insert applicable representation.

L-3-1

2. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[The remainder of this page is intentionally left blank.]

L-3-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

L-3-3

EXHIBIT L-4

[FORM OF]

DISCOUNT RANGE PREPAYMENT NOTICE

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Term Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[    ] of Term Loans] [$[    ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.

L-4-1

3. The Company Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(C) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

2. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[12]	Insert applicable representation.

L-4-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

L-4-3

EXHIBIT L-5

[FORM OF]

DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and (b) the Discount Range Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[    ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[    ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).

L-5-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).

L-5-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

L-5-3

EXHIBIT L-6

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[    ]]

[[            , 20    ]6 tranche[s] of the [    ]7 Class of Term Loans - $[    ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[5]	Minimum of $10.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).

L-6-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York City time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[The remainder of this page is intentionally left blank.]

L-6-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

L-6-3

EXHIBIT L-7

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and (b) the Solicited Discounted Prepayment Notice, dated             , 20      , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York City time on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[            , 20      ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[      ]]

[[            , 20      ]3 tranche[s] of the [        ]4 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).

L-7-1

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[        ]% in respect of the Term Loans] [[        ]% in respect of the [            , 20      ]5 tranche[(s)] of the [        ]6 Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [      ]8 Class of Term Loans] pursuant to Section 2.05(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).

L-7-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

L-7-3

EXHIBIT L-8

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Company Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [            , 20      ]1 tranche[s] of the [      ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [            , 20      ]3 tranche[s] of the [      ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[      ] of Term Loans] [$[        ] of the [            , 20      ]5 tranche[(s)] of the [      ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.

L-8-1

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[      ]% in respect of the Term Loans] [[      ]% in respect of the [            , 20      ]8 tranche[(s)] of the [      ]9 Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20      ]10 tranche[s] of the [      ]11 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of any borrowing under the ABL Facility or any other borrowing under any revolving credit facility to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

3. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[12]	Insert applicable representation.

L-8-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

L-8-3

EXHIBIT L-9

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [Goldman Sachs Bank USA], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the First Lien Credit Agreement, dated as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and (b) the Specified Discount Prepayment Notice, dated             , 20      , from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[            , 20      ]1 tranche[s] of the [      ]2 Class of Term Loans - $[      ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[        ]]

[[            , 20      ]3 tranche[s] of the [      ]4 Class of Term Loans - $[      ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[            , 20      ]5 tranche[s] the [      ]6 Class of Term Loans] pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans,” “Incremental Term Loans,” “Refinancing Term Loans” or “Extended Term Loans”).

L-9-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

L-9-2

EXHIBIT M-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement (as amended, modified, refinanced, and restated from time to time, the “Credit Agreement”) entered into as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

M-1-1

EXHIBIT M-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement (as amended, modified, refinanced, and restated from time to time, the “Credit Agreement”) entered into as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

M-2-1

EXHIBIT M-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement (as amended, modified, refinanced, and restated from time to time, the “Credit Agreement”) entered into as of January 28, 2015 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BENE, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

M-3-1

EXHIBIT M-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement (as amended, modified, refinanced, and restated from time to time, the “Credit Agreement”) entered into as of January 28, 2015 , among AF Guarantor LLC, a Delaware limited liability company, AF Borrower LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with an Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

M-4-1